As filed with the Securities and Exchange Commission on January 20, 1998.


                                            REGISTRATION NO. 333-23553
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                AMENDMENT No. 5
                                      TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ----------------
                               CIRRUS LOGIC, INC.
             (Exact name of registrant as specified in its charter)

      CALIFORNIA                                                 77-0024818
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                            3100 West Warren Avenue
                          Fremont, California 94538
                                (510) 623-8300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Robert F. Donohue
                     Vice President, Chief Legal Officer
                         General Counsel and Secretary
                               CIRRUS LOGIC, INC.
                            3100 West Warren Avenue
                          Fremont, California 94538
                                (510) 623-8300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:
                               Arthur Schneiderman
                                 Michael Danaher
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                                650 Page Mill Road
                        Palo Alto, California 94304-1050
                                 (415) 493-9300
                                ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                    Proposed      Proposed    Proposed
                                    maximum       maximum     maximum
                                    offering      offering   aggregate     Amount of     Amount of
    Title of each class of        amount to be   price per    offering      offering    registration
  securities to be registered     registered        unit     price (1)       price          fee
----------------------------------------------------------------------------------------------------------

6% Convertible Subordinated     $ 280,725,000    100%       $ 280,725,00   $ 280,725,000  $ 85,068.1
Notes due December 15, 2003 . .
----------------------------------------------------------------------------------------------------------

Common Stock, no par            11,591,219
value . . . . . . . . . . . . . shares (2)        -                  -               -          -
==========================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.
(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 6% Convertible Subordinated Notes due December 15, 2003 registered hereby and, pursuant to Rule
      416 under the Securities Act of 1933, as amended, such indeterminate number of shares of Common Stock as shall be required for issuance upon conversion of the Notes being registered hereunder. Pursuant to Rule 457(i), no registration fee is required.

                                  --------------
      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===========================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS


                Subject to Completion, Dated January 20, 1998
                            Cirrus Logic, Inc.
                             U.S. $280,725,000
          6% Convertible Subordinated Notes due December 15, 2003
                                    and
                          Shares of Common Stock
                     Issuable Upon Conversion Thereof

                  ------------------------------------


       This Prospectus relates to $280,725,000 aggregate principal amount of 6% Convertible Subordinated Notes due December 15, 2003 (the "Notes") of Cirrus Logic, Inc. (the "Company") sold otherwise than in reliance on Regulation S (the "Registrable Notes") under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of Common Stock, no par value of the Company, ("Common Stock") issuable upon the conversion of the Registrable Notes (the "Conversion Shares"). The Registrable Notes registered hereby were issued and sold on December 12, 1996 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by Goldman, Sachs & Co., Salomon Brothers Inc, J.P. Morgan Securities Inc., and Robertson, Stevens & Company LLC, as the initial purchasers (the "Initial Purchasers") of the Registrable Notes, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Securities Act). An additional $19,275,000 aggregate amount of Notes were issued by the Company in the Original Offering and sold by the Initial Purchasers in compliance with the provisions of Regulation S under the Securities Act. The Registrable Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of December 12, 1996 (the "Registration Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.



       The Registrable Notes are convertible at the option of the holder into shares of Common Stock of the Company (at any time on or after March 18, 1997 and prior to redemption or maturity, at a conversion rate of
41.2903 shares per $1,000 principal amount of Registrable Notes), subject to adjustment under certain circumstances. Interest on the Registrable Notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 1997. On January 19, 1998, the closing price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol "CRUS," was $10.69 per share.


                        ---------------------------

   THE NOTES AND THE COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF
                                   RISK.

                        SEE "RISK FACTORS" BEGINNING ON PAGE 11
                       ----------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.


             THE DATE OF THIS PROSPECTUS IS ____________, 1998



       The Registrable Notes are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). See "Description of the Notes--Subordination." The Registrable Notes will mature on December 15,
2003, and may be redeemed, at the option of the Company, in whole or in part, at any time on or after December 16, 1999 at the redemption prices set forth herein plus accrued interest. Each holder of Registrable Notes will have the right to cause the Company to repurchase all of such holder's Registrable Notes, payable in cash or, at the Company's option, in Common Stock, in the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control (as defined in the indenture). The Company's ability to repurchase the Registrable Notes upon the occurrence of a Change in Control is subject to limitations. Any failure by the Company to repurchase the Notes when required following a Change in Control would result in an Event of Default under the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change in Control would result in an event of default under terms of other Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. In addition, the Company's repurchase of Notes as a result of the occurence of a Change of Control may be prohibited or limited by, or create an event of default under the cross-default provisions and/or other terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebteness.


       The Registrable Notes and the Conversion Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Registrable Notes or Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Registrable Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Registrable Notes or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Registrable Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution."

       The Registrable Notes have been designated for trading on the PORTAL Market. Registrable Notes sold pursuant to this Prospectus are not eligible for trading on the PORTAL Market.

       The Selling Securityholders will receive all of the net proceeds from the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes. The Company is responsible for payment of all other expenses incident to the offer and sale of the Registrable Notes and the Common
Stock issuable upon conversion of the Registrable Notes.


                           AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

       The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Registrable Notes and Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Registrable Notes and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

       Cirrus Logic(R) and the Cirrus Logic logo are registered trademarks of the Company. Crystal Semiconductor(TM) and SmartAnalog(TM) are trademarks of Crystal Semiconductor Corporation. This Prospectus also uses trademarks of companies other than the Company and its subsidiaries.


                                  SUMMARY

       The following summary information is qualified in its entirety by the detailed information and financial information incorporated by reference herein appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this Prospectus, the words "believes," "intends," "anticipates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include the timing and acceptance of new product introductions, the actions of the Company's competitors and business partners, and those discussed under the caption "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business."


                                THE COMPANY

       Cirrus Logic, Inc., ("Cirrus Logic" or the "Company") is a leading manufacturer of integrated circuits ("ICs") for the personal computer, consumer and industrial markets. The Company has developed a broad portfolio of products and technologies for multimedia, including graphics, video and audio; mass storage, including magnetic hard disk and CD-ROM; communications over local and wide area networks; and advanced mixed-signal applications.

       Cirrus Logic was incorporated under the laws of California on February 3, 1984, as the successor to a research corporation which had been incorporated in Utah in 1981. The Company's principal executive offices are located at 3100 West Warren Avenue, Fremont, California 94538 and its telephone number is (510) 623-8300.


                               THE OFFERING


Securities Offered . . . . .         $280,725,000 aggregate principal amount
                                     of 6% Convertible  Subordinated Notes
                                     due December 15, 2003, issued under an
                                     indenture (the "Indenture") between the
                                     Company and State Street Bank and Trust
                                     Company as Trustee ("Trustee")  and
                                     Common Stock issuable upon conversion
                                     thereof.


Issuer . . . . . . . . . . .         Cirrus Logic, Inc., a California
                                     corporation.


Interest Payment Date. . . .         Interest on the Registrable Notes is
                                     payable semiannually on June 15 and
                                     December 15 of each year, commencing
                                     June 15, 1997.


Conversion Rate. . . . . . .         41.2903 shares per U.S. $1,000
                                     principal amount of Registrable Notes
                                     (equivalent to a conversion price of
                                     approximately U.S. $24.219 per share),
                                     subject to adjustment.


Conversion Rights. . . . . .         The Registrable Notes are convertible
                                     at any time on or after March 18, 1997
                                     and prior to the close of business on
                                     the maturity date, unless previously
                                     redeemed or repurchased, at the
                                     conversion rate set forth above.
                                     Holders of Registrable Notes called for
                                     redemption or repurchase will be
                                     entitled to convert the Registrable
                                     Notes up to, but not including or
                                     after, the date fixed for redemption or
                                     repurchase, as the case may be. See
                                     "Description of Registrable Notes --
                                     Conversion Rights."


Subordination. . . . . . . .         The Registrable Notes are subordinated
                                     in right of payment to all existing and
                                     future Senior Indebtedness (as defined)
                                     of the Company and effectively
                                     subordinated to all liabilities of the
                                     Company's subsidiaries.  As of September
                                     27, 1997, the Company had approximately
                                     $120 million of indebtedness and other
                                     liabilities that constituted Senior
                                     Indebtedness including approximately
                                     $40 million of letters of credit.  As
                                     of September 27, 1997, the Company's
                                     subsidiaries had approximately $276
                                     million of indebtedness and other
                                     liabilities (including trade payables
                                     and indebtedness and other liabilities
                                     of the Company's manufacturing joint
                                     ventures and excluding intercompany
                                     liabilities) as to which the
                                     Registrable Notes have been effectively
                                     subordinated.  Approximately $38
                                     million of this amount is also included
                                     in the amount of the Company's
                                     outstanding Senior Indebtedness as of
                                     September 27, 1997, as set forth above.
                                     The Indenture does not restrict the
                                     incurrence of additional Senior
                                     Indebtedness or other indebtedness by
                                     the Company or any subsidiary.  The
                                     Company anticipates incurring
                                     significant additional obligations,
                                     which may include Senior Indebtedness,
                                     for its manufacturing program.  See
                                     "Business -- Manufacturing" and "Risk
                                     Factors -- Liquidity and Capital
                                     Requirements" and "-- Leverage and
                                     Subordination."



Optional Redemption. . . . .         The Registrable Notes are redeemable at
                                     the option of the Company, in whole or
                                     in part, at any time on or after
                                     December 16, 1999 at the redemption
                                     prices set forth herein plus accrued
                                     interest to the redemption date. See
                                     "Description of Registrable Notes --
                                     Redemption."



Repurchase at Option . . . .         Upon a Change in Control (as defined),
of Holders Upon a                    holders of the Registrable Notes will
Change in Control                    have the right, subject to certain
                                     conditions and restrictions, to require
                                     the Company to purchase all or part of
                                     their Registrable Notes at 100% of the
                                     principal amount thereof, plus accrued
                                     interest to the repurchase date. The
                                     repurchase price is payable in cash or,
                                     at the option of the Company but
                                     subject to the satisfaction of certain
                                     conditions on the part of the Company,
                                     in shares of Common Stock (valued at
                                     95% of the average closing bid prices
                                     of the Common Stock for the five
                                     trading days preceding the second
                                     trading day prior to the repurchase
                                     date).  The Company's ability to
                                     repurchase the Registrable Notes upon the occurance of a Change in Control is subject to limitations. Any failure by the Company to repurchase the Notes when required following a Change in Control would result in an Event of Default under the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change in Control would result in an event of default under terms of other
                                     Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. In addition, the Company's repurchase of
                                     Notes as a result of the occurence of a
                                     Change of Control may be prohibited or
                                     limited by, or create an event of default under the cross-default provisions and/or other terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebteness.
                                     See "Description of Registrable
                                     Notes -- Repurchase at Option of
                                     Holders Upon a Change in Control",
                                     "Risk Factors --Leverage and
                                     Subordination" and "Risk Factors
                                     --Limitations on Repurchase of Registrable
                                     Notes."




Use of Proceeds. . . . . . .         The Company will not receive any
                                     proceeds from the sale of the
                                     Registrable Notes or the Common Stock
                                     issuable upon conversion thereof by
                                     the Selling Shareholders.  In the
                                     third quarter of fiscal 1997, the
                                     Company received approximately $290.6
                                     million in net proceeds from the
                                     initial sale of the Notes.
                                     Approximately $25.0 million of these
                                     proceeds was used to repay all
                                     outstanding borrowings under the
                                     Amended and Restated Multicurrency
                                     Credit Agreement, dated as of October
                                     31, 1996, among the Company, certain
                                     of its subsidiaries, Bank of America
                                     National Trust and Savings
                                     Association, as Agent, Morgan Guaranty
                                     Trust Company of New York and The Bank
                                     of Nova Scotia, as Co-Agents, and
                                     certain other financial institutions
                                     ("Amended and Restated Multicurrency
                                     Credit Agreement"). The Company invested the remaining proceeds in investment grade, interest-bearing instruments.
                                       The Company has a line of credit to
                                     provide for letters of credit for up
                                     to a maximum aggregate of $35.0 million.
                                     Proceeds from the initial debt offering
                                     will be invested with Bank of America in amounts sufficient to cover the outstanding letters of credit and will serve as collateral for these letters of credit. The remaining funds are available for general working capital purposes and for expenditures associated with the Company's investment in manufacturing. See "Use of Proceeds" and "Liquidity and
                                     Capital Resources"

Events of Default. . . . . .         Events of default include: (a) failure
                                     to pay principal of or premium, if any,
                                     on any Note when due, whether or not
                                     such payment is prohibited by the
                                     subordination provisions of the Notes
                                     and the Indenture; (b) failure to pay
                                     any interest on any Note when due,
                                     continuing for 30 days, whether or not
                                     such payment is prohibited by the
                                     subordination provisions of the Notes
                                     and the Indenture; (c) default in the
                                     Company's obligation to provide notice
                                     of a Change in Control (as defined);
                                     (d)  failure to perform any other
                                     covenant of the Company in the
                                     Indenture, continuing for 60 days after
                                     written notice as provided in the
                                     Indenture (except that if such failure
                                     is capable of being cured and the
                                     Company commences efforts to cure such
                                     failure within such 60 day period, such
                                     failure shall not be considered an
                                     event of default for an additional 60
                                     days so long as the Company is
                                     diligently pursuing the cure); (e) any
                                     indebtedness for money borrowed by the
                                     Company in an outstanding principal
                                     amount in excess of $20,000,000 is not
                                     paid at final maturity or upon
                                     acceleration thereof and such default
                                     in payment or acceleration is not cured
                                     or rescinded within 30 days after
                                     written notice as provided in the
                                     Indenture; and (f) certain events of
                                     bankruptcy, insolvency or
                                     reorganization.  See "Description of
                                     Registrable Notes -- Events of
                                     Default."
Registration Rights. . . . .         Upon any failure by the Company to
                                     comply with certain of its obligations
                                     under the Registration Agreement,
                                     additional interest will be payable on
                                     the Registrable Notes.


                               RISK FACTORS

       In addition to the other information included in this Prospectus, the following risk factors should be carefully considered in evaluating an investment in the Registrable Notes offered hereby and the shares of Common Stock issuable upon conversion thereof. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements as a result of various risks and uncertainties, including those summarized below.


Recent Operating Losses; Factors Affecting Quarterly Operating Results

       The Company experienced operating losses in the last half of fiscal 1996 and in fiscal 1997. The Company took a number of actions in response to these losses. The Company instituted programs to streamline operations and reduce costs, part of which involved 10% and 15% percent reductions in force in the fourth quarter of fiscal 1996 and the fourth quarter of fiscal 1997, respectively. The Company also made a strategic decision to focus on the Company's core competencies in the multimedia, mass storage and communications markets, to increase the engineering and marketing resources devoted to product development in these areas, and to divest or shut-down divisions and programs which do not fit within these core competencies. While these actions contributed to the Company's ability to generate net income in the first two quarters of fiscal 1998, there is no assurance that the Company will regain the levels of profitability that it has achieved in the past or that losses will not occur in the future.

       The Company's quarterly revenue and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. The Company's quarterly operating results are affected by a wide variety of factors, many of which are outside of the Company's control, including, but not limited to, economic conditions and overall market demand in the United States and worldwide, the Company's ability to introduce new products and technologies on a timely basis, the ability of the Company to utilize fully the capacity of its manufacturing joint ventures and the ability of such joint ventures to produce wafers on a timely and competitive basis, changes in product mix, pricing decisions, fluctuations in manufacturing costs which affect the Company's gross margins, declines in market demand for the Company's and customers' products, sales timing, the level of orders which are received and can be shipped in a quarter, the cyclical nature of both the semiconductor industry and the markets addressed by the Company's products, product obsolescence, price erosion and competitive factors. Any unfavorable changes in the above or other factors could adversely affect the Company's operating results. In addition, as a result of the Company's decision to expand its wafer supply sources by, among other things, taking direct ownership interests in wafer manufacturing ventures, the Company's operating results will be more sensitive to fluctuations in revenues.

       As is common in the semiconductor industry, the Company frequently ships more product in the third month of each quarter than in either of the first two months of the quarter, and shipments in the third month are higher at the end of that month. This pattern is likely to continue. The concentration of sales in the last month of the quarter may cause the Company's quarterly results of operations to be more difficult to predict. Moreover, a disruption in the Company's production or shipping near the end of a quarter could materially reduce the Company's revenues for that quarter.


Liquidity and Capital Requirements

     The semiconductor industry is extremely capital intensive. To remain competitive, the Company believes it must continue to invest in advanced wafer manufacturing and in test equipment. Investments will be made in the
various external manufacturing arrangements and its own facilities.   The
Company intends to obtain most of the necessary capital through direct or guaranteed equipment lease financing and the balance through debt and/or equity financing, and cash generated from operations.

     As of March 29, 1997, the Company had a commitment for a bank line of credit for borrowings up to a maximum of $150 million expiring on October 31, 1999, at the banks' prime rate plus one-half percent. As of March 29, 1997, no borrowings were outstanding under the line. Borrowings are secured by cash, accounts receivable, inventory, intellectual property, and stock in the Company's subsidiaries. Use of the line is limited to the borrowing base as defined by accounts receivable. Terms of the agreement include satisfaction of certain financial ratios, minimum tangible net worth, cash flow, and leverage requirements as well as a prohibition against the payment of a cash dividend without prior bank approval.



     On June 30, 1997, the Company amended its existing bank line of credit to provide for letters of credit for up to a maximum aggregate of
$35,000,000, expiring on June 30, 1998, which is collateralized by cash or securities with interest at the higher of: (1) .50% per annum above the latest federal funds rate (as defined in the Second Amended Credit
Agreement); and b) the rate of interest in effect for such day as publically announced from time to time by the Bank of America National
Trust and Savings Association in San Francisco, California.   As of December
31, 1997, the Company had $31 million of letters of credit outstanding and an additional $4 million available under this line of credit. The Company is currently in compliance with all covenants under the bank line of credit. The Company does not believe the amendment of its line of credit will have an impact on its financial position or on its ability to finance its operations for the foreseeable future.



       The Company believes that its capital resources are adequate to meet its needs for at least the next 12 months. However, if additional financing is needed for any reason, there can be no assurance that financing will be available or, if available, will be on satisfactory terms. Failure to obtain adequate financing would restrict the Company's ability to expand its manufacturing infrastructure, to make other investments in capital equipment, and to pursue other initiatives.

       There can be no assurance that the Company will be able to generate net cash from operations in future periods and its ability to do so is subject to a number of risks and uncertainties, including those summarized herein under "Risk Factors."


Fraudulent Conveyance

       Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Registrable Notes, (a) incurred such indebtedness with the intent to hinder, delay or defraud creditors, or (b)
(i) received less than reasonably equivalent value or fair consideration for the issuance of the Registrable Notes and (ii)(A) was insolvent at the time of the incurrence, (B) was rendered insolvent by reason of such incurrence, (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business, or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Registrable Notes or, in the alternate, subordinate the Registrable Notes to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing would vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

       The Company believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the Registrable Notes were issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, that the Company received fair consideration in exchange for the Registrable Notes, and that the Company, after the issuance of the Registrable Notes and the application of proceeds therefrom, was and remains solvent, has sufficient capital for carrying on its business and is able to pay its debts as they mature. Accordingly, the Company believes that these provisions of the Bankruptcy Code and the state fraudulent transfer or conveyance laws were not triggered by the issuance of the Registrable Notes.


Leverage and Subordination

       The Company is highly leveraged. In connection with the Original Offering, the Company incurred $300 million of indebtedness, increasing the Company's total debt to approximately $380 million and resulting in a ratio of total debt to equity (expressed as a percentage) of approximately 89% percent, as of September 27, 1997. In addition, as of September 27, 1997, the Company has (i) guaranteed or is directly liable for payments under operating leases payable over lease terms ranging from five to seven years and aggregating approximately $550 million. Moreover, the Company expects to incur substantial additional direct or guaranteed lease obligations in connection with its manufacturing joint ventures. See "Liquidity and Capital Requirements."

       The Company's Seconded Amended and Restated Multicurrency Credit Agreement dated as of June 30, 1997 among the Company, certain of its subsidiaries and Bank of America National Trust and Savings Association, the Indenture governing the Registrable Notes, and certain leveraged leases to which the Company is a part, including the leveraged leases pursuant to (A)(i) the Participation Agreement dated as of October 31, 1996 among Cirent Semiconductor, G.P., as Lessee, Ciror, Inc., as General Partner of the Lessee, the Company, as Co-Lessee and Guarantor, Ameritech Credit Corporation, as Owner Participant, First Security Bank, National Association, as Owner Trustee, the institutions listed therein, as Lenders, and Wilmington Trust Company, as Indenture Trustee, and (ii) the Lease Agreement dated as of October 31, 1996 among First Security Bank, National Association, as Owner Trustee for The Orlando Semiconductor Equipment
Owner Trust, Cirent Semiconductor, G.P., as Lessee, and the Company, as Co-Lessee, and the (B)(i) the Participation Agreement dated as of November 15, 1996 among Cirent Semiconductor, G.P., as Lessee, Ciror, Inc., as General Partner of the Lessee, the Company, as Co-Lessee and Guarantor, AT&T Commercial Finance Corporation, as Owner Participant, First Security Bank, National Association, as Owner Trustee, the institutions listed therein, as Lenders, and Wilmington Trust Company, as Indenture Trustee, and (ii) the Lease Agreement dated as of November 15, 1996 among First Security Bank, National Association, as Owner Trustee for The Orlando Semiconductor Equipment Owner Trust II, Cirent Semiconductor, G.P., as Lessee, and the Company, as Co-Lessee, contain cross-default provisions which permit the holders of such indebtedness or lease obligations under certain circumstances to accelerate the Company's obligations in the event there is a default under the provisions of the foregoing agreements, as well as other indebtedness or lease obligations of the Company may incur from time to time.

   For fiscal 1996 and fiscal 1997 the Company's earnings were insufficient to cover fixed charges by approximately $41.7 million and $51.6 million, respectively. Fixed charges exclude the interest factor associated with operating leases of the Company's MiCRUS and Cirent Semiconductor joint ventures and the interest associated with capitalized leases of the Company's MiCRUS joint venture. On a pro forma basis, had the amount of such interest factor been included in such fixed charges, the Company's earnings would have been insufficient to cover fixed charges for fiscal 1996 and fiscal 1997 by approximately $66.5 million and $79.8 million, respectively. Whereas for the first two quarters of fiscal 1998, the Company's earnings were sufficient to cover fixed charges by $1.1 million(assuming the Cirent Semiconductor leases were entered into at the beginning of each such period).

   The degree to which the Company is leveraged could (i) adversely affect its ability to obtain additional financing for itself or its joint ventures, (ii) make it more vulnerable to general economic and market conditions, industry downturns and competitive pressures, (iii) impair its ability to respond to technological changes, and (iv) result in the dedication of a significant amount of any cash generated from operating activities to the payment of debt service and other financing obligations, thereby reducing funds available for operations, its existing manufacturing joint ventures and future business opportunities, including those described under "Business -- Company Strategy." The Company's ability to meet its debt service and other obligations will be dependent on the Company's future performance which will be subject to financial, business and other factors affecting operations of the Company, many of which are beyond its control.

       The Registrable Notes are obligations exclusively of the Company.
Since the operations of the Company are partially conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Registrable Notes, of the Company, are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Registrable Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

       The Registrable Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company and are effectively subordinated to all liabilities of the Company's subsidiaries. As a result of such subordination, in the event of the Company's liquidation or insolvency, payment default with respect to Senior Indebtedness, a covenant default with respect to Designated Senior Indebtedness (as defined), or upon acceleration of the Registrable Notes due to an event of default, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay
amounts due on any or all of the Registrable Notes then outstanding.   As
of September 27, 1997, the Company had approximately $120 million of indebtedness and other liabilities that constituted Senior Indebtedness including approximately $40 million of letters of credit. As of September 27, 1997, the Company's subsidiaries had approximately $276 million of indebtedness and other liabilities (including trade payables and indebtedness and other liabilities of the Company's manufacturing joint ventures and excluding intercompany liabilities) as to which the Registrable Notes have been effectively subordinated. Approximately $38 million of this amount is also included in the amount of the Company's outstanding Senior Indebtedness as of September 27, 1997, as set forth above.

   The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries. The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. The Company expects from time to time to incur additional indebtedness and other liabilities, including Senior Indebtedness, and also expects that its subsidiaries will from time to time incur additional indebtedness and other liabilities. In particular, the Company anticipates incurring significant obligations, which may include additional Senior Indebtedness, in connection with its manufacturing program. See "-- Leverage and Subordination," "Business -- Manufacturing" and "Description of Registrable Notes -- Subordination."

Risks Associated with Manufacturing and Supply Arrangements



       In recent years the Company has pursued a strategy to increase its committed wafer supplies through direct ownership interests in manufacturing ventures and committed wafer supply agreements. See
"Business -- Manufacturing." Although these arrangements increase the Company's sources of wafer supply, they also have the effect of reducing the Company's flexibility to reduce the amount of wafers it is committed to purchase and increasing the Company's fixed manufacturing costs as a percentage of overall costs of sales. As a result, the operating results of the Company may be more sensitive to changing business conditions, as anticipated decreases in revenues could cause the Company to decide to not fulfill its wafer purchase obligations. This would result in charges to the Company from the joint ventures in amounts intended to cover the joint ventures fixed costs related to the shortfall in wafer orders from the company. This would adversely impact gross margins and earnings, and would compound the adverse impact on revenues from the conditions that caused the Company to fail to fulfill its purchase commitments. The Company determines any estimated shortfalls in such purchase commitments over the short-term (generally six-months) and accrues such amounts to the extent they would result in inventory losses were the Company to fulfill the commitment and take delivery of the related inventory. The Company's gross margins and earnings were adversely impacted by such charges in the amounts of $6.2 million, $7.8 million, $12.1 million and $22.0 million in the first and second quarter of fiscal 1996 and the second and fourth quarters of fiscal 1997, respectively. In the case of the Company's contracts with semiconductor foundries, the Company must pay contractual penalties if it fails to purchase its minimum commitments.



       Moreover, the Company will benefit from the MiCRUS and Cirent Semiconductor joint ventures only if they are able to produce wafers at or below prices generally prevalent in the market. If, however, either of these ventures is not able to produce wafers at competitive prices, the Company's results of operations will be materially adversely affected.

       The process of beginning production at and increasing volume with the joint ventures inevitably involves risks, and there can be no assurance that the manufacturing costs of such ventures will be competitive. Additional risks include the ability of the Company to forecast demand for a mix of products that fully utilize facility capacity, the timely development of products, unexpected disruptions to the manufacturing process, the difficulty of maintaining quality and consistency, particularly at the smaller submicron levels, dependence on equipment suppliers and technological obsolescence.

       As a participant in manufacturing joint ventures, the Company also will share in the risks encountered by wafer manufacturers generally, including being subject to a variety of foreign, federal, state and local governmental regulations related to the discharge and disposal of toxic, volatile or otherwise hazardous materials used in the manufacturing process. Any failure by a manufacturing venture to control the use of, or to restrict adequately the discharge of, hazardous materials by the venture under present or future regulations could subject it to substantial liability or could cause the manufacturing operations to be suspended. In addition, the Company could be held financially responsible for remedial measures if any of the joint venture manufacturing facilities were found to be contaminated whether or not the Company or the joint venture was responsible for such contamination.

       The Company is not in direct control of the joint ventures or of the wafer manufacturing companies in which it invests. The Company is dependent on the joint venture management and/or its joint venture partners for the operation of the new manufacturing facilities, including the hiring of qualified personnel. In addition, the manufacturing processes and policies undertaken by each manufacturing joint venture may not be optimized to meet the Company's specific needs and products. If the joint ventures are unable to manage the operations effectively, their ability to implement state-of-the-art manufacturing processes, to produce wafers at competitive costs, and to produce sufficient output could be adversely affected. Also, the Company's joint venture partners may enter into contractual or licensing agreements with third parties, or may be subject to injunctions arising from alleged violations of third party intellectual property rights, which could restrict the joint venture from using particular manufacturing processes or producing certain products.

       Certain of the Company's wafer supply arrangements involve facilities outside the United States and therefore entail the risks associated with foreign operations. See "Risk Factors -- Foreign Operations; Currency Fluctuations."

       The increase in the Company's wafer supply arrangements could strain the Company's management and engineering resources. This strain on resources could be exacerbated by the geographic distances between the Company's facilities and the various wafer production facilities. There can be no assurance that the Company will be able to hire additional management, engineering and other personnel as needed to manage its expansion programs effectively and to implement new production capacity in a timely manner and within budget.

       The Company believes other manufacturers are also expanding or planning to expand their fabrication capacity over the next several years. There can be no assurance that the industry's expansion of wafer production will not lead to additional overcapacity. If this were to occur, the market price for wafers sold by third party foundries could further decline, and the wafers produced by the Company's joint ventures could become more costly relative to prevailing market prices.

       In July of 1997, the Company terminated the foundry agreement and foundry capacity agreement it had entered into with United Microelectronics Corporation ("UMC"), a Taiwanese Company, in the fall of 1995. Under the agreements, the Company had become an equity partner in United Silicon Inc., a subsidiary of UMC, and had rights to purchase minimum volume amounts of wafers. Pursuant to the termination, the Company relinquished its equity interest and its rights to purchase the volume amounts, and it recovered the cumulative cost of its investment in the venture.

     In September 1997, the Company amended its foundry agreement with Taiwan Semiconductor Manufacturing Co., Ltd. ("TSMC") so that for five years the Company will purchase from TSMC 50% of the Company's wafer needs not filled by MiCRUS and Cirent, provided that TSMC can meet the technology and other requirements of the Company's customers. The amendment removed the requirements contained in the original agreement that the Company purchase a fixed minimum number of wafers each year and that the Company make sizable advance payments. TSMC has agreed to supply such amount of wafers.


Dependence on Vendors for Wafer Supply and Assembly

       A substantial portion of the Company's wafers are currently manufactured to the Company's specifications by outside merchant wafer suppliers. Although the Company has increased its future wafer supplies from manufacturing joint ventures, the Company expects to continue to purchase a substantial portion of its wafers from, and to be reliant upon, outside merchant wafer suppliers for at least the next two years although the number of suppliers it uses may diminish. A decrease in the volume of wafers ordered or the number of suppliers used by the Company could adversely affect the Company's ability to obtain wafers from third party suppliers in the event the Company faces unanticipated shortfalls in supply.

       The Company also uses other outside vendors to package the wafer die into ICs. In fiscal 1998, the Company also began outsourcing a substantial portion of its production testing. The Company's reliance on these outside suppliers involves several risks, including the absence of adequate availability of certain testing and packaging technologies, and less control over delivery schedules, manufacturing yields and costs.
There is no assurance that the Company will not encounter difficulties with its outside vendors that affect the Company's results of operations in the future.

     Although wafer and packaging supplies in general are expected to be sufficient to meet expected demand in the near future, the Company's results of operations could be adversely affected if particular suppliers are unable to provide a sufficient and timely supply of product, whether because of raw materials shortages, capacity constraints, unexpected disruptions at the plants, delays in qualifying other suppliers or other reasons, or if the Company is forced to purchase wafers from higher cost suppliers or to pay expediting charges to obtain additional supply, or if the Company's test facilities are disrupted for an extended period of time. The Company's results of operations also could be adversely affected if the Company's suppliers are subject to injunctions arising from alleged violations of third party intellectual property rights. The enforcement of such an injunction could impede a supplier's ability to provide wafers, components or packaging services to the Company. In addition, the Company's flexibility to move production of any particular product from one wafer manufacturing facility to another can be limited in that such a move can require significant re-engineering, which may take several quarters. These efforts also dilute the engineering resources assigned to new product development and adversely affect new product development schedules. Accordingly, production may be constrained even though capacity is available at one or more wafer manufacturing facilities. In addition, the Company could encounter supply shortages if sales grow substantially. Any supply shortage could adversely affect sales and operating profit. Net sales and gross margin also could be adversely affected if the Company receives orders for large volumes of products to be shipped within short periods and if the Company's product testing capacity is not adequate to process such volumes.


Dependence on PC Market and PC Manufacturers

       Sales of most of the Company's products depend largely on sales of personal computers ("PCs"). Reduced growth in the PC market could affect the financial health of the Company as well as its customers. Moreover, as a component supplier to PC original equipment manufacturers ("OEMs") and to peripheral device manufacturers, the Company is likely to experience a greater magnitude of fluctuations in demand than the Company's customers themselves experience. In addition, many of the Company's products are used in PCs for the consumer market, and the consumer PC market is more volatile than other segments of the PC market.

       Other integrated circuit ("IC") makers, including Intel Corporation, have expressed their interest in integrating through hardware functions, adding through special software functions, or kitting components to provide some multimedia or communications features into or with the central microprocessor or in mediaprocessor products. Successful integration of these functions could substantially reduce the Company's opportunities for IC sales in these areas.

       A number of PC OEMs buy products directly from the Company and also buy motherboards, add-in boards or modules from suppliers who in turn buy products from the Company. Accordingly, a significant portion of the Company's sales may depend directly or indirectly on the sales to a particular PC OEM. Since the Company cannot track sales by motherboard, add-in board or module manufacturers, the Company may not be fully informed as to the extent or even the fact of its indirect dependence on any particular PC OEM, and, therefore, may be unable to assess the risk of such indirect dependence.

       The PC market is intensely price competitive. The PC manufacturers in turn put pressure on the price of all PC components, and this pricing pressure is expected to continue.


Rapid Technological Change; Dependence on New Products

       Most of the markets in which the Company operates are characterized by rapid technological change and frequent introduction of new technology leading to more complex and powerful products. The result is a cyclical environment with short product life cycles, price erosion and high sensitivity to overall business conditions. In addition, substantial capital and research and development investment is required for products and processes to keep up with the rapid pace of technological change.

       The Company's products are in various stages of their product life cycles. The Company's success is highly dependent upon its ability to develop complex new products, to introduce them to the marketplace ahead of the competition, and to have them selected for design into products of leading system manufacturers. These factors have become increasingly important to the Company's results of operations because the rate of change in the markets served by the Company continues to accelerate. Since product life cycles are continually becoming shorter, market shares and revenues may be affected quickly if new product introductions are delayed, if the Company's products are not designed into successive generations of products of the Company's customers or if the customer's products are not successful in the market. The Company's gross margins also will depend on the Company's success at introducing and ramping production of new products quickly and effectively because the gross margins of semiconductor products decline as competitive products are introduced. In fiscal 1996, for example, gross margins for certain graphics and audio products and certain older fax/data/modem products declined in response to the announcement and introduction of newer products by the Company and its competitors. Also, the Company must deliver products to customers according to customer schedules. Delays in new product introductions could affect revenues and gross margins for current and follow-on products if customers shift to competitors to meet their requirements.


Risks Associated with Display Graphics Market

      The PC graphics market today consists primarily of two-dimensional
(2D) and three-dimensional (3D) graphics accelerators, and 2D and 3D graphics accelerators with video features. Market demand for 3D graphics acceleration began to grow in the third quarter of fiscal 1997 and is rapidly gaining market share from 2D products.


       The Company has continued to experience intense competition in the sale of both 2D and 3D graphics products. Several competitors have introduced products and adopted pricing strategies that have increased competition in the desktop graphics market. In addition, the 3D opportunity has resulted in the entry of significant numbers of new competitors into the PC graphics market. These competitive factors affected the Company's market share, gross margins, and earnings in fiscal 1997 and in the first two quarters of fiscal 1998 and are likely to affect revenues and gross margins for graphics accelerator products in the future.


During the second quarter of fiscal 1997, the Company introduced and began shipping its first Rambus DRAM (RDRAM)-based 3D accelerator for the mainstream PC market. Net sales of the Company's 3D accelerator products were not material in fiscal 1997 or in the first two quarters of fiscal 1998. In November 1997, the Company changed its direction in graphics from reliance on 2D and 3D stand alone products to a strategy of providing future graphics products integrated with other functions, such as audio and/or telephony. Concurrently, the Company realigned and reduced its graphics research and development and marketing activities toward this new product direction, resulting in a workforce reduction of approximately sixty-five employees. If these new integrated function products are not brought to market in a timely manner or do not address the market needs or cost or performance requirements, then the Company's graphics market share and sales will be adversely affected.

Risks Associated with Multimedia Audio Market

       Most of the Company's revenues in the multimedia audio market derive from the sales of 16-bit audio Codecs and integrated 16-bit Codec plus controller solutions for the consumer PC market. Pricing pressures have forced a transition from multi-chip solutions to products that integrate the Codec, controller and synthesis into a single IC. The Company's revenues from the sale of audio products in the remainder of fiscal 1998 are likely to be significantly affected by the success of its recently introduced fully-integrated, single-chip audio ICs. Moreover, aggressive competitive pricing pressures have adversely affected and may continue to adversely affect the Company's revenues and gross margins from the sale of single-chip audio ICs. In addition, the introduction of new audio products from the Company's competitors, the introduction of mediaprocessors and the introduction of MMX processors with multimedia features by Intel Corporation could adversely affect revenues and gross margins from the sale of the Company's audio products.

     Three-dimensional, spatial-effects audio is expected to become an important feature in the first two quarters of fiscal 1998, primarily in products for the consumer marketplace. If the Company's spatial effects audio products do not continue to meet the cost or performance requirements of the market, revenues from the sale of audio products will be adversely affected.


Risks Associated with Mass Storage Market

       The disk drive market has historically been characterized by a relatively small number of disk drive manufacturers and by periods of rapid growth followed by periods of oversupply and contraction. Growth in the mass storage market is directly affected by growth in the PC market. Disk drive manufacturers often build inventories during periods of anticipated growth, which results in excess inventories when growth slows. As a result, suppliers to the disk drive industry have experienced large and sudden fluctuations in product demand. Furthermore, the price competitive nature of the disk drive industry continues to put pressure on the price of all disk drive components. In addition, consolidation in the disk drive industry has reduced the number of customers for the Company's mass storage products and increased the risk of large fluctuations in demand.

     The Company believes that constraints in supply of certain read head components to the disk drive industry limited sales of its mass storage products in the fourth quarter of fiscal 1997. In addition, the Company believes that excess inventories held by its customers limited sales of the Company's mass storage products in the second quarter of fiscal 1997 and limited sales of the Company's optical disk drive products in the third quarter of fiscal 1997.

       The Company's revenues from mass storage products are dependent on the successful introduction by its customers of new disk drive products and can be impacted by the timing of customers' transition to new disk drive products. Recent efforts by certain of the Company's customers to develop their own ICs for mass storage products could in the future reduce demand for the Company's mass storage products, which could have an adverse effect on the Company's revenues and gross margins from such products. In addition, in response to the current market trend towards integrating hard disk controllers with microcontrollers, the Company's revenues and gross margins from its mass storage products will be dependent on the Company's ability to introduce such integrated products in a commercially competitive manner.

Risks Associated with Modem Products


 The market for voice/data/fax modem chip sets is intensely competitive, and competitive pricing pressures have affected and are likely to continue to affect the average selling prices and gross margins from this product line. The success of the Company's products will depend not only on the products themselves but also on the degree and timing of market acceptance of new performance levels developed by U.S. Robotics, which will be supported by the Company's new products, and the development of standards with regard to these new performance levels. Conflicting standards for 56K modems (the U.S. Robotics x2 protocol versus the Rockwell Semiconductor K56flex) have had an adverse impact on the rate of the market's transition from 33.6K to 56K technology. As a result, sales volumes of 56K modem products have been lower than anticipated, while continuing sales of 33.6K modems have been subject to severe pricing pressures. There are indicators that a uniform standard may be established in 1998, but, there is no assurance that the standard setting process will not be subject to further delays. Moreover, as a relatively new entrant to this market, the Company may be at a competitive disadvantage to suppliers who have long-term customer relationships, have greater market share or have greater financial resources. In addition, the introduction of new modem products from the Company's competitors, the introduction of media processors and the introduction of MMX processors with multimedia features by Intel Corporation could adversely affect revenues and gross margins from the sale of the Company's modem products.

Issues Related to Reorganization

     During the fourth quarter of fiscal 1997, the Company decided to reorganize into four market focused divisions (Personal Computer Products, Communications Products, Mass Storage Products and Crystal Semiconductor Products), outsource its production testing and consolidate certain corporate functions. In connection with these actions the Company effected a workforce reduction of approximately 400 people, representing approximately 15% of the worldwide staff. Although the Company generated net income in the first two quarters of fiscal 1998, there is no assurance that these actions will be successful or have a positive impact on results of operations. Furthermore, should such actions have a negative impact on the Company's ability to design and develop new products, market new or existing products, or produce and/or purchase products at competitive prices, the Company's results of operations would be adversely affected.

Product Performance Risks

       The greater integration of functions and complexity of operation of the Company's products increase the risk that latent defects or subtle faults could be discovered by customers or end users after volumes of product have been shipped. If such defects were significant, the Company could incur material recall and replacement costs for product warranty.


Inventory Risk; Shortened Customer Lead Times

       The Company must order wafers and build inventory well in advance of product shipments. Because the Company's markets are volatile and subject to rapid technology and price changes, there is a risk that the Company will forecast incorrectly and produce excess or insufficient inventories of particular products. This inventory risk is heightened because many of the Company's customers place orders with short lead times and because sales to these customers have increased as a percentage of total sales, particularly for certain graphics and audio products. In the third quarter of fiscal 1996, these factors caused the Company to produce excess inventories of particular products, and the Company's revenues and earnings were adversely affected. In addition, the Company's minimum commitments under its joint ventures may result in the Company producing inventory in excess of current and short-term demand in order to avoid incurring charges for underutilization. These factors increase not only the inventory risk but also the difficulty of forecasting quarterly operating results. Moreover, as is common in the semiconductor industry, the Company frequently ships more product in the third month of each quarter than in either of the first two months of the quarter, and shipments in the third month are higher at the end of that month. The concentration of sales in the last month of the quarter contributes to the difficulty in predicting the Company's quarterly revenues and results of operations.


Competition

       The Company's business is intensely competitive and is characterized by new product cycles, price erosion and rapid technological change. Competition typically occurs at the design stage, where the customer evaluates alternative design approaches that require integrated circuits. Because of shortened product life cycles and even shorter design-in cycles, the Company's competitors have increasingly frequent opportunities to achieve design wins in next generation systems. In the event that competitors succeed in supplanting the Company's products, the Company's market share may not be sustainable and net sales, gross margin, and earnings would be adversely affected. Competitors include major domestic and international companies, many of which have substantially greater financial and other resources than the Company with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also increasing their participation in the market, as well as customers who develop their own integrated circuit products. Competitors include manufacturers of standard semiconductors, application specific integrated circuits and fully customized integrated circuits, including both chip and board-level products. The ability of the Company to compete successfully in the rapidly evolving area of high-performance integrated circuit technology depends significantly on factors both within and outside of its control, including, but not limited to, success in designing, manufacturing and marketing new products, wafer supply, protection of Company products by effective utilization of intellectual property laws, product quality, reliability, ease of use, price, diversity of product line, efficiency of production, the pace at which customers incorporate the Company's integrated circuits into their products, success of the customers' products and general economic conditions. Also the Company's future success depends, in part, upon the continued service of its key engineering, marketing, sales, manufacturing, support and executive personnel, and on its ability to continue to attract, retain and motivate qualified personnel. The competition for such employees is intense, and the loss of the services of one or more of these key personnel could adversely affect the Company. Because of this and other factors, past results may not be a useful predictor of future results. See "-- Dependence on PC Market and PC Manufacturers."


Lawsuits

The Company and certain of its customers from time to time have been notified that they may be infringing certain patents and other intellectual property rights of others. Further, customers have been named in suits alleging infringement of patents by the customer products. Certain components of these products have been purchased from the Company and may be subject to indemnification provisions made by the Company to the customers. The Company has not been named in any such suits. Although licenses are generally offered in such situations, there can be no assurance that litigation will not be commenced in the future regarding patents, mask works, copyrights, trademarks, trade secrets, or indemnification liability, or that any licenses or other rights can be obtained on acceptable terms.


Intellectual Property Risks

       The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. The Company and certain of its customers from time to time have been notified that they may be infringing certain patents and other intellectual property rights of others. In addition, customers have been named in suits alleging infringement of patents by customer products. Certain components of these products have been purchased from the Company and may be subject to indemnification provisions made by the Company to its customers. Although licenses are generally offered in situations where the Company or its customers are named in suits alleging infringement of patents or other intellectual property rights, there can be no assurance that litigation will not be commenced in the future regarding patents, mask works, copyrights, trademarks, trade secrets, or indemnification liability, or that any licenses or other rights can be obtained on acceptable terms. Because successive generations of the Company's products tend to offer an increasing number of functions, there is a likelihood that more of these claims will occur as the products become more highly integrated. The Company cannot accurately predict the eventual outcome of any suit or other alleged infringement of intellectual property. An unfavorable outcome occurring in any such suit could have an adverse effect on the Company's future operations and/or liquidity. Furthermore, efforts of defending the Company against such lawsuits could divert a significant portion of the Company's financial and management resources.


Managing Change

       The Company has experienced rapid change involving acquisitions and divestitures, changes in the number of employees, growth in the scope and geographic area of its operations, and involvement in manufacturing joint ventures. These changes have resulted in new and increased responsibilities for management personnel and have placed added pressures on the Company's operating and financial systems. The Company must continue to improve its operational, financial and management systems and must continue to integrate new employees and new operating activities, such as managing the relationship with Cirent Semiconductor joint venture. If the Company is unable to manage change effectively or hire or retain qualified personnel, the Company's business and results of operations could be materially adversely affected. See "Business -- Employees."

Foreign Operations; Currency Fluctuations

       Because many of the Company's subcontractors and several of the Company's key customers, which customers collectively account for a significant percentage of the Company's revenues, are located in Japan and other Asian countries, the Company's business is subject to risks associated with many factors beyond its control. International operations and sales may be subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, and changes in import/export regulations, tariff and freight rates. Although the Company buys hedging instruments to reduce its exposure to currency exchange rate fluctuations, the Company's competitive position can be affected by the exchange rate of the U.S. dollar against other currencies, particularly the Japanese yen. In addition, various forms of protectionist trade legislation have been proposed in the United States and certain other countries. Any resulting change in current tariff structures or other trade and monetary policies could adversely affect the Company's international operations. There can be no assurance that the political and economic risks to which the Company is subject will not result in customers of the Company defaulting on payments due to the Company or in the reduction of potential purchases of the Company's products.



A significant number of the Company's customers are in Asia. The recent turmoil in the Asian financial markets does not appear to have had a material impact on the Company's sales orders or bookings. However, the financial instability in these regions may have an adverse impact on the financial position of end users in the region which could impact future orders and/or the ability of such users to pay the Company or the Company's customers, which could also impact the ability of such customers to pay the Company. The
Company performs extensive financial due diligence on customers and potential customers and generally requires material sales to Asia to either be secured by letters of credit or transacted on a cash on demand basis. Given the current situation in Asia, the Company has begun to require the letters of credit to be established through American banking institutions. During this volatile period, the Company expects to carefully evaluate the collection risk related to the financial position of customers and potential customers. The results of such evaluations will be considered in structuring the terms of sale, in determining whether to accept sales orders, in evaluating the recognition of revenue on sales in the area and in evaluating the collectability of outstanding accounts receivable from the region. In situations where significant collection risk exists, the Company will either not accept the sales order, defer the recognition of related revenues, or, in the case of previously transacted sales, establish appropriate bad debt reserves. Despite these precautions, should the current volatility in Asia have a material adverse impact on the financial position on end users of the customers products in Asia, the Company could experience a material adverse impact on its results of operation.



Dependence on Key Personnel

       The Company's success depends to a significant extent upon the continued service of its key engineering, marketing, sales, manufacturing, support and executive personnel, and on its ability to continue to attract, retain and motivate qualified personnel. The competition for such employees is intense, and the loss of the services of one or more of these key personnel could adversely affect the Company. See "Business -- Employees."


Limitations on Repurchase of Registrable Notes

       The Company's ability to repurchase Registrable Notes upon the occurrence of a Change in Control is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the Registrable Notes that might be delivered by Holders of Registrable Notes seeking to exercise the repurchase right. Moreover, although under the Indenture the Company may elect, subject to satisfaction of certain conditions, to pay the repurchase price for the Registrable Notes using shares of Common Stock, the Company's ability to purchase Registrable Notes may be limited or prohibited by the terms of any future borrowing arrangements, including Senior Indebtedness existing at the time of a Change in Control. The Company's ability to repurchase Notes with cash may also be limited by the terms of its subsidiaries' borrowing arrangements due to dividend restrictions. Any failure by the Company to repurchase the Registrable Notes when required following a Change in Control would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change in Control would result in an Event of Default under the Company's existing revolving credit facility and may cause an event of default under the terms of other Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Registrable Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. In addition, the Company's repurchase of Registrable Notes as a result of the occurrence of a Change in Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. See "Description of Registrable Notes -- Repurchase at Option of Holders Upon a Change in Control."

Absence of Prior Public Market for the Registrable Notes

       The Registrable Notes were issued in December 1996 to a small number of institutional buyers. The Registrable Notes issued in reliance on 144A have been designated for trading on the PORTAL Market. Registrable Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are no longer eligible for trading on the PORTAL Market. The Registration Statement of which this Prospectus forms a part is filed pursuant to the Registration Agreement, which does not obligate the Company to keep the Registration Statement effective after the third anniversary of the date when the Registration Statement is declared effective or, if earlier, the date when all the Registrable Notes and the Common Stock issuable on conversion thereof covered by the Registration Statement have been sold pursuant to the Registration Statement or may be resold without registration by persons that are not affiliates of the Company pursuant to Rule 144(k) under the Securities Act. The Company does not intend to apply for listing of the Registrable Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Initial Purchasers have advised the Company that they intend to make a market in the Registrable Notes. The Initial Purchasers are not obligated, however, to make a market in the Registrable Notes and any such market making may be discontinued at any time in the sole discretion of the Initial Purchasers without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Registrable Notes.


Possible Volatility of Registrable Notes and Stock Price

       The Company anticipates that its quarterly revenues and operating results will fluctuate substantially from quarter to quarter as a result of a wide variety of factors, many of which are outside of the Company's control, including, but not limited to, economic conditions and overall market demand in the United States and worldwide, the Company's ability to introduce new products and technologies on a timely basis, the ability of the Company to utilize fully the capacity of its manufacturing joint ventures and the ability of such joint ventures to produce wafers on a timely and competitive basis, changes in product mix, pricing decisions, fluctuations in manufacturing costs which affect the Company's gross margins, declines in market demand for the Company's and its customers' products, sales timing, the level of orders which are received and can be shipped in a quarter, the cyclical nature of both the semiconductor industry and the markets addressed by the Company's products, product obsolescence, price erosion, and competitive factors, which may have a significant impact on the market price of Registrable Notes and the Common Stock into which they are convertible. The trading price of the Common Stock has been, and the trading price of the Registrable Notes and the Common Stock into which they are convertible may continue to be, subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements concerning new products, strategic relationships or technological innovations by the Company or its competitors, general conditions in the computer industry and other events or facts. In recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of the Registrable Notes and Common Stock.

                              USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Registrable Notes or the Common Stock issuable upon conversion thereof by the Selling Shareholders. In the third quarter of fiscal 1997, the Company received approximately $290.6 million in net proceeds from the initial sale of the Notes. Approximately $25.0 million of these proceeds was used to repay all outstanding borrowings under the Amended and Restated Multicurrency Credit Agreement, dated as of October 31, 1996, among the Company, certain of its subsidiaries, Bank of America National Trust and Savings Association, as Agent, Morgan Guaranty Trust Company of New York and The Bank of Nova Scotia, as Co-Agents, and certain other financial institutions. The Company has invested the remaining proceeds in investment grade, interest-bearing instruments. The Company has a line of credit to provide for letters of credit for up to a maximum aggregate of $35.0 million. Proceeds from this offering will be invested with the Bank of America in amounts sufficient to cover the outstanding letters of credit and will serve as collateral for these letters of credit. The remaining funds are available for general working capital purposes and for expenditures associated with the Company's investments in manufacturing.

                  MARKET PRICES AND DIVIDEND POLICY
       The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CRUS." The following table shows for the periods indicated the high and low sales prices for the Common Stock.



                                                  High          Low
                                                 ------        ------
Fiscal year ended April 1, 1995
     First quarter                               $19.07        $14.00
     Second quarter                               17.35         12.69
     Third quarter                                15.57         10.63
     Fourth quarter                               19.13         11.50
Fiscal year ended March 30, 1996
     First quarter                                33.69         17.06
     Second quarter                               59.63         31.00
     Third quarter                                55.50         19.75
     Fourth quarter                               26.38         17.13
Fiscal year ended March 29, 1997
     First quarter                                25.13         16.88
     Second quarter                               21.88         13.38
     Third quarter                                24.13         15.75
     Fourth quarter                               17.11         10.77
Fiscal year ending March 28, 1998
     First quarter                                13.00          8.50
     Second quarter                               17.75          9.75
     Third quarter                                17.75         10.00
     Fourth quarter (through January 19, 1998)    11.44          9.75



       At September 27, 1997, there were approximately 2,376 holders of record of the Company's Common Stock.

       The Company has not paid cash dividends on its Common Stock and presently intends to continue a policy of retaining any earnings for reinvestment in its business.


                                 CAPITALIZATION

      The following table sets forth the unaudited consolidated capitalization of the Company as of Sept. 27, 1997.


                                                          Sept. 27, 1997
                                                           (in thousands)
                                                          ------------------
Obligations under equipment loans and capital leases
  (including current portion of $27,677)                      $    79,918

Convertible subordinated notes                                    300,000

Shareholders' equity:
  Convertible preferred stock, no par value;
    5,000,000,000 shares authorized, none issued                        -

  Common stock, no par value, 140,000,000 shares
   authorized, 67,425,000 shares issued and
   outstanding(1)                                                 362,705

  Retained earnings                                                64,354
                                                          ------------------
    Total shareholders' equity                                    427,059
                                                          ------------------

      Total capitalization                                    $   806,977
                                                          ==================

(1) Does not include (i) 12,387,090 shares of Common Stock issuable upon conversion of the Notes; (ii) 14,429,000 shares of Common Stock reserved for issuance under the Company's stock option plans, under which options to purchase 10,340,000 shares were outstanding as of Sept. 27, 1997, at a weighted average exercise price of $9.43 per share, and (iii) 1,266,000 shares reserved for issuance under the Company's 1989 Employee Stock Purchase Plan.



(Amounts in thousands, except per share amounts and ratios)
                                                                   Fiscal year (1)                             Two Quarters ending
                                            --------------------------------------------------------------------------------------
                                               1993        1994        1995        1996        1997   Sept. 28, 1996 Sept. 27,1997
                                            ----------- ----------- ----------- ----------- ------------------------ -------------
Operating data:
Net sales                                     $356,478    $557,299    $889,022  $1,146,945    $917,154     $450,928      $425,583
Cost of sales                                  193,759     298,582     512,509     774,350     598,795      278,277       257,518
                                            ----------- ----------- ----------- ----------- ------------------------ -------------
   Gross Profit                                162,719     258,717     376,513     372,595     318,359      172,651       168,065
Operating expenses and gain on sale of assets:
   Research and development                     73,447     126,632     165,622     238,791     230,786      119,709        88,826
   Selling, general and administrative          54,924      91,887     126,666     165,267     126,722       61,460        57,900
   Restructuring costs                               -           -           -      11,566      20,954            -             -
   Gain on sale of assets, net                       -           -           -           -     (18,915       (6,913)            -
   Non-recurring costs                               -           -       3,856       1,195           -            -             -
   Merger costs                                  3,400           -       2,418           -           -            -             -
                                            ----------- ----------- ----------- ----------- ------------------------ -------------
Operating income (loss)                         30,948      40,198      77,951     (44,224)    (41,188)       (1,605)       21,339
Gain on sale of equity investmen                     -      13,682           -           -           -            -             -
Foreign currency transaction gains                   -           -       4,999           -           -            -             -
Interest income and other, net                   3,207       4,280       9,129       7,652       9,323        3,116         9,522
Interest expense                                (1,610)     (2,196)     (2,441)     (5,151)    (19,754)      (7,953)      (14,550)
                                            ----------- ----------- ----------- ----------- ----------- ------------ -------------
Income (loss) before provision for income taxes
  and cumulative effect of accounting change    32,545      55,964      89,638     (41,723)    (51,619)      (6,442)       16,311
Provision (benefit) for income taxes            12,321      18,146      28,236      (5,540)     (5,463)      (1,835)        4,893
                                            ----------- ----------- ----------- ----------- ----------- ------------ -------------
Income (loss) before cumulative effect of
   accounting change                            20,224      37,818      61,402     (36,183)    (46,156)      (4,607)       11,418
Cumulative effect as of March 31, 1993, of change
   in method of accounting for income taxes          -       7,550           -           -           -            -             -
                                            ----------- ----------- ----------- ----------- ----------- ------------ -------------
Net (loss) income                              $20,224     $45,368     $61,402    ($36,183)   ($46,156)     ($4,607)      $11,418
                                            =========== =========== =========== =========== =========== ============ =============
Income (loss) per common and common equivalent share
   before cumulative effect of accounting change $0.39       $0.67       $0.96      ($0.58)     ($0.71)      ($0.07)        $0.17
Cumulative effect of accounting change per
   common and common equivalent share                -        0.13           -           -           -            -             -
                                            ----------- ----------- ----------- ----------- ----------- ------------ -------------
Net income (loss) per common and common
   equivalent share                              $0.39       $0.80       $0.96      ($0.58)     ($0.71)      ($0.07)        $0.17
                                            =========== =========== =========== =========== =========== ============ =============
Weighted average common and common equivalent
   shares outstanding                           52,424      56,402      63,680      62,761      65,008       64,468        69,199


Ratio of earnings to fixed charges (2)            12.1x       14.7x       17.3x         N/A         N/A            -           2.0x



                                                                   At Fiscal Year End (1)                   At Two Quarters Ending
                                            ------------------------------------------------------------------------- -------------
                                               1993        1994        1995        1996        1997     Sept. 28, 1996 Sept. 27, 199
                                            ----------- ----------- ----------- ----------- ----------- ------------- -------------
Balance Sheet Data:
   Working capital                             $98,500    $273,527    $251,619    $182,643    $428,670      $173,598      $460,242
   Total assets                                258,292     517,931     673,534     917,577   1,136,821       918,831     1,075,395
   Obligations under equipment loans and
     capital leases, including current portion  27,377      30,152      37,686      98,404      92,095        96,371        79,918
   Convertible subordinated notes                    -           -           -           -     300,000             -       300,000
   Shareholders' equity                        143,416     344,315     419,016     428,666     404,197       435,354       427,059


(1) In  April 1992, February 1993, and August 1994, the Company merged with
Acumos Incorporated, Pacific Communication Sciences, Inc. and PicoPower
Technology, Inc., respectively. All of the consolidated financial information reflects the combined operations of the companies.

(2) For the purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of consolidated income (loss) before provision for income taxes and cumulative effect of accounting change plus fixed charges and (ii) fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under leases deemed by the Company to be representative of the interest factor. Earnings were not sufficient to cover fixed charges for fiscal 1996 and fiscal 1997 by approximately $41.7 million and $51.7 million, respectively. Fixed charges exclude interest on capitalized leases and the interest factor associated with operating leases of the Company's MiCRUS joint venture, estimated at $1.8 million $8.9 million, $12.3 million and $6.5 million for fiscal 1995, 1996, 1997, and the first two quarters of fiscal 1998, respectively, which are guaranteed by the Company or as to which the Company is otherwise liable. Had such charges been included, the ratio of earnings to fixed charges for fiscal 1995 and the first two quarters of fiscal 1998 would have been 13.1x and 1.0x, respectively. In addition, the deficiency of earnings to cover fixed charges for fiscal 1996 and 1997 would have been $50.6 million and $63.9 million. During the third quarter of fiscal 1997, the Company's Cirent joint venture entered into leases to finance $253 million of equipment, under which the Company is a co-lessee and guarantor. On a pro forma basis to include the Cirent leases as if they were outstanding from the beginning of fiscal 1996, the deficiency of earnings to cover fixed charges for fiscal 1996 and 1997 would have been approximately $66.5 million and $79.8 million. While in the first two quarters of fiscal 1998, earnings would have covered fixed charges for fiscal 1998 by $1.1 million.


<PAGE

CONSOLIDATED SUPPLEMENTARY FINANCIAL DATA
(Amounts in thousands except per share amounts)
(Unaudited)

                                                            Fiscal years by quarter
                                 --------------------------------------------------------------------------  ------------------
                                              1996                                  1997                                1998
                                 ------------------------------------  ------------------------------------  ------------------
                                    1st      2nd     3rd *   4th  **      1st      2nd     3rd +   4th  ++      1st      2nd
                                 -------- -------- -------- --------   -------- -------- -------- --------   -------- --------
Operating summary:
Net sales                        $300,269 $317,820 $295,783 $233,073   $214,898 $236,030 $253,309 $212,917   $201,623 $223,960
Cost of sales                     177,689  176,494  197,273  222,894    132,407  145,870  156,613  163,905    122,471  135,047
Gain (loss) on sale of assets           -        -        -        -          -   (6,913) (12,009)       7          -        -
Restructuring costs                     -        -        -   11,566          -        -        -   20,954          -        -
Non-recurring costs                     -        -    1,195        -          -        -        -        -          -        -
Operating income (loss)            30,566   48,421   (5,818)(117,393)    (9,295)   7,690   17,360  (56,943)     5,443   15,896
Income (loss) before
 income taxes                      33,192   48,228   (5,257)(117,886)   (10,636)   4,194   14,419  (59,596)     3,543   12,768
Net income (loss)                 $22,737  $33,037  ($3,601)($88,356)   ($7,605)  $2,998  $10,310 ($51,859)    $2,480   $8,938

Net income (loss) per
 common and common
 equivalent share                   $0.34    $0.47   ($0.06)  ($1.38)    ($0.12)   $0.05    $0.16   ($0.79)     $0.04    $0.13
Weighted average common
 and common equivalent
 shares outstanding                67,775   70,997   63,273   63,813     64,159   64,776   66,460   65,917     67,849   70,549



*  In the third quarter of fiscal 1996, cost of sales increased as a result of a charge written down for lower-than-anticipated shipments of and demand for graphics, core lo charge for anticipated payments for underutilization of capacity at its MiCRUS joint

**  In the fourth quarter of fiscal 1996, cost of sales increased as a result of charges transition to new product releases.  Also, there is a restructuring charge related t

+   In the third quarter of fiscal 1997, other expenses increased as a result of a charg settlement of pending security claims against the Company.

++  The fourth quarter of fiscal 1997 includes $34.5 million that was charged to cost of fabrication capacity and inventory write-downs, and $21.0 million related to a workf and excess facilities commitments.



                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Except for historical information contained herein, this Discussion and Analysis contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this Discussion and Analysis, the words "believes," "intends," "anticipates" and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties, including those discussed below and in "Risk Factors" and in "Business," that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Overview

     During fiscal 1997, the Company implemented a strategy of focusing on the markets for multimedia (graphics, video, and audio), mass storage, and communications. As part of this strategy, the Company has been divesting non-core business units and eliminating projects that do not fit within its core markets. At the same time, the Company implemented a program to manage costs and streamline operations. These efforts culminated in the fourth quarter of fiscal 1997 with a reorganization into four market-focused product divisions (Personal Computer Products, Communications Products, Mass Storage Products, and Crystal Semiconductor Products), and a decision to outsource its production testing and to consolidate certain corporate functions. In connection with these actions, the Company effected a workforce reduction of approximately 400 people in April 1997, representing approximately 15 percent of its worldwide staff. While these actions contributed to the Company's ability to generate net income in the first two quarters of fiscal 1998, there is no assurance that the Company will regain the levels of profitability that is has achieved in the past or that losses will not occur in the future.

     The results of operations for the fourth quarter of fiscal 1997 were materially impacted by charges relating to the reorganization, the planned outsourcing of production testing, the consolidation of certain corporate functions, and other related factors. The results of operations for the fourth quarter of fiscal 1997 include a restructuring charge of $21.0 million, the majority of which is attributable to the workforce reduction, the write-off of excess assets, and accruals for excess facilities. In addition, the results of operations also include charges totaling approximately $34.5 million which are included in cost of sales, and are related to accruals for wafer purchase commitments to MiCRUS and some inventory write-downs.

Quarterly Results of Operations


Net Sales

Net sales for the second quarter of fiscal 1998 were $224.0 million, a decrease of 5% from $236.0 million for the second quarter of fiscal 1997. Revenues from divested businesses in the second quarter of fiscal 1998 were less than $0.5 million compared to $31.6 million in the second quarter of fiscal 1997. Excluding revenues from divested businesses, net sales increased by approximately $19.1 million primarily due to increased sales in the mass storage division, primarily related to read channel devices, which were offset by decreased sales in the PC products division, primarily related to graphics products.

Net sales for the first two quarters of fiscal 1998 were $425.6 million, a decrease of 6.0% from $450.9 million for the first two quarters of fiscal 1997. Revenues from divested businesses in the first two quarters of fiscal 1998 were $10.8 million compared to $62.8 million in the first two quarters of fiscal 1997. Excluding revenues from divested businesses, net sales increased by $26.7 million primarily due to increased sales in the mass storage division, primarily related to read channel devices, which were offset by decreased sales in the PC products division, primarily related to graphics products.

Export sales (including sales to U.S.-based customers with manufacturing plants overseas) were 56% and 64% of total sales in the second quarter of fiscal 1998 and 1997, respectively, and were 55% and 64% for the first two quarters of fiscal 1998 and 1997, respectively. The decreases in export sales as a percentage of total sales were primarily due to a reduction in sales of PC products, primarily graphics products in the Pacific Rim and Japan.

The Company's sales are currently denominated primarily in U.S. dollars. The Company currently enters into foreign currency forward exchange and option contracts to hedge certain of its foreign currency exposures.

Sales to two customers comprised approximately 19% and 11% of sales in the first two quarters of fiscal 1998. Sales to one customer were approximately 10% of net sales in the first two quarters of fiscal 1997.

Gross Margin

Gross margin was 40% in the second quarter of fiscal 1998 compared to 38% for the second quarter of fiscal 1997. Gross margin was 39% in the first two quarters of fiscal 1998 compared to 38% in the first two quarters of fiscal 1997. The increases in gross margin for both the second quarter and the first two quarters of fiscal 1998 compared to the same periods of fiscal 1997 were due to improved margins in mass storage products and a change in sales mix towards mass storage products, which were offset somewhat by lower margins in PC products, primarily related to graphics products.

Research and Development

Research and development expenses for the second quarter of fiscal 1998 were $44.6 million, a decrease of 24% from $58.5 million in the second quarter of fiscal 1997. Research and development expenses for the first two quarters of fiscal 1998 were $88.8 million, a decrease of 26% from $119.7 million in the first two quarters of fiscal 1997. Research and development expenditures decreased in the second quarter and first two quarters of fiscal 1998 compared to the same periods of the prior fiscal year primarily because of reduced research and development expenditures for certain non-core businesses particularly related to businesses divested in the last three quarters of fiscal 1997. These expenditures continued to decrease in the first two quarters of fiscal 1998 primarily as a result of the April 1997 headcount reductions which were made in connection with the Company's realignment into four market-focused divisions.

Selling, General and Administrative Expenses

Selling, general and administrative expenses in the second quarter of fiscal 1998 were $28.4 million, a decrease of 8% from $30.9 million in the second quarter of fiscal 1997, and were relatively consistent at 13% of sales in each of these quarters. Selling and administrative expenses in the first two quarters of fiscal 1998 were $57.9 million, a decrease of 6% from $61.5 million in the first two quarters of fiscal 1997, and were relatively consistent at 14% of sales in each of these periods.

Gain on Sale of Assets

During August 1996, the Company completed the sale of the PicoPower product line to National Semiconductor, Inc. In connection with the transaction, the Company recorded a gain of approximately $6.9 million in the second quarter of fiscal 1997.

Income Taxes

The Company's effective tax rate was a 30.0% provision in the first quarter and first two quarters of fiscal 1998 compared to 28.5% provision for the second quarter of fiscal 1997 and for the first two quarters of fiscal 1997. The 30.0% estimated annual effective tax rate is less than the U.S. federal statutory rate of 35.0%, primarily because of foreign operating results which are taxed at rates other than the U.S. statutory rate, federal and state research tax credits, and state investment tax credits.

Annual Results of Operations


Net Sales

     Net sales for fiscal 1997 were $917.2 million, a decrease of 20% from the $1,146.9 million for fiscal 1996. During fiscal 1997, the Company divested non-core business units and eliminated products that did not fit its core markets. Net sales from the core businesses in fiscal 1997 were approximately $840.5 million compared to $949.3 million in fiscal 1996. Net sales for fiscal 1996 increased 29% over the $889.0 million for fiscal 1995.

     Sales of graphics, audio, and mass storage products decreased in fiscal 1997 over fiscal 1996. Sales of fax/modem products increased in fiscal 1997 over fiscal 1996. The decline in net sales of graphics and audio products in fiscal 1997 was the result of decreasing unit sales and declining average selling prices. The decline in net sales of mass storage products was the result of reduced sales of controller products offset somewhat by an increase in sales of read-channel products. The increase in net sales of fax/modem products was primarily the result of increased sales of newer high-speed modem products, particularly in the fourth quarter of fiscal 1997 over the fourth quarter of fiscal 1996.

     The net sales increase in fiscal 1996 compared to fiscal 1995 was the result of growth in sales during the first three quarters of fiscal 1996 offset somewhat by a decline during the fourth quarter of fiscal 1996.
Sales of mass storage and wireless communication products increased in each of the first three quarters of fiscal 1996 but declined in the fourth
quarter of fiscal 1996 against the third quarter of fiscal 1996.   Net sales
of graphics and audio products for the first three quarters of fiscal 1996 increased over the comparable period of fiscal 1995, but declined in the third and fourth quarters of fiscal 1996 against the second quarter of fiscal 1996. Net sales of graphics and wireless communication products declined in the fourth quarter of fiscal 1996 over the fourth quarter of fiscal 1995.

     Export sales, principally to Asia, include sales to overseas operations of domestic corporations and were approximately $568 million in fiscal 1997 compared to approximately $647 million in fiscal 1996 and approximately $497 million in fiscal 1995. Export sales to the Pacific Rim were 32% and 34% of net sales; to Japan were 22% and 17% of net sales; and to Europe and the rest of the world were 7% and 6% of net sales, in fiscal 1997 and 1996, respectively.

      In fiscal 1997, net sales to Compaq Computer Corporation were approximately 10% of net sales. In fiscal 1996 and 1995, no single customer accounted for 10% or more of net sales.

Gross Margin

     The gross margin percentage was 34.7% in fiscal 1997, compared to 32.5% and 42.4% in fiscal 1996 and 1995, respectively.

     The gross margin in fiscal 1997 was adversely impacted by $34.5 million of charges that were recorded in the fourth quarter related to an accrual for wafer purchase commitments to MiCRUS of $22.0 million and inventory write-downs of $12.5 million. The accrual for wafer purchase commitments was recorded to reflect actual and expected shortfalls in meeting wafer purchase commitments over the next six month period primarily due to a slower than expected introduction and ramp up of products, designed for production by MiCRUS, primarily 3D graphic products. The gross margin in fiscal 1996 was adversely impacted by $70.8 million of fourth quarter charges related to inventory write-downs, accrual for wafer purchase commitments, and manufacturing variances. Exclusive of these charges, the gross margin percentage was 38.5% and 38.7% in fiscal 1997 and fiscal 1996, respectively. While these gross margins were relatively flat, they reflect reduced unit costs resulting from the migration to larger wafers and more efficient processing technologies, improved efficiencies at the Company's MiCRUS facility, and a decrease in the cost of wafers and assembly services purchased from third-party suppliers, all of which were offset by the impact of decreased average selling prices for most of the Company's major products.

     During fiscal 1996, the gross margin percentage declined from 40.8% in the first quarter to a low of 4.4% in the fourth fiscal quarter. The gross margin percentage decreased as a result of charges for inventory written down related to lower-than-anticipated shipments of and demand for graphics, audio, core logic and other products along with accruals for wafer purchase commitments with MiCRUS joint venture. The decline in the gross-margin percentage was also the result of higher wafer costs caused by an increase in wafer prices for merchant wafers, an insufficient supply of 0.6-micron wafers, which made necessary the use of less-cost-effective 0.8-micron wafers to meet expanded unit shipments, expediting expenses related to premiums paid to suppliers to increase production of the Company's products, lower yields on new products ramping into production, and lower selling prices on certain graphics, audio, and fax/modem products.

     During fiscal 1995, the gross margin percentage declined from a high of 47.8% in the first fiscal quarter to a low of 39.1% in the fourth fiscal quarter.


Research and Development Expenses

     Research and development expenses expressed as a percentage of net sales were 25.2%, 20.8%, and 18.6% in fiscal 1997, 1996, and 1995, respectively. During the last two quarters of fiscal 1997, the absolute amount of expense decreased compared to the comparable quarters in fiscal 1996. This decrease was primarily the result of reduced spending in areas other than those considered part of the Company's core business opportunities including the impact of divestitures during the year. The Company expects the absolute amount of research and development expense will decrease in fiscal 1998 primarily as a result of the Company's business divestitures and its fourth quarter decision to undertake a reorganization, consolidation efforts, and a reduction in workforce.


Selling, General and Administrative Expenses

     Selling, general, and administrative expenses expressed as a percentage of net sales represented approximately 13.8%, 14.4%, and 14.2% in fiscal 1997, 1996, and 1995, respectively. The dollar amount of such expenses in fiscal 1997 decreased primarily as a result of reductions in compensation expenses, marketing expenses for promotions and advertising, and administrative expenses, including the impact of divestitures. The absolute spending increase in fiscal 1996 over fiscal 1995 reflected increased direct expenses for the expanded sales force, increased marketing expenses for promotions and advertising, and increased administrative and legal expenses. The Company expects the absolute amount of selling, general and administrative expense to decrease in fiscal 1998 primarily as a result of the Company's business divestitures and its fourth quarter decision to undertake a reorganization, consolidation efforts, and a reduction in workforce.


Gain on Sale of Assets

     During the second quarter of fiscal 1997, the Company completed the sale of the PicoPower product line to National Semiconductor, Inc. The Company received approximately $17.6 million in cash for the PicoPower product line. In connection with the transaction, the Company recorded a gain of approximately $6.9 million.

     During the third quarter of fiscal 1997, the Company completed the sale to ADC Telecommunications Inc. of the PCSI product group that produced CDPD (Cellular Digital Packet Data) base station equipment for wireless service providers, and developed pACT (personal Air Communications Technology) base stations for AT&T Wireless Services Inc. The Company received approximately $20.8 million in cash for the group. In connection with the transaction, the Company recorded a gain of approximately $12.0 million.

     During the fourth quarter of fiscal 1997, the Company completed the sale of the assets of PCSI's Wireless Semiconductor Products to Rockwell International for $18.1 million in cash and made the decision to shut down PCSI's Subscriber Product Group. PCSI's Wireless Semiconductor Product Group provided digital cordless chip solutions for PHS (Personal Handyphone System) and DECT (Digital European Cordless Telecommunications) as well two-way messaging chip solutions for pACT (personal Air Communications Technology). In connection with the sale of the Wireless Semiconductor Product Group and the shut-down of the Subscriber Group, the Company recorded a net gain of $0.3 million in the fourth quarter.


Restructuring Costs


     Restructuring charges in fiscal 1997 of $21.0 million included $5.1 million related to workforce reductions and $15.9 million primarily related to excess assets and facilities. The implementation of this plan commenced during the fourth quarter of fiscal 1997 and required a total cash outlay of approximately $10.7 million, the majority of which was paid through September 27, 1997.

     In the fourth quarter of fiscal 1996, as a result of decreased demand for the Company's products for use in personal computers, which accounts for more than 80% of the Company's revenue, management reviewed the various operating areas of the business and took certain steps to bring operating expenses and capacity in line with demand. These actions resulted in a pre-tax restructuring charge of approximately $11.6 million. The principal actions in the restructuring involved the consolidation of support infrastructure and the withdrawal from an unprofitable product line and reduction of planned production capacity. This resulted in the elimination of approximately 320 positions from the manufacturing, research and development, sales and marketing, and administrative departments.

     The major components of the restructuring charges were $7.6 million related to workforce reductions and $4.0 million of capacity scaleback and other costs. The implementation of this plan commenced during the fourth quarter of fiscal 1996. Approximately $8.6 million of cash outlays occurred in fiscal 1997. The balance of approximately $3.0 million, related primarily to facilities lease payments, will occur through 2006.

Non-recurring and Merger Costs

     In the third quarter of fiscal 1996, non-recurring costs were approximately $1.2 million associated with the formation of the Cirent Semiconductor joint venture with Lucent Technologies (formerly AT&T Microelectronics).

     In the second quarter of fiscal 1995, non-recurring and merger costs were approximately $6.3 million. Non-recurring costs of $3.9 million were primarily associated with the acquisition of technology and marketing rights and the remaining minority interest in a subsidiary, and the formation of the MiCRUS joint venture with IBM. Merger costs of approximately $2.4 million for the August 1994 combination of Cirrus Logic and PicoPower included one-time costs for charges related to the combination of the two companies, financial advisory services, and legal and accounting fees.


Interest Expense

     Interest expense was $19.8 million, $5.2 million and $2.4 million in fiscal 1997, 1996 and 1995, respectively. The increase in interest expense was primarily the result of the issuance of convertible subordinated notes in the third quarter of fiscal 1997 and increased borrowings on short-term and long-term debt during fiscal 1997 and fiscal 1996.


Interest Income and Other, Net

     Interest income and other, net in fiscal 1997 was $9.3 million compared to $7.7 million in fiscal 1996 and $9.1 million in fiscal 1995. Interest income increased in fiscal 1997 over fiscal 1996 as a result of an increase in the amount of short-term investments. The decrease in fiscal 1996 over fiscal 1995 was primarily the result of a decrease in the amount of short-term investments.


Foreign Currency Transaction Gains

     Sales of the Company's products are denominated primarily in U.S. dollars. Accordingly, any increase in the value of the U.S. Dollar as compared to currencies in the Company's principal overseas markets would increase the local currency cost of the Company's products, which may negatively affect sales in those markets. In addition, certain Japanese Yen denominated intercompany receivables and yen denominated cash accounts are subject to remeasurement into U.S. dollars. This remeasurement resulted in a foreign currency gain of approximately $5.0 million in fiscal 1995. Subsequent to fiscal 1995, the Company has hedged its exposure to the Japanese Yen denominated assets through the use of foreign currency forward and option contracts. Under this strategy, gains or losses on hedging transactions are offset by gains or losses on the underlying foreign currency assets or liabilities being hedged. Transaction gains and losses were not material in fiscal 1997 and 1996. The Company does not enter into derivative financial instruments for trading purposes.


Income Taxes

     The benefit for income taxes was 10.6% in fiscal 1997 compared to a benefit for income taxes of 13.3% in fiscal 1996 and a provision for income taxes of 31.5% in fiscal 1995. The fiscal 1997 and 1996 rates are different from the fiscal 1995 rate and from the U.S. statutory rate primarily because of foreign operating results which are taxed at rates other than the U.S. statutory rate. The fiscal 1995 31.5% effective tax rate is less than the U.S. statutory rate primarily because of the research and development tax credit and certain foreign earnings taxed at lower rates.


LIQUIDITY AND CAPITAL RESOURCES

     During the third quarter of fiscal 1997, a $244 million lease package was completed, with Cirrus Logic as guarantor, to finance the advanced fab equipment for the Cirent Semiconductor manufacturing joint venture. During the same quarter, the Company completed an offering of $300 million of convertible subordinated notes. The notes bear interest at six percent, mature in December 2003, and are convertible into shares of the Company's common stock at $24.219 per share.

The Company generated approximately $47.4 million of cash and cash equivalents in its operating activities during the first two quarters of fiscal 1998 and used approximately $70.9 million during the first two quarters of fiscal 1997. The increase in cash provided by operations occurred primarily because in the first two quarters of fiscal 1997 cash used to purchase assets for the joint ventures, pending the arrangement of lease financing by the joint ventures, exceeded the receipt of cash from leasing companies upon the completion of the lease financing by the joint ventures, whereas in the first two quarters of fiscal 1998 the Company's receipt of cash from leasing companies exceeded the cash used to purchase
such assets.   Cashflows from operations in the first two quarters of
fiscal 1997 included approximately $88.0 million, net, that was used for joint venture equipment to be leased. In the first two quarters of fiscal 1998, approximately $19.0 million, net, was generated from such activities. The Company also had net income of $11.4 million in the first two quarters of fiscal 1998 compared to a net loss of $4.6 million in the corresponding two quarters of the prior fiscal year which contributed to the increase in cash provided by operations.

The Company used $43.6 million in cash in investing activities during the first two quarters of fiscal 1998 compared to $38.8 million during the comparable period of fiscal 1997. The primary reasons for the change are that in the first two quarters of fiscal 1998 the Company invested cash and cash equivalents in short-term investments, whereas in the first two quarters of 1997 the Company transferred short-term investments into cash equivalents. In addition, the Company received approximately $21 million from the termination of the UMC agreements and paid less under its joint venture manufacturing agreements in the first two quarters of fiscal 1998 than in the same period of fiscal 1997.

Financing activities used $1.2 million in cash during the first two quarters of fiscal 1998 and generated $7.4 million during the comparable period of fiscal 1997. In the first two quarters of fiscal 1997, net short-term borrowings under a bank line of credit provided $10.0 million of financing. The Company raised approximately $290.6 million in the third quarter of fiscal 1997 primarily through the issuance of convertible subordinated notes and, as a result, is no longer using short-term borrowings as a source of financing.

     During fiscal 1997, the Company generated $2.6 million of cash and cash equivalents from its operating activities as compared to $7.7 million during fiscal 1996 and $65.1 million in fiscal 1995. The fiscal 1997 decrease from fiscal 1996 was primarily caused by the increase in the net loss from operations, offset somewhat by the non-cash effect of depreciation and amortization and the net change in operating assets and liabilities. The fiscal 1996 decrease from fiscal 1995 was primarily caused by the loss from operations and the net change in operating assets and liabilities offset somewhat by the non-cash effect of depreciation and amortization.

     The Company used $221.0 million in cash in investing activities during fiscal 1997, $104.9 million during fiscal 1996 and $201.8 million during
fiscal 1995.   The Company had a decrease in proceeds from short-term
investments and increased short-term investment purchases in fiscal 1997 over fiscal 1996. The cash used in fiscal 1997 was reduced somewhat by a decrease in additions to property and equipment and the proceeds from sale of assets. The decrease in investing activities during fiscal 1996 compared to fiscal 1995 was primarily the result of liquidating investments during fiscal 1996.

     Net cash provided by financing activities was $214.0 million, $186.4 million and $9.6 million in fiscal 1997, 1996 and 1995, respectively.
During fiscal 1997, proceeds from the issuance of $300 million of convertible subordinated notes provided the largest increase in resources offset by repayment of short-term bank debt. During fiscal 1996, increased borrowings on short-term and long-term debt and to a lesser extent, issuance of common stock under stock plans provided the largest increase over fiscal 1995.

     The semiconductor industry is extremely capital intensive. To remain competitive, the Company believes it must continue to invest in advanced wafer manufacturing and in test equipment. Investments will continue to be made in the various external manufacturing arrangements and its own facilities. The Company intends to obtain most of the necessary capital through direct or guaranteed equipment lease financing and the balance through debt and/or equity financing, and cash generated from operations. As of September 27, 1997, the Company is contingently liable as guarantor or co-guarantor for MiCRUS and Cirent equipment leases which have remaining payments of approximately $550.0 million due through 2004. In addition, the Company has other commitments related to its joint venture relationships that total approximately $55.0 million at September 27, 1997.

     As of June 28, 1997, the Company has a commitment for a bank line of credit for borrowings up to a maximum of $150 million expiring on October 31, 1999, at the banks' prime rate plus one-half percent. As of June 28, 1997, no borrowings were outstanding under the line. Borrowings are secured by cash, accounts receivable, inventory, intellectual property, and stock in the Company's subsidiaries. Use of the line is limited to the borrowing base as defined by accounts receivable. Terms of the agreement include satisfaction of certain financial ratios, minimum tangible net worth, cash flow, and leverage requirements as well as a prohibition against the payment of a cash dividend without prior bank approval.


     On June 30, 1997, the Company amended its existing bank lines of credit to provide for letters of credit for up to a maximum aggregate of $35,000,000, expiring on June 30, 1998, which is collateralized by cash or securities with interest at the higher of: (1) .50% per annum above the latest federal funds rate (as defined in the Second Amended Credit Agreement); and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank of America National Trust and Savings Association in San Francisco, California. The Company is currently in compliance with all covenants under the bank line of credit. As of December 31, 1997, the Company had $31 million outstanding of letters of credit and an additional $4 million available under this line of credit. The Company does not believe the amendment of its line of credit will have an impact on its financial position or on its ability to finance its operations for the foreseeable future.


     The Company believes that its capital resources are adequate to meet its needs for at least the next 12 months. However, if additional financing is needed for any reason, there can be no assurance that financing will be available or, if available, will be on satisfactory terms. Failure to obtain adequate financing would restrict the Company's ability to expand its manufacturing infrastructure, to make other investments in capital equipment, and to pursue other initiatives.


Future Operating Results

Quarterly Fluctuations

     The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. The Company's operating results are affected by a wide variety of factors, many of which are outside of the Company's control, including but not limited to, economic conditions and overall market demand in the United States and worldwide, the Company's ability to introduce new products and technologies on a timely basis, changes in product mix, fluctuations in manufacturing costs which affect the Company's gross margins, declines in market demand for the Company's and its customers' products, sales timing, the level of orders that are received and can be shipped in a quarter, the cyclical nature of both the semiconductor industry and the markets addressed by the Company's products, product obsolescence, price erosion, and competitive factors. The Company's operating results in 1998 are likely to be affected by these factors as well as others.

     The Company must order wafers and build inventory well in advance of product shipments. Because the Company's markets are volatile and subject to rapid technology and price changes, there is a risk that the Company will forecast inaccurately and produce excess or insufficient inventories of particular products. This inventory risk is heightened because many of the Company's customers place orders with short lead times. Such inventory imbalances have occurred in the past and in fact contributed significantly to the Company's operating losses in fiscal 1997 and 1996. These factors increase not only the inventory risk but also the difficulty of forecasting quarterly operating results. Moreover, as is common in the semiconductor industry, the Company frequently ships more product in the third month of each quarter than in either of the first two months of the quarter, and shipments in the third month are higher at the end of that month. The concentration of sales in the last month of the quarter contributes to difficulty in predicting the Company's quarterly revenues and results of operations.

     The Company's success is highly dependent upon its ability to develop complex new products, to introduce them to the marketplace ahead of the competition, and to have them selected for design into products of leading system manufacturers. Both revenues and margins may be affected quickly if new product introductions are delayed or if the Company's products are not designed into successive generations of products of the Company's customers. These factors have become increasingly important to the Company's results of operations because the rate of change in the markets served by the Company continues to accelerate.



A significant number of the Company's customers are in Asia. The recent turmoil in the Asian financial markets does not appear to have had a material impact on the Company's sales orders or bookings. However, the financial instability in these regions may have an adverse impact on the financial position of end users in the region which could impact future orders and/or the ability of such users to pay the Company or the Company's customers, which could also impact the ability of such customers to pay the Company. The Company performs extensive financial due diligence on customers and potential customers and generally requires material sales to Asia to either be secured by letters of credit or transacted on a cash on demand basis. Given the current situation in Asia, the Company has begun to require the letters of credit to be established through American banking institutions. During this volatile period, the Company expects to carefully evaluate the collection risk related to the financial position of customers and potential customers. The results of such evaluations will be considered in structuring the terms of sale, in determining whether to accept sales orders, in evaluating the recognition of revenue on sales in the area and in evaluating the collectability of outstanding accounts receivable from the region. In situations where significant collection risk exists, the Company will either not accept the sales order, defer the recognition of related revenues, or, in the case of previously transacted sales, establish appropriate bad debt reserves. Despite these precautions, should the current volatility in Asia have a material adverse impact on the financial position on end users of the customers products in Asia, the Company could experience a material adverse impact on its results of operation.




Issues Relating to Manufacturing and Manufacturing Investment

        The Company participates in joint ventures with IBM (MiCRUS joint venture) and Lucent (Cirent joint venture) under a series of agreements intended to secure a committed supply of wafers from manufacturing facilities operated by the joint ventures. The joint ventures are controlled by IBM and Lucent, respectively, and are dependent on the controlling partners advanced proprietary manufacturing process technologies and manufacturing expertise. These agreements include wafer purchase agreements under which the Company is committed to purchase a fixed percentage of the output of the joint venture manufacturing facilities. As a result, the operating results of the Company may be more sensitive to changing business conditions, as anticipated decreases in revenues could cause the Company to decide to not fulfill its wafer purchase obligations. This would result in charges to the Company from the joint ventures in amounts intended to cover the joint ventures fixed costs related to the shortfall in wafer orders from the Company. This would adversely impact gross margins and earnings, and would compound the adverse impact on revenues from the conditions that caused the Company to fail to fulfill its purchase commitments. During the fourth quarter of fiscal 1997, the Company accrued $22.0 million for anticipated shortfalls in its fulfillment of wafer purchase commitments.

Moreover, the Company will benefit from the MiCRUS and Cirent
Semiconductor joint ventures only if they are able to produce wafers at or below prices generally prevalent in the market. If, however, either of these ventures are not able to produce wafers at competitive prices, the Company's results of operations will be materially adversely affected. The process of beginning production and increasing volume with the joint ventures inevitably involves risks, and there can be no assurance that the manufacturing costs of such ventures will be competitive. During fiscal 1997, excess production capacity in the industry lead to significant price competition between foundries and the Company believes that in some cases this resulted in pricing from certain foundries that was lower than the Company's cost of production from its manufacturing joint ventures. The Company experienced pressures on its selling prices during fiscal 1997 and the first two quarters of fiscal 1998, which had a negative impact on its results of operations and it believes that this was partially due to the fact that certain of its competitors were able to obtain favorable pricing from these foundries.

Certain provisions of the MiCRUS and Cirent Semiconductor agreements may cause the termination of the joint venture in the event of a change in control of the Company. Such provisions could have the effect of discouraging, deferring or preventing a change of control of the Company.

In connection with the financing of its operations, the Company has borrowed money and entered into substantial equipment lease obligations and is likely to expand such commitments in the future. Such indebtedness could cause the Company's principal and interest obligations to increase substantially. The degree to which the Company is leveraged could adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures. The Company's ability to meet its debt service and other obligations will be dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. An inability to obtain financing to meet these obligations could cause the Company to default on such obligations.

Although the Company has increased its future wafer supplies from the MiCRUS and Cirent Semiconductor joint ventures, the Company expects to continue to purchase portions of its wafers from, and to be reliant upon, outside merchant wafer suppliers. The Company's current strategy is to fulfill its wafer requirements using a balance of secured wafer supply from its joint ventures and from outside merchant wafer suppliers. The Company also uses other outside vendors to package the wafer die into integrated circuits and to perform the majority of the Company's product testing.

During the second quarter of fiscal 1998 the Company reduced its purchase obligations at Cirent by 50 percent, pursuant to an agreement under which the Company can reacquire, at no incremental cost, an additional 10 percent of the total Cirent wafer output and can sell any portion of its wafer purchase obligation to third parties on a foundry basis. The agreement also provides the Company with future access to certain Lucent advanced process technologies, including 0.18 micron process technology.

The Company's results of operations could be adversely affected in the future, and have been in the past, if particular suppliers are unable to provide a sufficient and timely supply of product, whether because of raw material shortages, capacity constraints, unexpected disruptions at the plants, delays in qualifying new suppliers or other reasons, or if the Company is forced to purchase wafers or packaging from higher cost suppliers or to pay expediting charges to obtain additional supply, or if the Company's access to test facilities are disrupted for an extended period of time. Because of the concentration of sales at the end of each quarter, a disruption in the Company's production or shipping near the end of a quarter could materially reduce the Company's revenues for that quarter. Production may be constrained even though capacity is available at one or more wafer manufacturing facilities because of the difficulty of moving production from one facility to another. Any supply shortage could adversely affect sales and operating profits. The Company's reliance upon outside vendors for assembly and test could also adversely impact sales and operating profits if the Company were unable to secure sufficient access to the services of these outside vendors.


Product development in the Company's markets is becoming more focused on the integration of functionality on individual devices and there is a general trend towards increasingly complex products. The greater integration of functions and complexity of operations of the Company's products increases the risk that latent defects or subtle faults could be discovered by customers or end users after volumes of product have been shipped. If such defects were significant, the Company could incur material recall and replacement costs for product warranty. The Company's relationship with customers could also be adversely impacted by the recurrence of significant defects.

Dependence on PC Market

     Sales of most of the Company's products depend largely on sales of personal computers (PCs). Reduced growth in the PC market could affect the financial health of the Company as well as its customers. Moreover, as a component supplier to PC OEMs and to peripheral device manufacturers, the Company is likely to experience a greater magnitude of fluctuations in demand than the Company's customers themselves experience. In addition, many of the Company's products are used in PCs for the consumer market, and the consumer PC market is more volatile than other segments of the PC market.

     Other integrated circuit (IC) makers, including Intel Corporation, have expressed their interest in integrating through hardware functions, adding through special software functions, or kitting components to provide some multimedia or communications features into or with their microprocessor products. Successful integration of these functions could substantially reduce the Company's opportunities for IC sales in these areas.

     A number of PC OEMs buy products directly from the Company and also buy motherboards, add-in boards or modules from suppliers who in turn buy products from the Company. Accordingly, a significant portion of the Company's sales may depend directly or indirectly on the sales to a particular PC OEM. Since the Company cannot track sales by motherboard, add-in board or module manufacturers, the Company may not be fully informed as to the extent or even the fact of its indirect dependence on any particular PC OEM, and, therefore, may be unable to assess the risk of such indirect dependence.

     The PC market is intensely price competitive. The PC manufacturers, in turn, put pressure on the price of all PC components, and this pricing pressure is expected to continue.


Issues Relating to Mass Storage Market

     The disk drive market has historically been characterized by a relatively small number of disk drive manufacturers and by periods of rapid growth followed by periods of oversupply and contraction. Growth in the mass storage market is directly affected by growth in the PC market. Furthermore, the price competitive nature of the disk drive industry continues to put pressure on the price of all disk drive components. In addition, consolidation in the disk drive industry has reduced the number of customers for the Company's mass storage products and increased the risk of large fluctuations in demand.

     The Company believes that constraints in supply of certain read head components to the disk drive industry limited sales of its mass storage products in the fourth quarter of fiscal 1997. In addition, the Company believes that excess inventories held by its customers limited sales of the Company's mass storage products in the second quarter of fiscal 1997 and limited sales of the Company's optical disk drive products in the third quarter of fiscal 1997.

     The Company's revenues from mass storage products are dependent on the successful introduction by its customers of new disk drive products and can be impacted by the timing of customers' transition to new disk drive products. Recent efforts by certain of the Company's customers to develop their own ICs for mass storage products could in the future reduce demand for the Company's mass storage products, which could have an adverse effect on the Company's revenues and gross margins from such products. In addition, in response to the current market trend towards integrating hard disk controllers with microcontrollers, the Company's revenues and gross margins from its mass storage products will be dependent on the Company's ability to introduce such integrated products in a commercially competitive manner.


Issues Relating to Display Graphics Products

     The PC graphics market today consists primarily of two-dimensional
(2D) and three-dimensional (3D) graphics accelerators and 2D and 3D graphics accelerators with video features. Market demand for 3D graphics acceleration began to grow in the third quarter of fiscal 1997 and is rapidly gaining market share from 2D products

     The Company has continued to experience intense competition in the sale of both 2D and 3D graphics products. Several competitors introduced products and adopted pricing strategies that have increased competition in the desktop graphics market. In addition, the 3D opportunity has resulted in the entry of significant numbers of new competitors into the PC graphics market These competitive factors affected the Company's market share, gross margins, and earnings in fiscal 1997 and in the first two quarters of fiscal 1998.

     During the second quarter of fiscal 1997, the Company introduced and began shipping its first Rambus DRAM-based 3D accelerator for the mainstream PC market. Net sales of the Company's 3D accelerator products were not material in fiscal 1997 or in the first two quarters of fiscal 1998. In November 1997, the Company changed its direction in graphics from reliance on 2D and 3D stand alone products to a strategy of providing future graphics products integrated with other functions, such as audio and/or telephony. Concurrently, the Company realigned and reduced its graphics research and development and marketing activities toward this new product direction, resulting in a workforce reduction of approximately sixty-five employees. If these new integrated function products are not brought to market in a timely manner or do not address the market needs or cost or performance requirements, then the Company's graphics market share and sales will be adversely affected.

Issues Relating to Multimedia Audio Products

     Most of the Company's revenues in the multimedia audio market derive from the sales of 16-bit audio codecs and integrated 16-bit codec-plus-controller solutions for the consumer PC market. Pricing pressures have forced a transition from multi-chip solutions to products that integrate the codec, controller, and synthesis functions into a single IC. The Company's revenues from the sale of audio products in fiscal 1998 are likely to be significantly affected by the success of its recently introduced fully-integrated, single-chip audio ICs. Moreover, aggressive competitive pricing pressures have adversely affected and may continue to adversely affect the Company's revenues and gross margins from the sale of single-chip audio ICs. In addition, the introduction of new audio products from the Company's competitors, the introduction of mediaprocessors and the introduction of MMX processors with multimedia features by Intel Corporation could adversely affect revenues and gross margins from the sale of the Company's audio products.

     Three-dimensional, spatial-effects audio is expected to become an important feature in the first two quarters of fiscal 1998, primarily in products for the consumer marketplace. If the Company's spatial-effects audio products do not continue to meet the cost or performance requirements of the market, revenues from the sale of audio products could be adversely affected.


Issues Relating to Modem Products

The market for voice/data/fax modem chip sets is intensely competitive, and competitive pricing pressures have affected and are likely to continue to affect the average selling prices and gross margins from this product line. The success of the Company's products will depend not only on the products themselves but also on the degree and timing of market acceptance of new performance levels developed by U.S. Robotics, which will be supported by the Company's new products, and the development of standards with regard to these new performance levels. Conflicting standards for 56K modems (the U.S. Robotics x2 protocol versus the Rockwell Semiconductor K56flex) have had an adverse impact on the rate of the market's transition from 33.6K to 56K technology. As a result, sales volumes of 56K modem products have been lower than anticipated, while continuing sales of 33.6K modems have been subject to severe pricing pressures. There are indicators that a uniform standard may be established in 1998, but, there is no assurance that the standard setting process will not be subject to further delays. Moreover, as a relatively new entrant to this market, the Company may be at a competitive disadvantage to suppliers who have long-term customer relationships, have greater market share or have greater financial resources. In addition, the introduction of new modem products from the Company's competitors, the introduction of media processors and the introduction of MMX processors with multimedia features by Intel Corporation could adversely affect revenues and gross margins from the sale of the Company's modem products.


Issues Related to Reorganization

     During the fourth quarter of fiscal 1997, the Company decided to reorganize into four market focused divisions (Personal Computer Products, Communications Products, Mass Storage Products, and Crystal Semiconductor Products), outsource its production testing, and consolidate certain corporate functions. In connection with these actions, the Company effected a workforce reduction of approximately 400 people, representing
approximately 15% of the worldwide staff.   Although the Company generated
net income in the first two quarters of fiscal 1998, there is no assurance that these actions will be successful or have a positive impact on results of operations. Furthermore, should such actions have a negative impact on the Company's ability to design and develop new products, market new or existing products, or produce and/or purchase products at competitive prices, these actions could have an adverse impact on the Company's results of operations.


Intellectual Property Matters

     The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. The Company and certain of its customers from time to time have been notified that they may be infringing certain patents and other intellectual property rights of
others.   In addition, customers have been named in suits alleging
infringement of patents or other intellectual property rights by customer products. Certain components of these products have been purchased from the Company and may be subject to indemnification provisions made by the Company
to its customers.   Although licenses are generally offered in situations
where the Company or its customers are named in suits alleging infringement of patents or other intellectual property rights, there can be no assurance that any licenses or other rights can be obtained on acceptable terms. Because successive generations of the Company's products tend to offer an increasing number of functions, there is a likelihood that more of these claims will occur as the products become more highly integrated. The Company cannot accurately predict the eventual outcome of any suit or other alleged infringement of intellectual property. An unfavorable outcome occurring in any such suit could have an adverse effect on the Company's future operations and/or liquidity.


Foreign Operations; Currency Fluctuations

     Because many of the Company's subcontractors and several of the Company's key customers, such customers collectively accounting for a significant percentage of the Company's revenues, are located in Japan and other Asian countries, the Company's business is subject to risks associated with many factors beyond its control. International operations and sales may be subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, and changes in import/export regulations, tariff and freight rates. Although the Company buys hedging instruments to reduce its exposure to currency exchange rate fluctuations, the Company's competitive position can be affected by the exchange rate of the U.S. dollar against other currencies, particularly the Japanese yen. Further, to the extent that volatility in foreign financial markets was to have an adverse impact on economic conditions in a country or geographic region in which the Company does business, demand for and supply of the Company's products could be adversely impacted, which would have a negative impact on the Company's revenues and earnings.


Competition

     The Company's business is intensely competitive and is characterized by new product cycles, price erosion, and rapid technological change. Competition typically occurs at the design stage, where the customer evaluates alternative design approaches that require integrated circuits. Because of shortened product life cycles and even shorter design-in cycles, the Company's competitors have increasingly frequent opportunities to achieve design wins in next generation systems. In the event that competitors succeed in supplanting the Company's products, the Company's market share may not be sustainable and net sales, gross margin, and results of operations would be adversely affected. Competitors include major domestic and international companies, many of which have substantially greater financial and other resources than the Company with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also increasing their participation in the market, as well as customers who develop their own integrated circuit products. Competitors include manufacturers of standard semiconductors, application-specific integrated circuits and fully customized integrated circuits, including both chip and board-level products. In addition, the integration of additional functions onto individual devices is expected to result in a convergence of existing markets and increase the number of competitors faced by the Company. The ability of the Company to compete successfully in the rapidly evolving area of high-performance integrated circuit technology depends significantly on factors both within and outside of its control, including, but not limited to, success in designing, manufacturing and marketing new products, wafer supply, protection of Company products by effective utilization of intellectual property laws, product quality, reliability, ease of use, price, diversity of product line, efficiency of production, the pace at which customers incorporate the Company's integrated circuits into their products, success of the customers' products, and general economic conditions. Also the Company's future success depends, in part, upon the continued service of its key engineering, marketing, sales, manufacturing, support, and executive personnel, and on its ability to continue to attract, retain, and motivate qualified personnel. The competition for such employees is intense, and the loss of the services of one or more of these key personnel could adversely affect the Company. Because of this and other factors, past results may not be a useful predictor of future results.

                               BUSINESS

       This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this Prospectus, the words "believes," "intends," "anticipates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include the timing and acceptance of new product introductions, the actions of the Company's competitors and business partners, and those discussed above under "Risk Factors," and "Management's Discussion and Analysis of
Financial Condition and Results of Operations."

     Cirrus Logic, Inc. is a leading manufacturer of integrated circuits ("ICs") for the personal computer, consumer and industrial markets. The Company has developed a broad portfolio of products and technologies for multimedia, including graphics, video and audio; mass storage, including magnetic hard disk and CD-ROM; communications over local and wide area networks; and advanced mixed-signal applications.

     The Company's customers include most of the top manufacturers of personal computers ("PCs") and PC-related equipment, including Acer, Apple, Compaq, Dell, Hewlett-Packard, IBM, NEC, Packard Bell and Toshiba. The Company also serves most of the major hard disk drive manufacturers, including Fujitsu, Quantum, Seagate and Western Digital. The Company believes that, in the PC multimedia market, it is a major supplier of graphics accelerators and 16-bit audio codecs, and that, in the mass storage market, it is a major supplier of disk drive controllers, disk drive read channel ICs and CD-ROM controllers. The Company also is a major supplier of PC CardBus host adaptors for portable computers, and the Company has recently introduced advanced ICs for V.34 bi voice/fax/ data modems and LAN controllers for PC applications.

     During fiscal 1997, the Company introduced a number of new products in its core markets. Within the multimedia market, the Company introduced its first Laguna RDRAM-based 3D graphics accelerator ICs in September 1996 and in the same quarter the Company began production of single-chip audio solutions that integrate audio codec, controller and FM music synthesis and provide 3D spatial sound effects. Within the mass storage market, the Company began production of a new generation of its single-chip digital PRML read-channel chips. These products have been designed into systems by Seagate, Quantum and Western Digital.
The Company also introduced its first controller for recordable/ erasable CD drives, with increased playback speeds (up to 18x) and increased record speeds (up to 8x).

     Historically, the Company relied for its wafer manufacturing needs upon "merchant wafers" manufactured by outside suppliers. The Company is currently one of the world's largest purchasers of merchant wafers. In response to its rapid growth, and in an effort to gain more control over its wafer supply, the Company pursued a strategy to expand its wafer supply sources by taking direct ownership interests in wafer manufacturing joint ventures. The Company believes such joint ventures provide important competitive advantages, including: (i) assured wafer capacity,
(ii) wafer costs potentially lower than the cost of merchant wafers, particularly during periods in which the industry is capacity constrained, and (iii) early access to advanced process technology from industry leaders. In 1994, the Company and IBM formed MiCRUS, a manufacturing joint venture that produces wafers for both companies. MiCRUS began operations in 1995 and is now engaged in a second expansion. In addition, in July 1996, the Company and Lucent Technologies (formerly AT&T Microelectronics) formed Cirent Semiconductor, a manufacturing joint venture that will produce wafers for both companies. Cirent Semiconductor began operations in the fourth quarter of fiscal 1997. Both the MiCRUS and the Cirent Semiconductor joint ventures require the Company to provide or guarantee substantial equipment financing. In November 1996, the Company completed a lease financing of approximately $253 million of equipment for its Cirent Semiconductor joint venture. Of this amount, approximately $160 million was released to reimburse the Company for equipment which had already been purchased and the remainder has been committed for future equipment purchases. In addition, the Company has long-term wafer supply agreements with Taiwan Semiconductor Manufacturing Co., Ltd. The Company believes that it will continue to rely on merchant wafer suppliers for a substantial portion of its wafer requirements for at least the next two years.

     From fiscal 1992 through fiscal 1996 the Company grew rapidly, with revenues increasing from $218 million to $1.15 billion as a result of internal growth and acquisitions. During this period, the Company launched programs to pursue a variety of market opportunities within the PC, communications and consumer electronics markets. In early 1996, however, the Company determined that the breadth of its programs was diverting engineering and management resources from products for the Company's core markets. Accordingly, during fiscal 1997, the Company adopted and began implementing a strategy of focusing on the markets for multimedia (graphics, video and audio), mass storage and communications. As part of this strategy, the Company began divesting non-core business units and eliminating projects that did not fit within its core markets.

     During the second quarter of fiscal 1997, the Company completed the sale of the PicoPower product line to National Semiconductor, Inc. The Company received approximately $17.6 million in cash for the PicoPower product line. In connection with the transaction, the Company recorded a gain of approximately $6.9 million.

     During the third quarter of fiscal 1997, the Company completed the sale to ADC Telecommunications Inc. of the PCSI product group that produced CDPD (Cellular Digital Packet Data) base station equipment for wireless service providers, and developed pACT (personal Air Communications Technology) base stations for AT&T Wireless Services Inc. The Company received approximately $20.8 million in cash for the group. In connection with the transaction, the Company recorded a gain of approximately $12.0 million.

     During the fourth quarter of fiscal 1997, the Company completed the sale of the assets of PCSI's Wireless Semiconductor Products to Rockwell International for $18.1 million in cash and made the decision to shut down PCSI's Subscriber Product Group. PCSI's Wireless Semiconductor Product Group provided digital cordless chip solutions for PHS (Personal Handyphone System) and DECT (Digital European Cordless Telecommunications) as well two-way messaging chip solutions for pACT (personal Air Communications Technology). In connection with the sale of the Wireless Semiconductor Product Group and the shut-down of the Subscriber Group, the Company recorded a net gain of $0.3 million in the fourth quarter.

     Also during fiscal 1997, the Company implemented a program to manage costs and streamline operations. These efforts culminated in the fourth quarter with a reorganization into four market focused divisions (Personal Computer Products, Communications Products,
Mass Storage Products and Crystal Semiconductor Products), and a decision to outsource its production testing and to consolidate certain corporate functions. In connection with these actions, the Company completed a workforce reduction of approximately
400 people in April 1997, representing approximately 15 percent of the worldwide staff. Although the Company realized the immediate benefit of a reduced cost structure and anticipates other benefits from the reorganization into market focused divisions, there is no assurance that the Company will regain the levels of profitably that it has achieved in the past or that losses will not occur in the future.

     The results of operations for the fourth quarter of fiscal 1997 were impacted by the reorganization, the outsourcing of production testing, the consolidation of certain corporate functions and other related factors. The results of operations for the fourth quarter of fiscal 1997 include a restructuring charge of $21.0 million, the majority of which is attributable to the workforce reduction, the write-off of excess assets and accruals of excess facilities. In addition, the results of operations also include charges totaling approximately $34.5 million, which are included in cost of sales.
The majority of these charges are related accruals for wafer purchase commitments to MiCRUS and some inventory write-downs. Excluding these charges, the Company's loss from operations for the fourth quarter of fiscal 1997 would have been $1.5 million.


Background

     ICs have become pervasive and are found in products ranging from consumer electronics to automobiles. The PC industry is the largest source of demand for ICs. The market also has expanded to include a broad array of portable products from notebook computers to pocket organizers and hand-held personal computing and communications devices. In addition, the average IC content per machine has increased as CD-ROM drives, 16-bit stereo sound, 64-bit graphics accelerators, network access and fax/modem/voicemail/speakerphones have become increasingly standard.

      The vast majority of PCs shipped today rely on microprocessors from a single source. With the same processor technology available across the spectrum of PC products, the primary distinguishing characteristics of today's leading PCs have become the graphics, video, audio, mass storage, and communications capabilities and, in portable computers, weight, form factor (size), screen quality and battery life. PC functionality is controlled by increasingly complex subsystems, or "computers within the computer," whose features, performance and cost characteristics are largely determined by their semiconductor components. Cirrus Logic has developed one of the industry's broadest portfolios of products and technology to address the multimedia, communications, and mass storage applications that are among the primary features used by PC manufacturers to differentiate their products. Semiconductor vendors to the PC market must provide high levels of innovation and must contend with increasingly short product lives and extreme cost pressures. The first product to market that provides a desired new functionality may earn attractive margins, but prices fall rapidly once comparable competitive products are available.

      These trends create substantial opportunity for semiconductor suppliers but demand that a broad set of skills be brought together within a single entity. The cost pressures, the performance requirements and the drive to smaller form factors have led to higher levels of integration, as circuit boards containing many chips are replaced by one- or two-chip solutions. Higher integration in turn requires designers to combine analog and digital functions into mixed-signal circuits, to combine disparate functions into single ICs, and to apply increasing levels of systems and software expertise.

      As the capabilities of the PC continue to evolve, the core technologies of the computing, communications, and consumer electronics markets have begun to converge. For example, consumer audio and video electronics markets, traditionally based on analog components, are now transitioning to digital technologies similar to those developed for multimedia audio and video in the PC. This convergence of technologies provides the opportunity for companies developing advanced products for PCs to leverage their research and development investments to serve the communications and consumer electronics markets. In addition, the transition of these markets from analog to digital technologies also may create significant additional demand for IC capacity, since digital designs require larger semiconductors and, consequently, more wafer capacity.

      ICs produced with newer, smaller physical dimensions for the circuitry are substantially smaller and less expensive and provide higher performance than ICs with the same functionality produced with older generation technology. For this reason, the demand for lower cost and higher performance ICs has forced the semiconductor industry to adopt increasingly advanced manufacturing processes. Most ICs for the markets served by the Company are now manufactured using 0.6, 0.5 and 0.35-micron processes. The Company believes that the next generation PCs are likely to require that ICs be manufactured with processes of 0.25-micron or smaller. Historically, wafers produced with the most advanced process technology have often been in short supply, and the Company anticipates demand may exceed the supply of 0.25 micron and smaller wafers for the first two to three years after those technologies become widely used in the Company's markets.


Markets and Products

      Cirrus Logic targets large existing markets that are undergoing major product or technology transitions, as well as emerging markets that have forecasts of high growth. The Company applies its analog, digital, and mixed-signal design capabilities, systems-level engineering and software expertise to create highly integrated solutions that enable its customers to differentiate their products and reduce their time to market. These solutions are implemented primarily in ICs and related software, but may also include subsystem modules and system equipment.

      Within the major growth markets represented by personal computers, communications, industrial automation and consumer electronics, the Company's products address key system-level applications including multimedia (graphic, video, and audio), magnetic and optical mass storage, communications, and hand-held and portable computing and communication devices. The Company's advanced mixed signal products, which target a variety of industrial and other applications, serve as a technology driver for product development throughout the Company.

    Multimedia

       The Company offers a broad range of multimedia products, comprising primarily graphics, video, and audio integrated circuits and software. These products bring TV-quality video and CD-quality stereo audio to multimedia applications for PCs, workstations, videoconferencing and consumer electronics.

       The Company's customers in the multimedia market are predominantly PC OEMs, as well as some of the leading add-in board makers. For fiscal 1997, major OEM customers included Acer, Compaq, Hewlett-Packard, IBM, NEC, Packard Bell and Toshiba, and add-in board customers included Aztech Systems, Creative Labs, and STB Systems.

    PC Graphics and Video

       The Company is a supplier of graphics accelerators and integrated graphics/video accelerators for desktop and portable PCs. These products are implemented in several pin-compatible families which offer a range of price/ performance solutions for OEMs and graphics board makers. The Company is focusing its graphic related development efforts on products that integrate graphic, audio and telephonic capabilities. Accordingly, the Company does not anticipate the introduction of any new stand alone graphic products. The following existing products will be the Company's important graphics and video products in the near term horizon.

   Description                 Key Features                         Status
 -----------------      -------------------------------------   ------------------
64-bit RDRAM-based      High performance 2D and 3D               Multiple products
   Laguna 3D            graphics, multiple video windows.        in production. AGP
   Accelerators                                                  (Advanced Graphics
                                                                 Port) versions
                                                                 expected to sample in
                                                                 first quarter of
                                                                 calendar 1997

  64-bit DRAM-based       Economical 2D graphics, high quality   In production
   VisualMedia            quality video, video port, single
   Accelerators           single video window.

  64-bit SGRAM-based      High performance 2D graphics,          Sampling.
   VisualMedia            two video windows.
   Accelerators

64-bit DRAM-based         Economical 2D graphics, single         In production.
   VisualMedia            video window, high resolution LCD
   Accelerators for       panel support, low power operation.
   Notebook PCS


       In the desktop PC market, Cirrus Logic was the first vendor to introduce a cost-effective, single-chip integrated graphics/video product for mainstream PCS. These products are sold primarily to PC OEMs to be placed directly on the PC motherboard.

       Cirrus Logic also has been a supplier of graphics chips for portable PCs. The Company's products include graphics controllers using 64-bit EDO DRAM accelerator architectures, as well as 32-bit controllers for sub-notebook PCS.

    Audio

       The Company offers a wide array of audio products for multimedia PCs. These highly integrated chips and software bring
CD-quality sound and studio quality composition and mixing capabilities to PCs and workstations.

       The Company is a leading supplier of 16-bit stereo codecs for PCs. These mixed-signal devices use the Company's delta sigma technology to provide high quality audio input and output functions for PC audio products including those that offer Dolby Digital (AC-3), SoundBlaster, AdLib and Microsoft Sound compatibility. The Company's audio chips also provide PCs with audio decompression and FM and wavetable sound/music synthesis. The Company's leading audio product is now a highly integrated single-chip audio product that integrates codec, SoundBlaster and FM synthesis functions. The Company has recently begun production of products which provide special effects audio technology, allowing PC games players to perceive sound as coming from various points around them in a 3-D space.



The following are expected to be the most important of the Company's PC audio products in the near term horizon.




    Description                  Key Features                         Status
 ------------------    ---------------------------------------    ----------------
  Integrated audio      Single chip audio Codec, controller         In production.
  solution              and FM music synthesis. Highest
                        audio quality.

  Integrated audio      Single-chip with SRS or Qsound spatial      In production.
  with 3D sound         effects audio. Two products.


    Consumer Products

       The Company currently offers over 60 products for the consumer high-fidelity audio market. Product features include analog/digital and digital/analog conversion and MPEG audio decompression. The products provide digital high-fidelity audio record and playback for high end professional recordings audiophile quality stereo systems, set-top audio decoders, digital audio tape ("DAT"), CD players, Compact Disk Interactive ("CDI") and automotive stereo systems. Customers include Philips, Nokia and Sony.

       The Company also currently offers PC graphics controller ICs which can output to standard televisions. These products are being used by customers to develop products which are hybrids between conventional PCs and TVs, including Internet appliances.

    Mass Storage

       The Company supplies chips that perform the key electronics functions contained in advanced magnetic and optical disk drives. Since pioneering the IDE (integrated drive electronics) standard for embedded disk drive controllers in 1986, the Company has helped facilitate the development of higher capacity 3.5-inch disk drives for desktop computers and workstations and 2.5-inch, 1.8-inch and 1.3-inch form factor drives for portable computers.
The Company continues to be a leading supplier of controllers to the disk drive market. In fiscal 1996, the Company continued its strategy of expanding its opportunity in the disk drive electronics market by offering solutions in the areas of read channel and motion control electronics. The Company's mass storage customers include Fujitsu, Quantum, Seagate, Sony, Toshiba and Western Digital. The following mass storage products are expected to be the most important in the near term horizon:

      Descriptions                Key Features                              Status
-----------------------     ------------------------------------------  ----------------
 Advanced Architecture      Advanced data handling and error-detection/   In production.
 PC AT and SSI Disk         correction capabilities for data integrity
 Controllers                in high performance hard disk drives.
                            Multiple products.

 Digital PRML Read          Single-chip digital read/write channel        In production.
 Channels                   solutions. Proprietary algorithms allow
                            more data per disk. Multiple products.

 Single-chip ATAPI CD-ROM   High data rates (up to 20x speeds), and       In production.
 Controllers                hardware error detection/correction
                            capabilities for simplified firmware
                            development. Multiple products.

 SCSI and ATAPI CD-R        High integration and performance (up to 18x   Sampling.
 (Recordable CD)            read and 8x recording).Handles both CD-R
 Controllers                and CD-Erasable formats.  Advanced
                            automation for simplified firmware
                            developments. Two products.

       The Company offers a broad family of magnetic storage controller products for the AT IDE, PC-Card, Small Computer System Interface ("SCSI") and high-speed SCSI-2 interface standards. To achieve the high recording densities required by smaller disk drives, the Company has pioneered a number of controller innovations, including 88-bit Reed-Solomon error correction, zone-bit recording and split-data fields.

       The Company began volume shipments of its magnetic storage read channel products in fiscal 1995, and was the first merchant supplier to provide key data-detection technology known as partial-response, maximum-likelihood ("PRML") for 3.5-inch and small form factor drives. Based on the Company's CMOS mixed-signal technology and its proprietary SofTarget approach to PRML, these devices substantially increase the amount of data that can be stored on a disk platter using existing industry-standard head and media technology.

       In fiscal 1995, Cirrus Logic began production of its first CD-ROM controller product, with Sony Corporation as a development partner and major customer. The Company has since introduced a second and, recently, a third generation of CD-ROM controller products. In the first quarter of fiscal 1997 the Company's CD-ROM controllers were used by Optics Storage Pte. Ltd. in the industry's first 12X speed CD-ROM drive, and more recent products support CD-ROM speeds of up to 20X. In the second quarter of fiscal 1997 the Company introduced its first controller products for recordable/erasable CD drives.

Communications

       The Company has expanded its offerings of communications products, which now include modem, local area network and Internet products. The following communications products are expected to be the most important in the near term:

     Description                    Key Features                          Status
-----------------------    ------------------------------------  -----------------------
 V.70, V.80, 56Kbps and     Further developments within family     V.70 and V.80 samplin
  ISDN FastPath modems       roadmap to support voice and data,     56Kbps and ISDN in
                             video conferencing, and high-speed     development.
                             lines. Multiple products.

 V.34+ FastPath modem       Highly integrated voice/data/fax       In production.
                             modem chip sets offering 33.6 Kbps
                             performance. Multiple products.

   Multi-line Serial I/O      Extensive family of intelligent      In production.
  Controllers                multi-line input/output devices,
                             reducing processor overhead burden
                             in communications equipment.
                             Multiple products.

  PC-Card, Card Bus Host     Market-leading product line for       In production.
   Adapters                  expansion card slots in notebook
                             computers. Multiple products.

  Local Area Network         Highest level of integration for      In production.
   Controllers               simplified design of local area
                             network controllers for motherboards
                             and interface cards. Two products.

       The Company introduced the industry's first two-chip intelligent fax/data/voice modem in 1992. The Company subsequently introduced several high-performance chip sets with enhanced features for error correction and data compression, speakerphone capability, and portable computer PC-CardBus applications. The high level of integration made these products particularly popular for small form factor PCMCIA cards.

       The Company also offers host-adapter products for the PC market. The Company believes it is the leading supplier of host adapter chips for the PC-Card (formerly called PCMCIA) standard and for Card Bus. These controllers allow for credit card sized modules to be plugged into the computer to expand its functionality in areas such as solid-state memory, hard disks, fax/modems, networks, and, most recently multimedia audio.

       The Company also provides serial and parallel I/O devices that allow multi-channel, multi-protocol communications. These devices are used in remote access equipment and terminal servers, communications servers, routers, single board computers, laser printers and workstations. Customers include Cisco, Compaq, Motorola, Xylogics and Xyplex.

       The Company is a leading supplier of monolithic T-1 line interface transceivers for telecommunications equipment, with more than 40 part types in production, and CMOS Ethernet local area network line interface circuits. The Company produces the industry's most highly integrated mixed-signal Ethernet controller IC. Customers for these products include Acer, Alcatel, Cisco, Compaq, IBM, Motorola, Northern Telecom and Samsung.

       During fiscal 1996, the Company began producing wireless infra-red ("IR") communications components which combine the functions of a serial communications with an IR port for PC, portable and pocket computer, and hand-held remote controller applications.

    Advanced Mixed Signal Applications

     Through its Crystal Semiconductor Products Division, Cirrus Logic offers a broad line of analog-to-digital converters consisting of general-purpose and low-frequency measurement devices. These circuits use a combination of self-calibrating digital correction and delta sigma architectures to improve accuracy and eliminate expensive discrete analog components. The product family includes more than 100 products used in industrial automation, instrumentation, medical, military and geophysical applications. In addition to the broad mixed signal product portfolio for the industrial market, the Crystal division also provides leading-edge chip solutions of consumer audio and video applications. The mixed-signal technology from the Crystal division provides the foundation for product development throughout Cirrus Logic.

    Emerging Product Opportunities

     The Company is also engaged in developing and is producing high-integration system-on-a-chip solutions for dedicated Internet appliances and Network Computers, and for hand-held and ultra-portable computing and communications appliances such as Personal Digital Assistants and Personal Communicators. The Company is currently manufacturing two mixed signal products for the hand held market. Among other features, they integrate touch screen, audio, temperature and battery measurement and modem Codec capabilities.

     The Company provides an integrated CPU/Peripheral IC for Internet appliances such as Oracle's "Network Computer" reference design. The Company has developed highly integrated products for hand-held computing and communications devices, and is working with Apple Computer and others for their next generations of such products. The Company's products in this market incorporate a CPU core licensed from Advanced RISC Machines (ARM) Limited.

Manufacturing

     Historically, the Company relied for its wafer manufacturing needs upon merchant wafers manufactured by outside suppliers. The Company believes it is currently one of the world's largest purchasers of merchant wafers. The Company has also pursued a strategy to expand its wafer supply sources by taking direct ownership interests in wafer manufacturing ventures. In much of 1994 and 1995, the merchant market was unable to meet demand, and the Company's merchant wafer suppliers sought to limit the proportion of wafers they sold to any single customer, which further restricted the Company's ability to buy wafers. Wafer shortages increased the Company's supply costs and at times prevented the Company from meeting the market demand for its own products. In response to its rapid growth, and to historical and anticipated supply shortages, the Company pursued a strategy to expand its wafer supply sources by taking direct ownership interests in wafer manufacturing joint ventures.

     In 1994, the Company and IBM formed MiCRUS, a manufacturing joint venture that produces wafers for both companies. MiCRUS began operations in 1995 and is now engaging in a second expansion. In addition, in July 1996, the Company and Lucent Technologies (formerly AT&T Microelectronics) formed Cirent Semiconductor, a manufacturing joint venture that will produce wafers for both companies. Cirent Semiconductor began operations in the fourth quarter of fiscal 1997. The Company believes that it will continue to rely on merchant wafer suppliers for a substantial portion of its wafer requirements for at least the next two years.

     The Company's manufacturing strategy is intended to provide the following benefits:

      Assured Capacity. The first goal is to secure a capacity to provide improved control over wafer supplies, particularly during periods of heightened industry-wide demand.

      Advantageous Cost Structure. Wafers produced by joint ventures such as MiCRUS are potentially less expensive than merchant wafers. Increasing its supply of wafers from such joint ventures may help the Company achieve lower manufacturing costs than its competitors

      Access to Leading Process Technologies. By partnering with world class manufacturers such as IBM and Lucent Technologies, the Company can access leading process technologies which allows it to reduce product cost, increase performance and increase functionality.


     In addition to its wafer supply arrangements, the Company currently contracts with third party assembly vendors to package the wafer die into finished products. During fiscal 1998, the Company has also transitioned the majority of its product testing to third party vendors. The Company qualifies and monitors assembly and test vendors using procedures similar in scope to those used for wafer procurement. Assembly and test vendors provide fixed-cost-per-unit pricing, as is common in the semiconductor industry.

     Through fiscal 1997, the Company maintained its own staff for production, engineering and some testing. As of September 27, 1997 the Company had approximately 27% of its employee engaged in manufacturing related activities. The Company's manufacturing division will continue to qualify and monitor suppliers' production processes, participate in process development, package development and process and product characterization, perform mixed-signal production testing, support R&D test applications and maintain quality standards.

    MiCRUS


     MiCRUS, which was established in 1994, produces wafers using IBM's wafer processing technology, and is currently focusing on CMOS wafers with 0.35 micron process technology and also processes wafers with 0.8, 0.6 and 0.5 micron technology. MiCRUS leases an existing IBM facility in East Fishkill, New York, and also makes process technology payments to IBM, which totaled $56 million as of September
27, 1997.   IBM and Cirrus Logic own 52% and 48%, respectively, of
MiCRUS. The terms of the joint venture initially entitled each company to purchase 50% of the MiCRUS output. If one company fails to purchase its full entitlement, the shortfall may be purchased by the other company or, under limited circumstances, offered to third parties. However, if the wafers cannot be sold elsewhere, the company that failed to purchase its full entitlement will be required to reimburse the joint venture for costs associated with underutilized capacity. In addition, to the extent that the facility fails to produce wafers at scheduled capacity, each company will be required to bear its proportionate share of the underabsorbed fixed costs. The joint venture has a remaining term of seven years. MiCRUS is managed by a six-member governing board of whom three are appointed by IBM, two are appointed by Cirrus
Logic and one is the chief executive officer of MiCRUS.

     A $120 million expansion was completed in fiscal 1996. A second expansion, with a currently budgeted cost of $198 million, was agreed to in 1995 and is expected to be completed in 1998. The Company is providing all of the capital for the second expansion and, accordingly, will be entitled to all of the additional wafers produced and will be required to reimburse the joint venture for all of the additional costs associated with any underutilization of the capacity resulting from such expansion.

     In connection with the formation and expansion of the MiCRUS joint venture, the Company has incurred obligations to make equity contributions to MiCRUS, to pay MiCRUS for a manufacturing agreement and to guarantee equipment lease obligations incurred by MiCRUS. To date, the Company has made equity investments totaling $23.8 million. No additional equity investments are scheduled. However, the expansion of the MiCRUS production could require additional equity contributions by the Company.

     The manufacturing agreement payments total $71 million, of which $56 million has been paid, $7.5 million is due before the end of fiscal 1998 and $7.5 million is due to be paid in fiscal 1999. The manufacturing agreement payments are being charged to the Company's cost of sales over the original eight-year life of the venture based upon the ratio of current units of production to current and anticipated future units of production.

     The equipment financings which have been completed or are committed to as of September 27, 1997 total $503 million, of which $145 million was completed in fiscal 1995 and is guaranteed jointly and severally by IBM and the Company, and $231 million which was completed in fiscal 1996, fiscal 1997 and as of September 27, 1997 and is guaranteed by the Company. In addition, the Company currently intends to finance an additional $7 million in equipment in fiscal
1998 and an additional $80 million in fiscal 1999 to complete the previously announced expansions at MiCRUS. The additional amounts would be financed by an equipment lease guaranteed by the Company. However, these additional expenditures have not been committed and could be reconsidered.

    Cirent Semiconductor

     Cirent Semiconductor will operate two wafer fabs in Orlando, Florida, both located in the same complex, which is leased from Lucent Technologies. Cirent Semiconductor also makes process technology payments to Lucent Technologies, which totalled $74.3 million as of September 27, 1997. Cirent Semiconductor is already operating the first fab, from which Lucent Technologies purchases all of the output at a price that covers all costs associated with that fab. The second fab has been built by Lucent Technologies and began operations in calendar 1997. The second began producing CMOS wafers using 0.35 micron processes licensed from Lucent Technologies, and is scheduled to migrate to a 0.25 micron process. Initially, Lucent Technologies and Cirrus Logic were each entitled to purchase one-half of the output of the second fab. During the second quarter of fiscal 1998 the Company reduced its purchase obligations at Cirent by 50 percent, pursuant to an agreement under which the Company can reacquire, at no incremental cost, an additional 10 percent of the total Cirent wafer output and can sell any portion of its wafer purchase obligation to third parties on a foundry basis. The agreement also provides the Company with future access to certain Lucent advanced process technologies including 0.18 micron process technology. Cirent Semiconductor is owned 60% by Lucent Technologies and 40% by Cirrus Logic and is managed by a Board of Governors, of whom three are appointed by Lucent Technologies and two are appointed by Cirrus Logic. The joint venture has a term of ten years.

     In connection with the Cirent joint venture, the Company has committed to make equity contributions to Cirent Semiconductor, to make payments to Cirent Semiconductor for a manufacturing agreement and to guarantee and/or become a co-lessee under equipment lease obligations incurred by Cirent Semiconductor.

     The commitment for equity investment as of September 27, 1997 totals $17 million, of which $8 million has been paid in fiscal 1998 and the remaining $9 million is expected to be paid by fiscal 1999. The Company will account for these payments under the equity method.

     The manufacturing agreement payments total $105 million, of which $74.3 million has been paid as of September 27, 1997, $10.7 million is due in fiscal 1998 and $20 million is due in fiscal 2000. These payments will be charged to the Company's cost of sales over the life of the venture based upon the ratio of current units of production to current and anticipated future units of production.

     The Company has committed to guarantee and/or become a co-lessee of leases covering up to $280 million of equipment for the Cirent Semiconductor joint venture. In November 1996, the Company guaranteed and became a co-lessee under a lease financing arrangement for up to $253 million of equipment, subsequently reduced to $244.4 million, of which $193.5 million has been used as of September 27, 1997 by the Company, and the remaining $50.9 million is expected to be used by Q1 of fiscal 1999. These financings mature at various dates from 1998 to 2004. The Company currently intends to enter into or guarantee an additional $35.6 million in lease financings sometime during fiscal 1998 and fiscal 1999.

    Other Wafer Supply Arrangements

       Taiwan Semiconductor Manufacturing Co., Ltd. ("TSMC"). In fiscal 1993 and fiscal 1996, the Company entered into volume purchase agreements with TSMC. Under each agreement, the Company committed to purchase a fixed minimum number of wafers at market prices and TSMC guaranteed to supply certain quantities. The first agreement expired in March 1997, the later expires in December 2001. In September 1997, the Company amended its foundry agreement with TSMC such that for five years the Company will purchase from TSMC 50% of its wafer needs not filled by MiCRUS and Cirent provided that TSMC can meet the technologies and other requirements of the Company's customers. The amendment removed the requirements contained in the original agreement that the Company purchase a fixed minimum number of wafers each year and that the Company make sizable advance payments. TSMC has committed to supply such amounts of wafer.

      In July of 1997, the Company terminated the foundry agreement and foundry capacity agreement it had entered into with United Microelectronics Corporation ("UMC"), a Taiwanese Company, in the fall of 1995. Under the agreements, the Company had become an equity partner in United Silicon Inc., a subsidiary of UMC, and had rights to purchase minimum volume amounts of wafers. Pursuant to the termination, the Company relinquished its equity interest and its rights to purchase the volume amounts, and it recovered the cumulative cost of its investment in the venture.


Patents, Licenses and Trademarks

       To protect its products, the Company relies heavily on trade secret, patent, copyright, mask work and trademark laws. The Company applies for patents and copyrights arising from its research and development activities and intends to continue this practice in the future to protect its products and technologies.
The Company presently holds more than 230 U.S. patents, and in several instances holds corresponding international patents, and has more than 400 U.S. patent applications pending. The Company has also licensed a variety of technologies from outside parties to complement its own research and development efforts. The Company is also receiving brand recognition of its products. The Laguna (TM) and Visual Media (TM) family of graphics accelerators are examples of the use of trademarks to gain brand recognition.


Research and Development

       Research and development efforts concentrate on the design and development of new products for each market and on the continued enhancement of the Company's design automation tools.
Research and development efforts will be organized along the Company's new market focused product divisions (Personal Computer
Products, Communications Products, Mass Storage Products and
Crystal Semiconductor Products) which the Company believes will contribute to more efficient leveraging of its technologies in the product development cycle. The Company also funds certain advanced process technology development. Expenditures for research and development in fiscal 1997, 1996, and 1995 were $230.8 million, $238.8 million, and $165.6 million, respectively.
The Company expects the absolute amount of research and development expense will decrease in fiscal 1998 primarily as a result of the Company's fourth quarter reorganization and consolidation efforts, and the related reduction in workforce. As of September 27, 1997, the Company had approximately 43% of its employees engaged in research and development activities. The Company's future success is highly dependent upon its ability to develop complex new products, to transfer new products to production in a timely fashion, to introduce them to the marketplace ahead of the competition and to have them selected for design into products of leading systems manufacturers.

Competition

       Markets for the Company's products are highly competitive, and the Company expects that competition will increase. The Company competes with other semiconductor suppliers who offer standard semiconductors, application specific integrated circuits and fully customized integrated circuits, including both chip and board-level products. A few customers also develop integrated circuits that compete with the Company's products. The Company's competitive strategy has been to provide lower cost versions of existing products and new, more advanced products for customers' new designs.

       While no single company competes with the Company in all of the Company's product lines, the Company faces significant competition in each of its product lines. The Company expects to face additional competition from new entrants in each of its markets, which may include both large domestic and international semiconductor manufacturers and smaller, emerging companies.

       The principal competitive factors in the Company's markets include time to market; quality of hardware/software design and end-market systems expertise; price; product benefits that are characterized by performance, features, quality and compatibility with standards; access to advanced process and packaging technologies at competitive prices; and sales and technical support.

       Competition typically occurs at the design stage, where the customer evaluates alternative design approaches that require integrated circuits. Because its products have not been available from second sources, the Company generally does not face direct competition in selling its products to a customer once its integrated circuits have been designed into that customer's system. Nevertheless, because of shortened product life cycles and even shorter design-in cycles, the Company's competitors have increasingly frequent opportunities to achieve design wins in next generation systems. In the event that competitors succeed in supplanting the Company's products, the Company's market share may not be sustainable and net sales, gross margin, and earnings would be adversely affected.

Sales, Marketing and Technical Support

     The Company's products are sold worldwide, and historically 50-65% of revenues have come from shipments to overseas destinations. The Company maintains a worldwide sales force with a matrix organization, which is intended to provide centralized coordination of strategic accounts, territory-based local support and coverage of smaller customers, and specialized selling of product lines with unique customer bases.

     The Company maintains a major account team and a direct domestic and international sales force for its PC-related products. The major account team services the top PC and disk drive manufacturers. The domestic sales force includes a network of regional direct sales offices located in California and in Colorado, Florida, Illinois, Massachusetts, North Carolina, Oregon, Pennsylvania, and Texas. International sales offices and organizations are located in Taiwan, Japan, Singapore, Korea, Hong Kong, the United Kingdom, Germany, Italy, France and Barbados.
The Company supplements its direct sales force with sales representative organizations and distributors. Technical support staff are located at the sales offices and also at the Company's facilities in Fremont, California; Broomfield, Colorado; San Diego, California; Austin and Plano, Texas; Greenville, South Carolina; Raleigh, North Carolina; and Tucson, Arizona.

     The Company's Crystal Products Division maintains a separate, smaller sales force for products sold to the industrial, and consumer electronics.

     Compaq Computer Corporation accounted for approximately 10% of net sales in fiscal 1997. In fiscal 1996 and 1995, no customer represented 10% or more of net sales. However, the loss of a significant customer or a significant reduction in such a customer's orders could have an adverse effect on the Company's sales.

     Export sales information is incorporated by reference from the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II hereof.


Backlog

     Sales are made primarily pursuant to standard short-term purchase orders for delivery of standard products. The quantity actually ordered by the customer, as well as the shipment schedules, are frequently revised to reflect changes in the customer's needs. Accordingly, the Company believes that its backlog at any given time is not a meaningful indicator of future revenues.

Employees

     As of September 27, 1997, the Company had approximately 1,922 full-time equivalent employees, of whom 43% were engaged in research and product development, 30% in sales, marketing, general and administrative and 27% in manufacturing. In March 1997, the Company's management approved a workforce reduction that occurred on April 23, 1997 and resulted in a reduction of approximately 400 employees. The Company's future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified technical, marketing, engineering and management personnel. None of the Company's employees is represented by any collective bargaining agreements, although Cirent Semiconductor is staffed by Lucent Technologies' employees who are represented by a union. The Company believes that its employee relations are good.


Description of Properties

     The Company's principal facilities, located in Fremont, California, consist of approximately 480,000 square feet of office space leased pursuant to agreements which expire in 2006 and 2007 plus renewal options. This space is used for manufacturing, product development, sales, marketing and administration.

     The Company's Austin, Texas facilities consist of approximately 262,000 square feet pursuant to agreements that expire from 2003 to 2005. One lease expires in 2005. The Company's San Diego, California facility consists of approximately 153,000 square feet of office space leased pursuant to a lease that expires in 2006.

     The Company also has facilities located in Tucson, Arizona; Broomfield, Colorado; Nashua, New Hampshire; Raleigh, North Carolina; Greenville, South Carolina; King of Prussia, Pennsylvania; Fort Worth and Plano, Texas; Seattle, Washington; Pune, India; and Tokyo, Japan. The Company also leases sales and sales support offices in the United States in California, Colorado, Florida, Illinois, Massachusetts, Oregon, Pennsylvania and Texas and internationally in Taiwan, Japan, Singapore, Korea, Hong Kong, the United Kingdom, Germany, Italy, France and Barbados. The Company plans to add additional manufacturing and sales offices to support its growth.


    The foregoing forward-looking statements with respect to the proposed settlement are dependent on certain risks and uncertainties including such factors, among others, as the securing of court approval, the appellate court upholding the lower court decisions and the state court's recognition of the order on the settlement.

                              MANAGEMENT


EXECUTIVE OFFICERS AND
DIRECTORS
NAME                              AGE    POSITION WITH THE COMPANY                 SINCE
--------                          ---    -------------------------                 -----
Michael L. Hackworth (1)(4)   ... 56    Chairman of the Board, Chief Executive      1985
                                           Officer and Director
Suhas S. Patil (1)(4) ..........  53     Chairman Emeritus, and Director            1984
Thomas F. Kelly.................  44     Office of the President and Chief          1996
                                           Operating Officer
George N. Alexy.................  49     Office of the President and Chief          1987
                                           Products and Marketing Officer
Patrick V. Boudreau.............  56     Vice President, Human Resources            1996
Eric C. Broockman ..............  43     Vice  President and General Manager,       1995
                                        Crystal Semiconductor Products Division
Henry M. Josefczyk .............  59     Senior Vice President, Worldwide Sales     1997
Steven Dines ...................  44     Vice President and General Manager,        1991
                                           Mass Storage Products Division
Robert F. Donohue...............  54     Vice President, Chief Legal Officer,       1996
                                           General Counsel and Secretary
Michael D Shealy  ..............  49     Vice President and General Manager,        1997
                                           Communications Products Division
Edward C. Ross..................  56     President, Manufacturing and Technology    1995
Ronald K. Shelton...............  36    Vice President, Finance, Chief Financial    1996
                                           Officer and Treasurer
C. Gordon Bell (4)..............  63     Director                                   1990
D. James Guzy (1)(3)(4).........  61     Director                                   1984
Walden C. Rhines (1)(3).........  51     Director                                   1995
Robert H. Smith (2)(3)..........  60     Director                                   1990

--------
(1) Member of the Executive Committee
(2) Member of the Audit Committee
(3) Member of the Compensation Committee
(4) Member of the Nominating Committee


        Michael L. Hackworth (age 56), a founder of the Company, was appointed Chairman and Chief Executive Officer in July 1997. He served as President, Chief Executive Officer and a director from January 1985 to July 1997. He is also a director of Read-Rite Corporation. Previously he was employed by Signetics Corporation for over thirteen years, most recently as Senior Vice President of MOS and Linear Products.

         Suhas S.Patil (age 53), a founder of the Company, was named Chairman Emeritus in July 1997. He has served as a Director since the Company was founded in 1984 and as Chairman of the Board from 1994 to July 1997. He served as Vice President, Research and Development until March 1990 and Executive Vice President, Products and Technology through April 1997. He is also a director of CyberMedia, Inc.

        George N. Alexy (age 49) was appointed to the Office of the President and Chief Products and Marketing Officer in April 1997. He joined the Company in 1987 as Vice President, Marketing and in May 1993, he was promoted to Senior Vice President, Marketing. Previously, he was employed by Intel Corporation for ten years, most recently as Product Marketing Manager, High Performance Microprocessors.

        Thomas F. Kelly (age 44) was appointed to the Office of the President and Chief Operating Officer in April 1997. He joined the Company in March 1996 as Executive Vice President, Finance and Administration, Chief Financial Officer and Treasurer. Previously, he was Executive Vice President and Chief Financial Officer of Frame Technology Corporation from September 1993 to December 1995. Prior to Frame, he was Vice President and Chief Financial Officer of Analog Design Tools from September 1984 to July 1989, when it was acquired by Valid Logic, Vice President and Chief Financial Officer of Valid Logic through December 1991 and, following the acquisition of Valid Logic by Cadence Design Systems, Senior Vice President of Cadence Design Systems until July 1993.

        Patrick V. Boudreau (age 56) joined the Company in October 1996 as Vice President, Human Resources. He was Vice President, Human Resources for Fujitsu Microelectronics from 1995 to 1996. From 1989 to 1995, he was President of P.V.B. Associates, a management consulting and executive search firm, as well as Senior Vice President of Lazer-Tron Corporation.

        Eric C. Broockman (age 43) was appointed to the position of Vice President and General Manager, Crystal Semiconductor Products Division in April, 1997. He joined the Company in February 1995 as Vice President and General Manager, Network Broadcast Products Division. Prior to joining the Company, he was employed by IBM for 16 years, most recently as Product
Line Manager, DSP Business Unit.

        Henry M. Josefczyk (age 59) joined the Company in November 1997, as Senior Vice President, Worldwide Sales. Prior to joining the Company, he served as Vice President of Sales and Marketing for NKK Micro Devices from September 1996 to November 1997 and Vice President of Worldwide Sales for IC Works from June 1992 to September 1996.

        Steven Dines (age 44) was appointed Vice President and General Manager, Mass Storage Products Division in May 1997. He joined the Company in May 1991 as Member, Corporate Strategic Staff and in December 1991, he assumed the position of Director, Mass Storage Products Marketing. In November 1993, he was promoted to Vice President, Mass Storage. Prior to joining the Company he spent twelve years at Advanced Micro Devices, most recently as Director, Strategic Marketing for Europe and with IMP, Inc. as Director, Product Planning and Applications.

        Robert F. Donohue (age 54) joined the Company in May 1996 as Vice President, Chief Legal Officer, General Counsel and Secretary. Prior to joining the Company, he was Vice President, General Counsel and Secretary of Frame Technology Corporation from 1993 to 1996 and Vice President, General Counsel and Secretary of Cadence Design Systems, Inc. from 1989 to 1993.

         Michael D. Shealy (age 49) was appointed Vice President and General Manager of the Communications Division in September 1997. Prior to joining the Company, he served at Compaq Computer as the Vice President of the Small and Medium Business Solutions Division from July 1996 and as Vice President of Emerging Markets from August 1995 to July 1996. From April 1993 to August 1995, he was a senior executive at AT&T Paradyne serving as the Vice President and General Manager of the Personal Access Products business and Vice President of Strategic Development. Prior to joining AT&T, he was the President and CEO of Digital Technology, Inc.

         Edward C. Ross (age 56), joined the Company in September 1995 as President, Worldwide Manufacturing Group. In April 1997, he became President, Manufacturing and Technology. Prior to joining the Company, he was President of Power Integrations, a manufacturer of high-voltage integrated circuits, from January 1989 to January 1995.

         Ronald K. Shelton (age 36) was appointed Vice President, Finance, Chief Financial Officer and Treasurer in April 1997. He joined the Company in September 1996 as Vice President, Finance and Corporate Controller. From April 1992 to August 1996, he was Vice President, Finance and Administration and Chief Financial Officer of Alliance Semiconductor Corporation. He was Manager, Special Studies for Etec Systems, Inc. from April 1991 to March 1992 and prior to that he was Audit Manager at Deloitte & Touche.

        Dr. Bell (age 63) has been a Senior Researcher with Microsoft Corporation since August 1995. He was a computer consultant from November 1991 until August 1995 and Chief Scientist for Stardent
Computer, a manufacturer of high-performance graphics super-computers, from November 1987 until November 1991.

        Mr. Guzy (age 61) has been President of Arbor Company, a Nevada limited partnership engaged in the electronics and computer industry, since 1969. He is also a director of Intel Corporation, Micro Component Technology, Inc., Novellus Systems, Inc., Davis Selected Advisors Group of Mutual Funds and Alliance Capital Management Technology Fund.

        Dr. Rhines (age 51) has been President and Chief Executive Officer and a director of Mentor Graphics Corporation, a maker of electronic design automation products, since October 1993.
Previously, he was Executive Vice President, Semiconductor Group at Texas Instruments, Inc. from May 1987 to October 1993. He is also a director of TriQuint Semiconductor.

        Mr. Smith (age 60) has been Executive Vice President, Finance and Administration, Chief Financial Officer, Secretary and a director of Novellus Systems, Inc., a capital equipment manufacturer, since October 1996. From June 1994 to September 1994, he was Chairman of the Board of Micro Component Technology, Inc., an equipment manufacturer. He was President of Maxwell Communication Corporation North America, a printing, publishing, telecommunications and information management company, from August 1988 to July 1990.

       There are no family relationships between any directors or executive officers of the Company.


COMPENSATION OF DIRECTORS

        Non-employee directors are compensated as follows: a retainer of $4,000 is paid each quarter; a fee of $2,000 per day is paid for each regular or special meeting of the Board of Directors or committee meetings attended in person; a fee of $2,000 per day is paid for consulting services; and travel expenses are reimbursed for any director who travels more than 50 miles to attend a meeting. During the Last Fiscal Year, no consulting fees were paid to directors.

        In addition, in January 1990 the Company adopted a Directors' Stock Option Plan (the "Directors' Plan"), which was approved by the shareholders in July 1990. Under the terms of the Directors' Plan, each non-employee director is automatically granted, on the date he or she first becomes a director, an initial option to purchase 20,000 shares and, on the date of his or her annual reelection to the Board, an additional option to purchase 5,000 shares. The exercise price of the automatic options is the fair market value of the Common Stock as determined by the closing price reported by the Nasdaq National Market on the date of grant. Options granted under the Directors' Plan have a five-year term and vest over four years; one quarter (1/4) of the shares vest one year from the date of grant and one forty-eighth (1/48th) of the total shares vest each month thereafter.

        On August 1, 1996, automatic options were granted to directors Bell, Guzy, Rea, Rhines and Smith to purchase 5,000 shares of Common Stock at an exercise price of $14.0625 per share, the fair market value on the date of grant. Mr. Rea is not standing for reelection.


                          EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation earned during the fiscal years ended March 29, 1997, March 30, 1996 and April 1, 1995, by the Company's Chief Executive Officer, and the four highest-paid executive officers.


                                    Annual Compensation                Long-Term Compensation Awards
                                 ---------------------------------     ----------------------------------
                                                                         Securities         All Other
                                                                         Underlying        Compensation
Name and Principal Position      Year    Salary ($)(1)    Bonus($)         Options (#)         ($)(2)
---------------------------      ----    -------------  ----------      --------------     --------------
   Michael L. Hackworth          1997    397,488                -           150,000             1,000
   President and Chief           1996    397,488                -                 -           313,078
   Executive Officer             1995    375,000        1,073,980           300,000             1,000

   William D. Caparelli          1997    234,133          100,000 (3)        93,000           171,973 (4)
   Senior Vice President         1996    223,418                -            36,000           167,556
   Worldwide Sales               1995    205,062          415,511            36,000             1,000

   Michael L. Canning            1997    249,947          200,000 (3)        50,000             1,000
   President, Mass Storage       1996    246,578                -            50,000            79,166
   Products Company              1995    227,900          502,601            25,000             1,000

   Suhas S. Patil                1997    270,504                -            50,000             1,000
   Chairman, Executive Vice      1996    270,504                -            70,000           213,383
   President, Products and       1995    255,200          713,186            70,000             1,000
   Technology

   Thomas F. Kelly (5)           1997    255,769                -                 -                 -
   Executive Vice President,     1996          -                -           240,000                 -
   Finance and Administration    1995          -                -                 -                 -
   Chief Financial Officer
   and Treasurer


(1) Amounts shown are before salary reductions resulting from employee contributions to the Cirrus Logic, Inc. 401(k) Profit Sharing Plan.

(2)     Included in the "All Other Compensation" column for the Last
Fiscal Year are matching contributions of $1,000 each paid by the Company under the 401(k) Plan to Mr. Hackworth, Mr. Canning and Dr. Patil. Also included are partial payments paid under the terms of the Senior Executive Variable Compensation Plan ("SEVCP"), in the first and second quarters of fiscal 1996. Payments were based on each quarter's performance and were made to Mr. Hackworth, Dr. Patil, and Mr. Caparelli in the amounts of $312,078, $212,383, and $132,093, respectively. However, due to losses incurred in the following fiscal quarters, the payments exceeded what was earned on a full fiscal year basis and, accordingly, the amount of the payments will be deducted from any future bonuses due under the SEVCP. In order to formalize this arrangement, repayment agreements were executed for the amounts due. However, the amounts do not bear interest, and, since they are repayable only out of future bonuses, they have no specific maturity date. No Named Executive Officer received perquisites during fiscal 1997, 1996 or 1995 equal to or in excess of $50,000 or 10% of such Named Executive Officer's salary plus bonus for such fiscal year.

(3)     Amount shown is a special retention bonus paid in the Last
Fiscal Year.

(4) Includes commission paid for the first, second and third quarters of the Last Fiscal Year.

(5)     Mr. Kelly joined the Company in March 1996.


Option Grants in Last Fiscal Year

        The following table provides information with respect to options granted in the Last Fiscal Year to the Named Executive
Officers.



                                                                                    Potential
                                                                                 Realizable Value
                                                                                at Assumed Annual
                                                                              Rates of Stock Price
                                                                                Appreciation for
                          Individual Grants                                        Option Term
                     ---------------------------                             --------------------------
                                      % of Total
                      Number of        Options
                      Securities      Granted to
                       Underlying     Employees     Exercise
                       Options        in Fiscal      Price      Expiration
        Name          Granted (1)     Year (2)      (S/sh)         Date         5%($)(3)    10% ($)(3)
--------------------  ------------   -----------   ---------    -----------  ------------  ------------
Michael L. Hackworth   150,000 (4)     4.42%       $19.375        09/25/06    $ 1,827,725   $ 4,631,814

William D. Caparelli    93,000 (5)     2.74%       $19.375        09/25/06    $ 1,133,190   $ 2,871,724

Michael L. Canning      50,000 (6)     1.47%       $19.375        09/25/06    $   609,242   $ 1,543,938

Suhas S. Patil          50,000 (6)     1.47%       $19.375        09/25/06    $   609,242   $ 1,543,938

Thomas F. Kelly              -            -              -               -              -             -


(1) All options have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant.
The Compensation Committee has the discretion and authority to amend and reprice the outstanding options. On April 30, 1997, the Company granted new options with an exercise price of $9.1875 to current employees and cancelled outstanding options with exercise prices above $9.1875 per share. All replacement options are subject to a one-year blackout on exercise. If an employee voluntarily terminates his employment prior to the end of the blackout period, he will forfeit any repriced options.

(2) Based on 3,396,055 shares granted to all employees during the Last Fiscal Year.

(3) The 5% and 10% assumed compound rates of annual stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

(4) 37,500 shares vest on September 25, 1997 and 112,500 shares vest monthly from October 25, 1997 through September 25,
2000.

(5) 15,000 shares vest on September 25, 1997, 14,000 shares vest on September 25, 1998 and September 25, 1999, and 50,000 shares vest on September 25, 2000.

(6)  50,000 shares vest on September 25, 2000.


Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

        The following table provides information with respect to option exercises in the Last Fiscal Year by the Named Executive
Officers and the value of their unexercised options at Fiscal Year
End.

                                                           Number of                   Value of
                                                     Securities Underlying           Unexercised
                                                      Unexercised Options        In-the-Money Options
                                                         at Fiscal Year             at Fiscal Year
                                                           End (#) (2)               End ($)(2)(3)
                                                     -----------------------     ----------------------
                            Shares         Value
                          Acquired on     Realized
         Name             Exercise (#)    ($) (1)      Vested      Unvested         Vested      Unvested
-----------------------   ------------    --------   ----------   ----------     -----------   ----------
Michael L. Hackworth                -           -      746,909      333,091      $ 1,039,227   $    8,273

William D. Caparelli                -           -       54,226      195,000      $   190,307   $  112,500

Michael L. Canning                  -           -       81,348      194,000      $   306,250   $  165,000

Suhas S. Patil                      -           -      269,378      260,622      $   856,875   $  187,500

Thomas F. Kelly                     -           -       60,000      180,000      $         -   $        -

(1) Market value of the shares on date of exercise, less the exercise price.

(2) All options are immediately exercisable, but shares issued upon exercise are subject to vesting restrictions.
Accordingly, there were no unexercisable options outstanding at fiscal year end.

(3)  Value is based on fair market value of the Company's Common
Stock of $12.125 per share on March 27, 1997 (the last trading day of the Last Fiscal Year), less the exercise price.



LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

       The Company's Restated Articles of Incorporation, as amended (the
"Articles"), of the Company limits the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law, and authorizes the Company to provide indemnification to its agents (including officers and directors), subject to the limitations of the California Corporations Code set forth below.
The Company's Bylaws, as amended further provide for indemnification of corporate agents to the maximum extent permitted by the California
Corporations Code.

       Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

        The Company has entered into indemnification agreements with each of its officers and directors. These agreements indemnify them against certain potential liabilities that may arise as a result of their service to the Company, and provide for certain other protection. The Company also maintains insurance policies which insure its officers and directors against certain liabilities.


         EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                   AND CHANGE-IN-CONTROL ARRANGEMENTS


        Upon joining the Company, Thomas F. Kelly was granted a non-qualified stock option to purchase 240,000 shares of Cirrus Logic
Common Stock. The terms of the option state that in the event of his termination as a result of the Company begin acquired, any unvested shares will vest on the date of termination.


                         STOCK OPTION PLANS

The 1990 Directors' Stock Option Plan

       The 1990 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in January 1990 and approved by the shareholders in July 1990. A total of 185,000 shares of Common Stock are reserved for issuance thereunder. The Directors' Plan is administered by non-employee Directors of the Board of Directors. Each Outside Director is automatically granted an initial option to purchase 10,000 shares of Common
Stock upon the date such person first becomes a Director, and, upon his or her annual reelection to the Board, an additional option to purchase 2,500 shares of Common Stock. Grants of Special Options are made at the discretion of the Board. All options granted under the Directors' Plan are nonstatutory stock options.

       Options granted under the Directors' Plan have a term of five years and are exercisable only while the Outside Director remains an Outside
Director of the Company or within seven (7) months of the date the Outside
Director ceases to serve as a Director.  The exercise price of Automatic
Options is 100% of the fair market value per share on the date of grant of the option. The exercise price of the Special Option is determined by the Board. Automatic Options are immediately exercisable and subject to repurchase by the Company as to any unvested shares upon cessation of status as an Outside Director. Special Options are subject to vesting as determined by the Board of Directors and approved by the shareholders.

       In the event of a liquidation or dissolution of the Company, all options will terminate immediately before consummation of such event. In the event of a proposed sale of all or substantially all of the assets of the Company, or merger of the Company with or into another corporation, all options shall be assumed or equivalent options shall be substituted, by such successor corporation or a parent or subsidiary of such successor corporation. The Board of Directors may amend, alter, suspend or discontinue the Directors' Plan;
provided, however, that the terms of Automatic Options may not be amended more than once in any six-month period. The grant of options under the Directors'
Plan is determined by the Directors' Plan with respect to Automatic Options and is subject to the individual director's election, appointment or reelection to the Board. The grant of Special Options is at the discretion of the Board of Directors and the approval of the shareholders of the Company.


1996 Stock Plan

        The Company's 1996 Stock Plan (the "Stock Plan") provides for the granting of employees of incentive stock options within the meaning of Section
422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). The Stock Plan was approved by the Board of Directors in May 1996 and the stockholders in August 1996. Unless terminated sooner, the Stock Plan will automatically terminate ten years from approval date. A total of 2,500,000 shares are currently authorized for issuance under the Stock Plan. The Stock Plan may generally be administered by the Board of Directors or by a committee appointed by the Board of Directors (" the Committee"). Options and SPRs granted under the Stock Plan are generally not transferable by the optionee. Options granted under the Stock Plan must generally vest and become exercisable over four years. In the case of SPRs, unless the Board or the Committee determines otherwise, the Company's grant shall be subject to a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment. The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement is the original price paid by the purchaser and may be repaid by cancellation of any indebtedness of the purchaser to the Company.

        The exercise price of all incentive stock options granted under the Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPR's granted to under the Stock Plan is determined by the Board or the Committee. In order to preserve the Company's ability to deduct the compensation income associated with options granted to certain executive officers of the Company and comply with the limitations imposed on such grants by Section 162(m) of the Internal Revenue Code, the Stock Plan provides that no employee may be granted, in any fiscal year of the Company, options to purchase more than 400,000 shares of Common Stock. In connection with an employee's initial employment, however, such employee may be granted options to purchase to up to an additional 800,000 shares of Common Stock under the Stock Plan.
Options granted under the Stock Plan must generally be exercised within 30 days of the end of the optionee's status as an employee or consultant of the Company, or in no event later than the ten years from the date of grant of such option.

        Participation in the Stock Plan is voluntary and dependent on each eligible employee's election to participate. The Stock Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all the Company's assets, each option or SPR shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options or SPRs are not assumed or substituted with an equivalent option of the successor corporation, the optionee shall fully vest in and have the right to exercise the option or SPR as to all of the optioned stock, including the shares as to which it would not otherwise have been vested and be exercisable. In the event an option or SPR becomes exercisable in full in the event of a merger or sale of assets, the Committee shall notify the optionee that the option or SPR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the option or SPR will terminate upon the expiration of such.


                         EMPLOYEE STOCK PURCHASE PLAN

1989 Employee Stock Purchase Plan

        The Company's 1989 Employee Stock Purchase Plan (the "Purchase Plan")
was adopted by the Board of Directors in March 1989 and approved by the stockholders in August 1996.  A total of 3,400,000 shares of Common Stock has been reserved for issuance under the Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code. The Purchase Plan is
implemented by consecutive and non-overlapping offering periods that begin every six months.  The first offering period commenced on June 8, 1989, and terminated on December 31, 1989. Subsequent offering periods were every six month period thereafter.  Since the Compensation Committee has the power to change the duration of the future offering periods, on May 24, 1994 the offering periods were amended to coincide with the accounting and payroll
schedules and include thirteen pay periods per offering.   Accordingly, the
changed offering period ended on June 29, 1996.  The next offering period commenced on June 30, 1996 and terminated on  January 14, 1997.  The
Purchase Plan is administered by the Compensation Committee of the Board of
Directors.  The Purchase Plan permits eligible employees to Purchase Common
Stock through payroll deductions; provided, however that immediately after the grant of such option, the employee would not own more than five percent
(5%) or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her) and such grant would not exceed more than $25,000 of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year. The price of the of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the Common stock at the beginning of the offering period or at the end of the relevant purchase period.  Employees may end their participation at any time with at least fifteen (15) days notice prior to the end of an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon the termination of employment with the Company.

        Participation in the Purchase Plan is voluntary and dependent on each eligible employee's election to participate. The Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all the Company's assets, the Board of Directors shall shorten the offering period then in progress such that the employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The Purchase Plan will terminate in March 2009, unless terminated earlier by the Board.


                         EMPLOYEE BENEFIT PLANS

       The Company and its subsidiaries have adopted 401(k) Profit Sharing
Plans (the "Plans") covering substantially all of their qualifying domestic employees. Under the Plans, employees may elect to reduce their current compensation by up to 15% subject to annual limitations, and have the amount of such reduction contributed to the Plans. The Plans permit, but do not require, additional discretionary contributions by the Company on behalf of all participants. During fiscal 1997, 1996 and 1995, the Company and its subsidiaries matched employee contributions up to various maximums per plan for a total of approximately $2,046,000, $2,111,000 and $1,849,000, respectively.  The Company intends to continue the contributions in fiscal
1998.


               THE SENIOR EXECUTIVE VARIABLE COMPENSATION PLAN

       The Company established the Senior Executive Variable Compensation
Plan (the "SEVCP")in 1990. In August 1995, the Company shareholders approved the SEVCP in order to qualify payments under the terms of the plan as performance-based compensation under Section 162(m) of the Internal
Revenue Code, which permits a Company to deduct more than $1 million of compensation paid to the executive officers named in the summary compensation table in the proxy statement (the "Covered Employees") under certain performance-based compensation plans that are approved by shareholders.

       The plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), subject to ratification by the Board of Directors. The individuals who are eligible to participate in the SEVCP are the executive officers and other key employees of Cirrus Logic who are or who may become Covered Employees. Under the SEVCP, participants are eligible to receive bonus payments based upon the attainment and certification of performance measures pre-established by the Committee.
SEVCP payments are generally made in cash as soon as is practicable following determination of the amount of the bonus payment. The primary performance measures for the plan are corporate profitability and growth as measured by certain performance measures and financial ratios. The impact of any acquisitions or mergers during the plan year will be excluded from the performance measures. Participants who have primary responsibility for a business unit of the Company may be measured on business unit performance measures, in place of some or all of the corporate performance measures.

       The Committee may terminate, suspend or amend the SEVCP, so long as shareholder approval has been obtained if required in order for awards to qualify as "performance-based compensation" under Section 162(m) of the Code. Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt, and the Company will receive a corresponding deduction for the amount constituting ordinary income to the participant at the same time the participant recognizes that ordinary income, provided that the SEVCP satisfies the requirements of Section 162(m) of the Code.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       During the fiscal year ended March 29, 1997, the Compensation
Committee of the Board of Directors consisted of directors Rea, Rhines and Smith. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the Last
Fiscal Year.  Director Rea is not standing for reelection.


                SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                       AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's
Common Stock as of March 29, 1997 by (i) each shareholder known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock; (ii) each director; (iii) each of the Named Executive Officers and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

                                                 Number of
        Beneficial Owner                         Shares (1)    Percent
----------------------------------------------   ----------    -------
Merrill Lynch Asset Management, L. P. (2)(3)     4,000,000       6.05%
  P.O. Box 9011
  Princeton, NJ   08543

Suhas S. Patil (4)                               1,352,560       2.04

Michael L. Hackworth (5)                         1,363,784       2.06

Michael L. Canning (6)                             403,530        *

William D. Caparelli (7)                           298,734        *

Thomas F. Kelly (8)                                240,000        *

D. James Guzy (9)                                  187,782        *

C. Gordon Bell (10)                                 50,000        *

C. Woodrow Rea, Jr. (11)                            31,000        *

Walden C. Rhines (12)                               30,000        *

Robert H. Smith (13)                                16,250        *

All current executive officers and directors     6,036,628       9.12%
as a group (19 Persons) (14)


*  Less than 1%

(1) All options granted under the Amended 1987 Stock Option Plan and the Amended 1990 Directors' Stock Option Plan (the "Plans") are immediately exercisable, but shares issued upon exercise of unvested options are subject to vesting restrictions. Accordingly, all outstanding options granted under the Plans are exercisable within sixty (60) days of the Record Date. See "Option Exercises in Last Fiscal Year and Fiscal
Year End Option Values" table for vested and unvested shares for the Named
Executive Officers.

(2) As reported in the most recent filings with the Securities and Exchange Commission.

(3) Merrill Lynch & Co., Inc. shares voting and dispositive power with respect to 4,000,000 shares with Merrill Lynch
Group, Inc., Princeton Services, Inc., Merrill Lynch Asset
Management, L.P. and Merrill Lynch Growth Fund for
Investment and Retirement

(4) Includes (i) 530,000 shares issuable upon exercise of options held by Dr. Patil exercisable within sixty (60) days of March 29, 1997 and (ii) 73,400 shares held by family members and trusts for the benefit of family members, with respect to which Dr. Patil disclaims beneficial ownership.

(5) Includes 1,090,000 shares issuable upon exercise of options held by Mr. Hackworth exercisable within sixty (60) days of March 29, 1997.

(6) Includes 275,348 shares issuable upon exercise of options held by Dr. Canning exercisable within sixty (60) days of March 29, 1997.

(7) Includes 249,226 shares issuable upon exercise of options held by Mr. Caparelli exercisable within sixty (60) days of March 29, 1997.

(8) Includes 240,000 shares issuable upon exercise of options held by Mr. Kelly exercisable within sixty (60) days of March 29, 1997.

(9) Includes 25,000 shares issuable upon exercise of options held by Mr. Guzy exercisable within sixty (60) days of March
29, 1997.  Also includes 162,782 shares held by Arbor
Company, of which Mr. Guzy is President and may therefore be deemed to be the beneficial owner.

(10) Includes 20,000 shares issuable upon exercise of options held by Dr. Bell exercisable within sixty (60) days of March
29, 1997.

(11) Includes 25,000 shares issuable upon exercise of options held by Mr. Rea exercisable within sixty (60) days of March
29, 1997.  Mr. Rea is not standing for reelection.

(12) Includes 30,000 shares issuable upon exercise of options held by Mr. Rhines exercisable within sixty (60) days of March 29, 1997.

(13) Includes 16,250 shares issuable upon exercise of options held by Mr. Smith exercisable within sixty (60) days of March 29, 1997.

(14) Includes 4,130,918 shares issuable upon exercise of options held by executive officers and directors exercisable within sixty (60) days of March 29, 1997.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Sam S. Srinivasan retired from the Company in April 1996. The Company entered into a Retirement Agreement with Mr. Srinivasan in connection therewith. Mr. Srinivasan had been Chief Financial Officer. Under the retirement agreement, Mr. Srinivasan received a lump-sum payment equal to one year's salary, $235,956, plus forgiveness of an outstanding loan and tax reimbursement therefor totaling $410,281. As a result of his retirement, repayment by him of $139,759 advanced under the SEVCP in fiscal 1996 was no longer required. Mr. Srinivasan's stock options vested through September 30, 1996. In addition, Mr. Srinivasan had a consulting agreement to provide services to the Company for a transition period of three months.

       The Company has entered into an agreement with Douglas J. Bartek who resigned from his position of President, Visual and Systems Interface
Company on April 19, 1996 to assume the CEO position of a divested operation. Under the agreement, Mr. Bartek received a lump-sum payment equal to one year's salary, $264,368. As a result of his resignation, repayment by him of $159,258 advanced under the SEVCP in fiscal 1996 was no longer required. He has agreed to provide consulting services to the Company for a period of up to one year. During the consulting period, certain stock options held by Mr. Bartek will vest based on the attainment of specific goals as stated in the consulting agreement and he may receive relocation benefits in connection with the divested operation.


DESCRIPTION OF CAPITAL STOCK

       As of March 29, 1997, the authorized capital stock of the Company consisted of 140,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value.


Common Stock

       The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor.
See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The
Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

       The Preferred Stock is authorized but unissued.  The Board of
Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or
action by the shareholders.   Although it has no intention to do so, the
Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.  The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.


                      DESCRIPTION OF THE REGISTRABLE NOTES

       The Registrable Notes have been issued under an indenture, dated as of December 15, 1996, between the Company and State Street Bank and Trust
Company, as Trustee (the "Indenture"). The following summaries of certain provisions of the Registrable Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Registrable Notes and the Indenture, including the definitions therein of certain terms that are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Registrable Note that is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.


General

       The Registrable Notes are unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "--Subordination," and convertible into Common
Stock as described under "--Conversion Rights." The Registrable Notes will mature on December 15, 2003, unless earlier redeemed at the option of the Company or repurchased by the Company at the option of the holder upon the occurrence of a Change in Control (as defined).

       The Registrable Notes bear interest from the most recent date that interest has been paid, or if no interest has been paid, from December 18, 1996, at 6% per annum. Interest is payable semi-annually on June 15 and December 15, commencing on June 15, 1997, to holders of record at the close of business on the preceding June 1 and December 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

       Principal will be payable, and the Registrable Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Company maintained by the Company for such purposes in New York, New York, which shall initially be the office or agency of the Trustee in New York, New York.

       The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness or other indebtedness.
The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "--
Repurchase at Option of Holders Upon a Change in Control" below.


Conversion Rights

       The Holder of any Registrable Note will have the right at the Holders option, to convert any portion of the principal amount of any Registrable
Note that is an integral multiple of $1,000 into shares of Common Stock at any time on or after March 18, 1997 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 41.2903 shares of Common Stock per $1,000 principal amount of Notes (the "Conversion Rate") (equivalent to a conversion price of approximately $24.219 per share of Common Stock), subject to adjustment as described below. The right to convert a Registrable Note called for redemption or submitted for repurchase will terminate at the close of business on the last Business Day prior to the Redemption Date or Repurchase
Date for such Registrable Note, as the case may be. (Section 12.1)

       The right of conversion attaching to any Registrable Note may be exercised by the Holder by delivering the Registrable Note at the office or agency of the Trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion. Such notice of conversion can be obtained from the Trustee. Beneficial owners of interests in a Registered Global Note may exercise their right of conversion by delivering to The Depository Trust Company ("DTC") the appropriate instruction form for conversion pursuant to DTC's conversion program. Such notice of conversion can be obtained at the office of any Conversion Agent.
The conversion date will be the date on which the Registrable Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the Conversion Agent for delivery to the Holder.
Such shares of Common Stock issuable upon conversion of the Registrable
Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock of the Company outstanding from time to time. Any Registrable
Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Registrable Notes (or portions thereof) called for redemption on a Redemption Date or repurchaseable on a Repurchase Date occurring, in either case, within such period (including any Registrable Notes (or portions thereof) called for redemption on a Redemption Date or submitted for repurchase on a Repurchase Date that is a Regular Record Date or Interest Payment Date, as the case may be)) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Registrable Notes being surrendered for conversion. The interest payable on such Interest Payment
Date with respect to any Registrable Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, or is repurchaseable on a Repurchase Date, occurring, in either case, during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest
Payment Date (including any Notes (or portions thereof) called for redemption on a Redemption Date or submitted for repurchase on a Repurchase
Date that is a Regular Record Date or Interest Payment Date, as the case may
be), which Note (or portion thereof, if applicable) is surrendered for conversion during such period (or on the last Business Day prior to the Regular Record Date or Interest Payment Date in the case of a Registrable
Note (or portions thereof) called for redemption or submitted for repurchase on a Regular Record Date or Interest Payment Date, as the case may be), shall be paid to the Holder of such Registrable Note being converted in an amount equal to the interest that would have been payable on such Registrable Note if such Registrable Note had been converted as of the close of business on such Interest Payment Date. The interest payable on such Interest Payment Date in respect of any Registrable Note (or portion thereof, as the case may be) which has not been called for redemption on a Redemption Date, or is not eligible for repurchase on a Repurchase Date, occurring, in either case, during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, which Registrable Note
(or portion thereof, as the case may be) is surrendered for conversion during such period, shall be paid to the Holder of such Registrable Note as of such Regular Record Date. Interest payable in respect of any Registrable
Note surrendered for conversion on or after an Interest Payment Date shall be paid to the Holder of such Registrable Note as of the next preceding
Regular Record Date, notwithstanding the exercise of the right of conversion. As a result of the foregoing provisions, Holders that surrender
Registrable Notes for conversion on a date that is not an Interest Payment
Date will not receive any interest for the period from the Interest Payment
Date next preceding the date of conversion to the date of conversion or for any later period, even if the Registrable Notes are surrendered after a notice of redemption (except for the payment of interest on Registrable
Notes called for redemption on a Redemption Date or submitted for repurchase on a Repurchase Date between a Regular Record Date and the Interest Payment
Date to which it relates (including any Registrable Notes (or portions thereof) called for redemption on a Redemption Date or submitted for repurchase on a Repurchase Date that is a Regular Record Date or Interest
Payment Date, as the case may be), as provided above). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common
Stock as of any record time or date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market bid price of Common Stock at the close of business on the day of conversion. (Sections 2.2, 3.7, 12.2 and 12.3)


       A Holder delivering a Registrable Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Registrable Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

       The Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) payable in Common Stock on shares of Common Stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then Current Market Price of such Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants (provided that the Conversion Rate will be readjusted to the extent any such rights, options or warrants are not exercised prior to the expiration thereof), (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above or dividends and distributions paid exclusively in cash), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common
Stock concluded within the preceding 12 months in respect of which no adjustment has been made exceeds 12.5% of the Company's market capitalization (for this purpose being the product of the Current Market
Price per share of the Common Stock on the record date for such distribution times the number of shares of Common Stock outstanding) on such date, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such reductions in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion
Rate. (Section 12.4) The Company will compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice by mail to Holders of the Registrable Notes of any adjustments. (Section 12.5)

       In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale, transfer or lease of all or substantially all of the assets of the Company, each Registrable Note then outstanding will, without the consent of the Holder of any Registrable Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer or lease by a holder of the number of shares of Common Stock into which such Registrable Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible). (Section 12.11)

       The Company from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the Common Stock exceeds the Conversion Price by 105% in connection with an event which otherwise would be a Change in Control.
(Section 12.4)

       If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Registrable Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Registrable Notes. See "United States Taxation --
United States Holders -- Dividends."


Subordination

       The payment of the principal of, premium, if any, and interest on the Registrable Notes (including any Liquidated Damages (as defined)) and any amounts payable upon the redemption or the repurchase of the Registrable
Notes will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Indebtedness of the Company.

       "Senior Indebtedness" is defined in the Indenture to mean: the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (a) indebtedness of the Company evidenced by credit or loan agreements, notes, bonds, debentures, or other written obligations, (b) all obligations of the Company for money borrowed, (c) all obligations of the Company evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (d) obligations of the Company as lessee (i) under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and (ii) under other leases for facilities, equipment or related assets, whether or not capitalized, entered into or leased after the date of the Indenture for financing purposes (as determined by the Company), (e) obligations of the Company under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts, or similar agreements or arrangements, (f) all obligations of the Company with respect to letters of credit, bankers' acceptances or similar facilities, (g) all obligations of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable arising in the ordinary course of business), (h) all obligations of the type referred to in clauses (a) through (g) above of another Person and all dividends of another Person, the payment of which, in either case, the Company has assumed or guaranteed, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on property of the Company, and (i) renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (h) of this paragraph; provided, however, that Senior Indebtedness shall not include the Registrable Notes or any such indebtedness or obligation if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which it is issued) expressly provided that such indebtedness or obligation is not superior in right of payment to the Registrable Notes.

       No payment on account of principal of, premium, if any, or interest on (including any Liquidated Damages), or the redemption or the repurchase of, the Registrable Notes may be made by the Company if (i) a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to any Senior Indebtedness occurs and is continuing beyond the applicable grace period or (ii) any other event of default occurs and is continuing with respect to Designated Senior Indebtedness (as defined below) that permits the holders thereof to accelerate the maturity thereof, and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company, a holder of such Designated Senior Indebtedness or other person permitted to give such notice under the Indenture. Payments on the Registrable Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced unless and until (i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and
(ii) all scheduled payments of principal, premium, if any, and interest on the Registrable Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice. "Designated Senior Indebtedness" means the Company's obligations under the Credit Agreement (as defined) and any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior
Indebtedness to exercise the rights of Designated Senior Indebtedness).
(Sections 1.1 and 13.2) In addition, upon any acceleration of the principal due on the Registrable Notes as a result of an Event of Default or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings of the Company, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Registrable Notes are entitled to receive any payment. (Sections 13.2 and 13.3) By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Registrable Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Registrable Notes.

       In addition, the Registrable Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Registrable
Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors and lessors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

       As of September 27, 1997, the Company had approximately $120 million of indebtedness and other liabilities that constituted Senior Indebtedness, including approximately $40 million of letters of credit. As of September
27, 1997, the Company's subsidiaries had approximately $276 million of indebtedness and other liabilities (including trade payables and indebtedness and other liabilities of the Company's manufacturing joint ventures and excluding intercompany liabilities) as to which the Registrable
Notes have been effectively subordinated. Approximately $38 million of this amount is also included in the amount of the Company's outstanding Senior
Indebtedness as of September 27, 1997, as set forth above. The Indenture does not limit the Company's or its subsidiaries' ability to incur Senior
Indebtedness or any other indebtedness or liabilities. The Company expects from time to time to incur additional indebtedness and other liabilities, including Senior Indebtedness, and also expects that its subsidiaries will from time to time incur additional indebtedness and other liabilities. In particular, the Company anticipates incurring significant obligations, which may include additional Senior Indebtedness, in connection with its manufacturing program. See "Risk Factors -- Leverage and Subordination" and
Business -- Manufacturing."

Redemption

       The Registrable Notes may not be redeemed at the option of the Company prior to December 16, 1999. On and after December 16, 1999, the
Registrable Notes may be redeemed, in whole or in part, at the option of the Company, at the redemption prices specified below, upon not less than 20 nor more than 60 days' prior notice as provided under "-- Notices" below.

       The redemption price (expressed as a percentage of principal amount) is as follows for the 12-month periods beginning on December 15 of the following years (or December 16, in the case of 1999):

   Year                             Redemption Price
 -------                            -----------------

   1999 . . . . . . . . . . . . . . .    103.429%
   2000 . . . . . . . . . . . . . . .    102.571
   2001 . . . . . . . . . . . . . . .    101.714
   2002 . . . . . . . . . . . . . . .    100.857

and thereafter is equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption. (Sections 2.2, 11.1, 11.5, 11.7)

       No sinking fund is provided for the Registrable Notes.


Payment and Conversion

       The principal of Registrable Notes will be payable in U.S. dollars, against surrender thereof at the office or agency of the Trustee in the Borough of Manhattan, The City of New York, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Registrable Notes in excess of U.S.
$2,000,000). Payment of any installment of interest on Registrable Notes will be made to the Person in whose name such Registrable Notes (or any predecessor Registrable Note) is registered at the close of business on the June 1 or the December 1 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date").
Payments of such interest will be made by a dollar check mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Regular Record
Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of U.S.
$2,000,000). No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date. (Section 2.2)

       Any payment on the Registrable Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day", when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are generally authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in San Jose, California, Boston, Massachusetts, New
York, New York or London, England are generally authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes. (Sections 1.1 and 2.2)

       Registrable Notes may be surrendered for conversion at the office or agency of the Trustee in the Borough of Manhattan, The City of New York.
Registrable Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights". (Sections 2.2 and 12.2)

       The Company has initially appointed the Trustee as Paying Agent and Conversion Agent. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying
Agents and Conversion Agents, provided that until the Registrable Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Registrable Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Registrable Notes for conversion, which shall initially be an office or agency of the Trustee as provided in the Indenture. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "-- Notices" below. (Section 10.2)

       All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Registrable Notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Registrable Note will thereafter look only to the Company for payment thereof. (Section 10.3).


Repurchase at Option of Holders Upon a Change in Control

       If a Change in Control (as defined) occurs, each Holder of Registrable Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Registrable Notes not theretofore called for redemption, or any portion of the principal amount thereof that is $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Registrable Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price"). (Section 14.1)

       The Company may, at its option, in lieu of paying the Repurchase
Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the second trading day prior to the Repurchase
Date; provided that payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment prior to the Repurchase Date as provided in the Indenture. (Sections 14.1 and 14.2)

       Within 30 days after the occurrence of a Change in Control, the Company is obligated to give to all Holders of the Registrable Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof, or, at the request of the Company on or before the 15th day after the occurrence, the Trustee shall give the Company Notice. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Registrable Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Registrable Notes with respect to which the right is being exercised.
(Section 14.3)

       A "Change in Control" shall be deemed to have occurred at such time after the original issuance of the Registrable Notes as there shall occur:

          (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company; or

          (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale or transfer of all or substantially all of the assets
(other than to a wholly-owned Subsidiary of the Company) of the Company to any other Person (other than (a) any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors immediately prior to such transaction have, directly or indirectly, at least
50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in elections of directors of the continuing or surviving corporation immediately after such transaction and (b) a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company or (y) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common
Stock into solely shares of common stock); provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control
(in the case of a Change in Control under clause (i) above) or the period of 10 consecutive trading days ending immediately before the Change in Control
(in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Registrable Notes in effect on each such trading day, or (b) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation constituting the Change in Control described in clause (i) and/or clause (ii) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the Change in Control) and as a result of such transaction or transactions the Notes become convertible solely into such common stock. The
"Conversion Price" is equal to $1,000 divided by the Conversion Rate.
"Beneficial Owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution of the Indenture. "Person" includes any syndicate or group which would be deemed to be a "person" under section 13(d)(3) of the Exchange Act. (Section 14.4)

       Rule 13e-4 under the Exchange Act requires the dissemination of certain information to Securityholders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Registrable Notes. The Company will comply with this rule to the extent applicable at that time.

       The Company may, to the extent permitted by applicable law, at any time purchase Registrable Notes in the open market or by tender at any price or by private agreement. Any Registrable Note so purchased by the Company may, to the extent permitted by applicable law and subject to restrictions contained in the Purchase Agreement, be reissued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any
Registrable Notes surrendered as aforesaid may not be reissued or resold and will be canceled promptly.

       The foregoing provisions would not necessarily afford Holders of the Registrable Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.


       The Company's ability to repurchase Notes upon the occurrence of a Change in Control is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the Repurchase Price for all the Notes that might be delivered by Holders of Notes seeking to exercise the repurchase right.
Moreover, although under the Indenture the Company may elect, subject to satisfaction of certain conditions, to pay the repurchase price for the Notes using shares of Common Stock, [the terms of the existing Company's
Credit Agreement prohibit the repurchase of Notes by the Company or its subsidiaries in cash or any other form of payment including shares of Common
Stock], and the Company's ability to repurchase Notes may be limited or prohibited by the terms of any future borrowing arrangements, including
Senior Indebtedness existing at the time of a Change in Control.  The
Company's ability to repurchase Notes with cash may also be limited by the terms of its subsidiaries' borrowing arrangements due to dividend restrictions. Any failure by the Company to repurchase the Notes when required following a Change in Control would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. (Section 5.1) Any such default may, in turn, cause a default under Senior Indebtedness of the Company.
Moreover, the occurrence of a Change in Control would result in an event of default under the Company's Credit Agreement and may cause an event of default under terms of other Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. In addition, the Company's repurchase of Notes as a result of the occurrence of a Change in Control may be prohibited or limited by, or create an event of default under, the cross-default provisions and other terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. See "-- Subordination", "Risk Factors -- Leverage and Subordination," and "Risk Factors --Limitations on Repurchase of
Registrable Notes."



Mergers and Sales of Assets by the Company

       The Company may not consolidate with or merge into any other Person
(in a transaction in which the Company is not the surviving corporation) or convey, transfer, sell or lease its properties and assets substantially as an entirety to any Person, unless (a) the Person formed by such consolidation or into or with which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred, sold or leased shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United
States, any State thereof or the District of Columbia and, if other than the Company, shall expressly assume the payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture, and (b) immediately after giving effect to such transaction, no Event of Default, and no event that after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (Section 7.1)


Events of Default

       The following will be Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Notes and the Indenture; (b) failure to pay any interest (including any Liquidated Damages) on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Notes and the Indenture; (c) failure to provide a Company Notice in the event of a Change in Control, whether or not the payment of the Repurchase
Price is prohibited by the subordination provisions of the Notes and the Indenture; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days (plus an additional 60 days in the case of defaults subject to cure, provided the Company commences such cure within the initial 60 days and is diligently pursuing such cure) after written notice as provided in the Indenture; (e) any indebtedness for money borrowed by the Company in an outstanding principal amount in excess of $20,000,000 is not paid at final maturity or upon acceleration thereof and such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. (Section 5.1) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 6.3) Subject to compliance with all rules or laws and the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 5.12)

       If an Event of Default (other than as specified in clause (f) above) shall occur and be continuing, either the Trustee or the Holders of at least
25% in principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. If an Event of Default as specified in clause (f) above occurs and is continuing, then the principal of, and accrued interest on, all the Notes shall ipso facto become immediately due and payable without any declaration or other act on the part of the Holders of the Notes or the Trustee. (Section 5.2) For information as to waiver of defaults, see
"-- Meetings, Modification and Waiver."

       No Holder of any Registrable Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 5.7) However, such limitations do not apply to a suit instituted by a Holder of a Registrable
Note for the enforcement of payment of the principal of, premium, if any, or interest on such Registrable Note (including Liquidated Damages, if any) on or after the respective due dates expressed in such Registrable Note or of the right to convert such Registrable Note in accordance with the Indenture.
(Section 5.8)

       The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section
10.9)


Meetings, Modification and Waiver

       The Indenture contains provision for convening meetings of the Holders of Notes to consider matters affecting their interests. (Article
IX)

       Certain limited modifications of the Indenture may be made without the necessity of obtaining the consent of the Holders of the Notes. Other modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of the lesser of (a) not less than a majority in aggregate principal amount of the Notes at the time Outstanding and (b) at least 66 2/3% in aggregate principal amount of the Notes represented at such meeting.
However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated
Maturity of the principal of, or any installment of interest on, any Note,
(b) reduce the principal amount of, or the premium, if any, or interest on, any Note, (c) reduce the amount payable upon a redemption or mandatory repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the place or currency of payment of principal of, premium, if any, or interest on, any Note (including any payment of Liquidated Damages or the Redemption Price or the Repurchase Price in respect of such Note), (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) modify the obligation of the Company to maintain an office or agency in New York City, (h) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right of Holders to convert any of the Notes other than as provided in the Indenture, (i) modify the subordination provisions in a manner adverse to the Holders of the Notes, (j) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (k) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (l) reduce the percentage in aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted, (m) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws or (n) modify the obligations of the Company not to resell the Notes and to use its reasonable efforts to prevent its affiliates from reselling the Notes. (Sections 8.2 and 5.13). The quorum at any meeting called to adopt a resolution will be Persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount. (Section 9.4)

       The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture by written consent or by the adoption of a resolution at a meeting. (Section 10.13) The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, by written consent.
(Section 5.13)


Registration Rights

     In connection with the Original Offering, the Company entered into a registration rights agreement with the Initial Purchasers (the
"Registration Agreement") pursuant to which the Company agreed to, at the Company's expense for the benefit of the Holders of the Registrable Notes and the shares of Common Stock issuable upon conversion thereof (together, the "Registrable Securities"), (i) file with the Commission within 90 days after the date of original issuance of the Registrable Notes, a registration statement (the "Shelf Registration Statement") covering resales of the Registrable Securities, (ii) use reasonable efforts to cause the Shelf
Registration Statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the Registrable Notes and (iii) use reasonable efforts to keep effective the Shelf Registration
Statement until three years after the date of the original issuance of the Registrable Notes or such earlier date as all Registrable Securities shall have been disposed of or on which all Registrable Securities held by persons that are not affiliates of the Company may be resold without registration pursuant to Rule 144(k) under the Securities Act (the "Effectiveness
Period"). The Company will be permitted to suspend the use of this Prospectus which is part of this Shelf Registration Statement in connection with the sales of the Registrable Securities during certain periods of time under certain circumstances relating to pending corporate developments, public filing with the Commission and other events. The Company will provide to each holder of Registrable Securities copies of this Prospectus that is a part of this Shelf Registration Statement, notify each holder when this Shelf Registration Statement has become effective and take certain other actions as are required to permit public resales of the Registrable
Securities.  A holder of Registrable Securities that sells such Registrable
Securities pursuant to this Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement, including certain indemnification obligations.

       In the event that this Shelf Registration Statement ceases to be effective for more than 90 days or the Company suspends the use of this Prospectus which is a part hereof for more than 90 days, whether or not consecutive, during any 12-month period then the interest rate borne by Registrable Notes will increase by an additional one-half of one percent
(0.50%) per annum from the 91st day of the applicable 12-month period this Shelf Registration Statement ceases to be effective or the Company suspends the use of this Prospectus which is a part thereof, as the case may be, until the earlier of such time as (i) this Shelf Registration Statement or another Shelf Registration Statement again becomes effective, (ii) the use of the related Prospectus ceases to be suspended or (iii) the Effectiveness
Period expires. Registrable Securities that have been sold pursuant to this Shelf Registration Statement or Rule 144 prior to the occurrence of a Registration Default will not be entitled to Liquidated Damages.


Book-Entry; Delivery and Form; Global Certificates

       The Registrable Notes may be represented by one or more fully registered global notes (the "Global Note") as well as Registrable Notes in definitive form registered in the name of individual purchasers or their
nominees.   Each such Global Note will be deposited upon issuance with, or on behalf of, DTC and registered in the name of DTC or its nominee (the
"Global Note Registered Owner") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the
Trustee.  Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of
DTC or its nominee.

       DTC is a limited purpose trust company organized under the New York
Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC was created to hold securities for its participant organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between
Participants through electronic book-entry changes in accounts of its
Participants.  The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other
organizations.   Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants").  Persons who are not
Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.  The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the
Participants and Indirect Participants.

       Pursuant to procedures established by DTC, (i) upon deposit of the Global Note, DTC will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Registrable Notes will be limited to that extent.

       Except as described below, owners of interests in the Global Note will not have Registrable Notes registered in their names, will not receive physical delivery of Registrable Notes in definitive form and will not be considered the registered owners thereof under the Indenture for any purpose.

       None of the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of DTC's or any of its Participants.

       Payments in respect of the principal of, premium, if any, and interest on any Registrable Notes registered in the name of the Global Note
Registered Owner on any relevant record date will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the person in whose names the Registrable Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee, nor any agent of the Company or the Trustee has nor will have any responsibility or liability for the payment of such amounts to beneficial owners of the Registrable Notes or for any other matter relating to actions or practices of DTC or any of its Participants. The Company understands that DTC's current practice, upon receipt of any payment in respect of securities such as the Registrable Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC (unless DTC has reason to believe it will not receive payment on such payment date). Payments by the Participants and the Indirect
Participants to the beneficial owners of Registrable Notes will be governed by standing instructions and customary practices and will be the responsibility of Participants or the Indirect Participant, and the beneficial owners and not the responsibility of the DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Registrable Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note
Registered Owner for all purposes.

       So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Registrable Notes represented by such Global
Note for all purposes under the Indenture and the Registrable Notes. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture. Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules.

       The Company expects that DTC will take any action permitted to be taken by a holder of Registrable Notes (including the presentation of Registrable Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of the Registrable Notes as to which such Participant or Participants has or have given such direction.

       Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

       If DTC is at any time unwilling or unable to continue as a depositary for a Global Note and a successor depositary is not obtained, the Company will issue definitive certificated Registrable Notes in exchange for a Global Note. Such definitive certificated Registrable Notes shall be registered in names of the owners of the beneficial interests in the Global
Note as provided by the Participants. Notes issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above that amount.
Upon issuance of Registrable Notes in definitive certificated form, the Trustee is required to register the Registrable Notes in the name of, and cause the Registrable Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct.

       The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.


Transfer and Exchange

       A holder may transfer or exchange Registrable Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Registrable Note selected for redemption. Also, the Company is not required to transfer or exchange any Registrable Note for a period of 15 days before a selection of Registrable Notes to be redeemed.

       The registered holder of a Registrable Note will be treated as the owner of it for all purposes.


Title

       The Company, the Trustee, any Paying Agent and any Conversion Agent may treat the registered owner (as reflected in the Security Register) of any Registrable Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes. (Section 2.2)


Notices

       Notice to Holders of the Registrable Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such mailing.
(Sections 1.1 and 1.6)

       Notice of a redemption of Registrable Notes will be given at least once not less than 20 nor more than 60 days prior to the redemption date
(which notice shall be irrevocable) and will specify the redemption date.


Replacement of Notes

       Registrable Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Registrable mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Registrable Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Registrable Note before a replacement Note will be issued. (Section 3.6)

Governing Law

       The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York, United States of America. (Section 1.11)


The Trustee

       In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Registrable Notes, unless they shall have offered to the Trustee reasonable security or indemnity. (Sections 6.1 and 6.3)


Notes Issued in Reliance upon Regulation S

       The Notes issued in the Original Offering in reliance upon Regulation
S (the "Regulation S Notes") are not being registered pursuant to the Registration Statement of which this Prospectus forms a part. The
Regulation S Notes issued under the Indenture are governed by substantially similar terms as the Registrable Notes, except with respect to certain mechanical provisions relating to form and denomination, payment and conversion, redemption for taxation reasons and payments of additional amounts. For a complete description of the terms and conditions of the Regulation S Notes, see the detailed provisions of the Indenture.


                          UNITED STATES TAXATION

       The following is a summary of certain material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder
("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold
Registrable Notes and Common Stock into which Registrable Notes may be converted as "capital assets" (within the meaning of Section 1221) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold
Registrable Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. This summary discusses the tax considerations applicable to the initial purchasers of the Registrable Notes who purchase the Registrable Notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Registrable Notes.
The Company has not sought any ruling from the Internal Revenue Service
("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF
NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION
OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR
SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY
STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX
TREATY.


United States Holders

       As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust that is subject to United States federal income taxation on a net income basis in respect of the Registrable Notes or Common Stock.


Payment of Interest

       Interest on a Note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes. The Registrable Notes will not have original issue discount.


Sale, Exchange or Redemption of the Notes

       Upon the sale, exchange or redemption of a Registrable Note, a United
States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Registrable Note. A United States Holder's adjusted tax basis in a
Registrable Note generally will equal the cost of the Registrable Note to such Holder, less any principal payments received by such Holder. Such capital gain or loss will be long-term capital gain or loss if the United
States Holder's holding period in the Registrable Note is more than one year at the time of sale, exchange or redemption.


Conversion of the Notes

       A United States Holder generally will not recognize any income, gain or loss upon conversion of a Registrable Note into Common Stock, except with respect to cash received in lieu of a fractional share of Common Stock.
Such Holder's tax basis in the Common Stock received on conversion of a Registrable Note will be the same as such Holder's adjusted tax basis in the Registrable Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Registrable Note converted.

       Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss
(measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).


Dividends

       The amount of any distribution by the Company in respect of the Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale of exchange of such stock.

       In general, a dividend distribution to a corporate United States
Holder will qualify for the 70% dividends received deduction if the Holder owns less than 20% of the voting power and value of the Company's stock
(other than any non-voting, non-convertible, non-participating preferred
stock).  A corporate United States Holder that   owns 20% or more of the
voting power and value of the Company's stock (other than any non-voting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction.  The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.


       If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United
States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the Conversion Rate of the Registrable Notes is increased, or (ii) the Conversion Rate of the Registrable Notes is increased at the discretion of the Company, such increase in Conversion Rate may be deemed to be the payment of a taxable dividend to United States Holders of Registrable Notes (pursuant to Section 305 of the Code). Such Holders of
Registrable Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.


Sale of Common Stock

       Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. A United States Holder's basis and holding period in Common Stock received upon conversion of a Registrable Note are determined as discussed above under "-- Conversion Rights".


Information Reporting and Backup Withholding Tax

       In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Registrable Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Registrable Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at the rate of 31% if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c)of the Code or (d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.


                          SELLING SECURITYHOLDERS

       The Registrable Notes offered hereby were originally issued by the
Company  and sold by the Initial Purchasers, in a transaction exempt from the  registration requirements of the Securities Act, to persons reasonably believed by such initial purchaser to be "qualified institutional buyers"
(as defined in  Rule 144A under the Securities Act), or other institutional
"accredited  investors" (as defined in Rule 501(a)(1), (2), (3) or (7)
under the Securities  Act.   An additional $19,275,000 aggregate principal
amount of Notes were issued  in the Original Offering by the Company and sold by the Initial Purchasers in  compliance with the provisions of
Regulation S under the Securities Act.  The Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Registrable Notes and Common Stock issued upon conversion of the
Registrable Notes.

       The following table sets forth information with respect to the Selling Securityholders and the respective principal amounts of Registrable
Notes beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Securityholders. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. Because the Selling Securityholders may offer all or some portion of the Registrable Notes or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Registrable Notes or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Registrable Notes since the date on which they provided the information regarding their Registrable Notes in transactions exempt from the registration requirements of the Securities Act.

       From time to time, Goldman, Sachs & Co. or its affiliate provided, and they continue to provide, investment banking services to the Company, for which they received or will receive customer fees. None of the other
Selling Securityholders has had any position, office or other materials relationship with the Company or its affiliates within the last three years.



                  Principal Amount    Number of Shares of Common Stock
                  of Registrable     -----------------------------------
                  Notes
                  Beneficially                          Offered Selling
                  Owned and           Beneficially      Holder Hereby
     Name         Offered Hereby      Owned (1)(2)       (2)(3)(4)
---------------- ----------------     ------------      ---------------
Entity
affiliated with
Merrill Lynch (5)   133,500,000         5,512,255         5,512,255

First Boston
Corporation          11,790,000           486,813           486,813

Northwestern
Mutual Life
Insurance Co         11,000,000           454,193           454,193

FMR Corp (6)         13,000,000           536,774           536,774

Bankers Trust
International PLC    10,350,000           427,350            427,350

Kellner Dileo
and Company          6,100,000            255,997           255,997

Sheperd
Investments
International,
Ltd.                  5,525,000           228,126            228,126

Stark
International        5,525,000            228,126            228,126

Highbridge
Capital
Corporation           2,750,000           113,548           113,548

Lutheran
Brotherhood
Research
Corporation           2,350,000            97,032            97,032

Prudential
Equity
Management
Association           2,000,000            82,581            82,581

Smith
Barney, Inc.          1,800,000            74,323            74,323


Lutheran
Brotherhood
Research
Corporation           1,650,000            68,129            68,129

Gen Hedge/G.
Jacobs Conv
Trading               1,550,000            64,000            64,000

Putnam
Convertible
Fund, Inc.            1,500,000            61,935            61,935

Forest Fulcrum
Fund Limited
Partnership           1,300,000            53,677            53,677

High Inc
Convertible           1,000,000            41,290            41,290

Convertible Bond
Trading and
Arbitrage               750,000            30,968            30,968

McMahan Securities      750,000            30,968            30,968

TQA Vantage             750,000            30,968            30,968

Lehman Brothers
Inc.                    630,000            26,013            26,013

Minnesota Power
& Light Company         600,000            24,774            24,774

South Dakota
Retirement
System
Convertible Fund        500,000            20,645            20,645

Commonwealth
Life Insurance
Company                 500,000            20,645            20,645

State of
Connecticut             500,000            20,645            20,645

TQA Leverage            500,000            20,645            20,645

TQA Vantage Plus        500,000            20,645            20,645

Spear, Leeds
& Kellogg               500,000            20,644            20,644
Gyroscope + Co.         460,000            18,994            18,994

Standard
Mortgage Holding
Corporation             400,000            16,516            16,516

Donaldson, Lufkin
& Jenrette SEC,
Inc.                    305,000            12,594            12,594

Robertson,
Stephens &
Co., LLP                105,000             4,335             4,335

Mary S Spencer
Revocable Living
Trust, date of the
trust 7/27/90
Trustee:
Mary S. Peterson        100,000             4,129             4,129

Meditation
Groups, Inc.            100,000             4,129             4,129

Sally H. Whiting         50,000             2,065             2,065

Paul Heichman
Living Trust             39,000             1,610             1,610

Shepherd
Management
Services                 30,000             1,239             1,239

Steven J Liodas
& Jeane Liodas
Trustees in
trust fbo the
Liodas Family
Trust                    30,000             1,239             1,239

Bergo Trust              30,000             1,239             1,239

Paul S Heichman          21,000               867               867

John J Hart Jr           20,000               826               826

James L Kloss
Trustee James L
Kloss dds Profit
Pension Plan
under agreement
dated 12/21/70           20,000               826               826

John R Durio             10,000               413               413

Any other
holder of
Registrable
Notes or future
transferee
from any such
holder (3)(4)        59,835,000          2,466,489         2,466,489
                   ------------         ----------        ----------
     Total          280,725,000         11,591,219        11,591,219
                   ============         ==========        ==========


--------------
(1) Represents shares of Common Stock issuable upon conversion of the
Registrable Notes.

(2) Assumes a conversion price of $24.219 per share and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of the Notes--
Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Registrable Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Registrable Notes; cash will be paid in lieu of fractional shares, if any.



(3) Information concerning other Registrable Note Selling Security holders will be set forth in Prospectus Supplements to be filed quarterly in order to specify the names of the individual holders of the Registrable
Notes as they become known to the Company.



(4) Assumes that any other holders of Registrable Notes or any future transferee from any such holder does not beneficially own any Common
Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

(5) Merrill Lynch Growth Fund for Investment and Retirement ("Fund") is the beneficial owner of the securities as set forth above. Merrill
Lynch Asset Management, L.P. (d/b/a Merrill Lynch Asset Management
("MLAM")), an investment advisor registered under the Investment
Advisors Act of 1940, is a registered investment company which advises the beneficial owner. MLAM may be deemed to be the beneficial owner of certain of the securities set forth above of the Company by virtue of its acting as investment advisor to the Fund. The general partner of MLAM is Princeton Services, Inc. ("PSI"). PSI is a wholly owned subsidiary of Merrill Lynch Group, Inc. ("ML Group"). PSI may be deemed to be the beneficial owner of certain of the securities set forth above of the Company by virtue of its being the general partner of MLAM. ML Group is a wholly owned subsidiary of Merrill Lynch and Co. ("ML & Co."). ML Group may be deemed to be the beneficial owner of certain of the securities set forth above of the company by virtue of its control of PSI. Merrill
Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF & S"), a broker-dealer, registered under the Securities Exchange Act of 1934 is a wholly-owned subsidiary of ML & Co. MLPF & S hold certain of the securities set forth above of the Company in proprietary trading accounts and may be deemed to be the beneficial owner of securities of the Company held in customer accounts over which MLPF & S has discretionary power. ML & Co. may be deemed to be the beneficial owner of certain of the securities set forth above the Company by virtue of its wholly-owned subsidiaries, ML Group and MLPF & S. ML & Co., ML Group, MLPF & S, PSI and MLAM all disclaim beneficial ownership of the securities of the Company set forth above.

(6) Includes the principal amount of $11,090,000 in Registrable Notes beneficially owned and offered by Fidelity Management & Research Company and the principal amount of $1,910,000 in Registrable Notes beneficially owned and offered by Fidelity Management Trust Company. Fidelity Management &
Research Company is a registered investment adviser under Section 8 of the Investment Company Act of 1940 and serves as an investment adviser to FMR
Corp. FMR Corp. may be deemed to be the beneficial owner of 536,769 shares of common stock as set forth above of the Company by virtue of Fidelity
Management & Research Company acting as investment adviser to FMR Corp.
Fidelity Management Trust Company serves as a trustee or management agent for various private investment accounts, primarily employee benefit plans, and serves as an investment adviser to FMR Corp. FMR Corp. may be deemed to be the beneficial owner of 78,859 shares of common stock of the Company as set forth above by virtue of Fidelity Management Trust Company acting as investment adviser to FMR Corp.

        The preceding table has been prepared based upon the information furnished to the Company by Automatic Data Processing and responses to questionnaires by the beneficial owners.

       The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Notes since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling
Securityholders may offer all or some of the Notes that they hold and/or
Conversion Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Notes or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution."

       Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the Registrable Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Registrable
Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.


                           PLAN OF DISTRIBUTION

       The Registrable Notes and Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Securityholders.
Alternatively, the Selling Securityholders may from time to time offer the Registrable Notes and Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling
Securityholders or the purchasers of Registrable Notes and Common Stock for whom they may act as agents. The Selling Securityholders and any underwriters, broker/dealers or agents that participate in the distribution of Registrable Notes and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Registrable Notes and Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

       The Registrable Notes and Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. The sale of the Registrable Notes and the Common Stock issuable upon conversion thereof may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registrable
Notes or the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Registrable Notes and the Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Registrable Notes and Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

       To comply with the securities laws of certain jurisdictions, if applicable, the Registrable Notes and Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Registrable Notes and Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

       The Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Registrable Notes and Common Stock by the Selling Securityholders. The foregoing may affect the marketability of the Registrable Notes and the Common Stock.

       Pursuant to the Registration Agreement, all expenses of the registration of the Registrable Notes and Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. The Selling Securityholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                               LEGAL MATTERS


       The validity of the Registrable Notes and the Common Stock being offered hereby will be passed upon for the Company by Wilson Sonsini
Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                  EXPERTS

       The consolidated financial statements and schedule of Cirrus Logic, Inc. at March 29, 1997 and March 30, 1996 and for each of the three years in the period ended March 29, 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      ______________________________






                             CIRRUS LOGIC, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors

ANNUAL FINANCIAL STATEMENTS

Consolidated Statements of Operations

Consolidated Balance Sheets

Consolidated Statements of Cash Flows

Consolidated Statements of Shareholders' Equity

Notes to Consolidated Financial Statements

QUARTERLY FINANCIAL STATEMENTS

Consolidated Condensed Balance Sheets

Consolidated Condensed Statements of Operations

Consolidated Condensed Statements of Cash Flows

Notes to the Unaudited Consolidated Condensed Financial Statements


REPORT OF ERNST & YOUNG LLP
Independent Auditors
The Board of Directors and Shareholders
Cirrus Logic, Inc.

We have audited the accompanying consolidated balance sheets of Cirrus
Logic, Inc. as of March 29, 1997 and March 30, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended March 29, 1997. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cirrus Logic, Inc. at March 29, 1997 and March 30, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended
March 29, 1997, in conformity with generally accepted accounting principles.


                                                           /s/Ernst & Young LLP


San Jose, California
April 23, 1997, except for Note 16,
  as to which the date is April 30, 1997.


ANNUAL FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
                                                     Fiscal years ended
                                            ---------------------------------
                                            March 29,   March 30,   April 1,
                                               1997       1996        1995
                                            ---------- ----------- ----------
Net sales                                    $917,154  $1,146,945   $889,022

Operating costs and expenses and
  gain on sale of assets:
  Cost of sales                               598,795     774,350    512,509
  Research and development                    230,786     238,791    165,622
  Selling, general and administrative         126,722     165,267    126,666
  Restructuring costs                          20,954      11,566         -
  Gain on sale of assets, net                 (18,915)         -          -
  Non-recurring costs                              -        1,195      3,856
  Merger costs                                     -           -       2,418
                                            ---------- ----------- ----------
    Total operating costs and expenses
           and gain on sale of assets         958,342   1,191,169    811,071
                                            ---------- ----------- ----------
Operating (loss) income                       (41,188)    (44,224)    77,951
Interest expense                              (19,754)     (5,151)    (2,441)
Interest income and other, net                  9,323       7,652      9,129
Foreign currency transaction gains                 -           -       4,999
                                            ---------- ----------- ----------
(Loss) income before income taxes             (51,619)    (41,723)    89,638
(Benefit) provision for income taxes           (5,463)     (5,540)    28,236
                                            ---------- ----------- ----------
Net (loss) income                             (46,156)    (36,183)    61,402
                                            ========== =========== ==========
Net (loss) income per common and
  common equivalent share                      ($0.71)     ($0.58)     $0.96

Weighted average common and common
  equivalent shares outstanding                65,008      62,761     63,680
                                            ========== =========== ==========

See accompanying notes.

CONSOLIDATED BALANCE SHEETS
(Thousands)
                                                                    March 29,    March 30,
                                                                    1997         1996
                                                                    ------------ ------------
Assets
Current assets:
  Cash and cash equivalents                                            $151,540     $155,979
  Short-term investments                                                188,215       19,279
  Accounts receivable, less allowance for doubtful
    accounts of $12,770 in 1997 and $13,174 in 1996                     173,743      133,718
  Inventories                                                           127,252      134,502
  Deferred tax assets                                                    34,410       52,662
  Equipment and leasehold improvement advances to joint ventures        112,597       94,683
  Other current assets                                                    7,245        4,004
                                                                    ------------ ------------
    Total current assets                                                795,002      594,827
                                                                    ------------ ------------
Property and equipment, at cost:
  Machinery and equipment                                               252,643      247,390
  Furniture and fixtures                                                 15,767       15,293
  Leasehold improvements                                                 23,112       21,044
                                                                    ------------ ------------
                                                                        291,522      283,727
  Less accumulated depreciation and amortization                       (160,667)    (113,479)
                                                                    ------------ ------------
    Property and equipment, net                                         130,855      170,248
Manufacturing agreements, net of accumulated
  amortization of $10,729 in 1997 and $3,921 in 1996,
  and investment in joint ventures                                      151,675      104,463
Deposits and other assets                                                59,289       48,039
                                                                    ------------ ------------
                                                                     $1,136,821     $917,577
                                                                    ============ ============

Liabilities and Shareholders' Equity
Current liabilities:
  Short-term borrowing                                              $         -    $  80,000
  Accounts payable                                                      231,178      214,299
  Accrued salaries and benefits                                          33,792       41,845
  Current maturities of long-term debt and
    capital lease obligations                                            30,999       26,575
  Income taxes payable                                                   31,259       20,863
  Other accrued liabilities                                              39,104       28,602
                                                                    ------------ ------------
    Total current liabilities                                           366,332      412,184
                                                                    ------------ ------------

Capital lease obligations                                                 9,848        6,258
Long-term debt                                                           51,248       65,571
Other long-term                                                           5,196        4,898
Convertible subordinated notes                                          300,000           -

Commitments and contingencies

Shareholders' equity:
  Convertible preferred stock, no par value; 5,000
    shares authorized, none issued                                           -            -
  Common stock, no par value, 140,000 shares
    authorized, 66,156 shares issued and
    outstanding in 1997 and 63,951 in 1996                              351,261      329,574
  Retained earnings                                                      52,936       99,092
                                                                    ------------ ------------
    Total shareholders' equity                                          404,197      428,666
                                                                    ------------ ------------
                                                                     $1,136,821     $917,577
                                                                    ============ ============

See accompanying notes.


CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands)
                                                                                Fiscal Years Ended
                                                                         --------------------------------
                                                                         March 29,  March 30,   April 1,
                                                                            1997       1996       1995
                                                                         ---------- ---------- ----------
Cash flows from operating activities:
  Net (loss) income                                                       ($46,156)  ($36,183)   $61,402
  Adjustments to reconcile net (loss) income to net
    cash provided by operating activities:
        Depreciation and amortization                                       87,960     64,301     34,329
        Gain on sale of assets                                             (18,915)        -          -
        Provision for loss on property and equipment                        10,278         -          -
        Compensation related to the issuance of
             certain employee stock options                                    494        820      3,109
        Changes in operating assets and liabilities:
          Accounts receivable                                              (42,438)    27,615    (76,448)
          Inventories                                                        2,367    (30,860)   (24,837)
          Payments for joint venture equipment to be leased                (17,914)   (94,683)        -
          Deferred tax and other current assets                             14,659    (28,735)    (3,650)
          Accounts payable                                                  16,879     73,854     51,494
          Accrued salaries and benefits                                     (7,858)     9,337      8,351
          Income taxes payable                                              11,968     15,209      3,262
          Other accrued liabilities                                         (8,752)     7,045      8,093
                                                                         ---------- ---------- ----------
Net cash provided by operating activities                                    2,572      7,720     65,105
                                                                         ---------- ---------- ----------
Cash flows from investing activities:
  Purchase of available for sale investments                              (182,552)  (175,139)  (234,065)
  Proceeds from available for sale investments                              13,616    228,092    187,900
  Purchase of held to maturity investments                                      -     (10,444)  (158,748)
  Proceeds from held to maturity investments                                    -      57,144    133,688
  Proceeds from sales of assets                                             56,526         -          -
  Manufacturing agreements and investment in joint venture                 (54,000)   (44,604)   (63,800)
  Additions to property and equipment                                      (30,722)  (127,802)   (47,313)
  Increase in deposits and other assets                                    (23,903)   (32,140)   (19,429)
                                                                         ---------- ---------- ----------
Net cash used by investing activities                                     (221,035)  (104,893)  (201,767)
                                                                         ---------- ---------- ----------
Cash flows from financing activities:
  Proceeds from issuance of convertible notes                              290,640         -          -
  Borrowings on long-term debt                                              10,009     74,973     13,292
  Payments on long-term debt                                               (21,154)   (10,798)    (8,688)
  Payments on capital lease obligations                                     (5,720)    (4,051)    (3,919)
  Borrowings on short-term debt                                            172,000    121,000         -
  Payments on short-term debt                                             (252,000)   (41,000)        -

  Proceeds from sale and leaseback of property and equipment                    -      13,067         -
  Increase in other long-term liabilities                                      565      4,898         -
  Issuance of common stock, net of issuance costs and
    repurchases                                                             19,684     28,345      8,870
                                                                         ---------- ---------- ----------
Net cash provided by financing activities                                  214,024    186,434      9,555
                                                                         ---------- ---------- ----------
Net (decrease) increase in cash and cash equivalents                        (4,439)    89,261   (127,107)
Cash and cash equivalents at beginning of year                             155,979     66,718    193,825
                                                                         ---------- ---------- ----------
Cash and cash equivalents at end of year                                  $151,540   $155,979    $66,718
                                                                         ========== ========== ==========
Non-cash investing and financing activities:
  Equipment purchased under capital leases                                 $10,556       $594     $6,849
  Tax benefit of stock option exercises                                      1,509     16,668      1,320
Cash payments (refunds) for:
  Interest                                                                   8,381      4,358      2,464
  Income taxes                                                             (25,625)    17,612     24,974

See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Three Years Ended March 29, 1997
(Thousands)

                                                      Common Stock
                                                  ---------------------  Retained
                                                    Shares     Amount    Earnings    Total
                                                  ---------- ---------- ---------- ----------
Balance, April 2, 1994                               59,222   $270,442    $73,873   $344,315
Issuance of stock under stock plans
  and other, net of repurchases                       1,372      8,870       ---       8,870
Compensation related to the
  issuance of certain employee options                 ---       3,109       ---       3,109
Net income                                             ---        ---      61,402     61,402
Tax benefit of stock option exercises                  ---       1,320       ---       1,320
                                                  ---------- ---------- ---------- ----------
Balance, April 1, 1995                               60,594    283,741    135,275    419,016
Issuance of stock under stock plans
  and other, net of repurchases                       3,357     28,345       ---      28,345
Compensation related to the
  issuance of certain employee options                 ---         820       ---         820
Net loss                                               ---        ---     (36,183)   (36,183)
Tax benefit of stock option exercises                  ---      16,668       ---      16,668
                                                  ---------- ---------- ---------- ----------
Balance, March 30, 1996                              63,951    329,574     99,092    428,666
Issuance of stock under stock plans
  and other, net of repurchases                       2,205     19,684       ---      19,684
Compensation related to the
  issuance of certain employee options                 ---         494       ---         494
Net loss                                               ---        ---     (46,156)   (46,156)
Tax benefit of stock option exercises                  ---       1,509       ---       1,509
                                                  ---------- ---------- ---------- ----------
Balance, March 29, 1997                              66,156   $351,261    $52,936   $404,197
                                                  ========== ========== ========== ==========


See accompanying notes.

                           CIRRUS LOGIC, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Description of Business and Major Customer Information

     Cirrus Logic, Inc. (the "Company") operates principally in a single industry segment. The Company is a leading manufacturer of advanced integrated circuits for the desktop and portable computing, telecommunications, industrial, and consumer electronics markets. The Company applies its system-level expertise in analog and digital design to innovate highly integrated, software-rich solutions. Cirrus Logic offers a broad portfolio of products including highly integrated chips, software, evaluation boards, manufacturing kits, and subsystem modules. The Company performs its own wafer and product testing, engineering support and quality and reliability assurance, and uses joint ventures and subcontractors to manufacture wafers and assemble products. In fiscal 1998, a substantial portion of the Company's wafer and product testing will be done by subcontractors.

     In fiscal 1997, one customer accounted for 10% or more of net sales.
In fiscal 1996 and 1995, no customer accounted for 10% or more of net sales.

     Export sales include sales to overseas operations of domestic corporations and represented 62%, 56% and 56% of net sales in fiscal 1997, 1996 and 1995, respectively. Export sales to the Pacific Rim were 32% and 34% of net sales; to Japan were 22% and 17% of net sales and to Europe and the rest of the world were 7% and 6% of net sales, in fiscal 1997 and 1996, respectively. There are no restrictions on the transfer of funds in international markets in which the Company does business.


Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated. Accounts denominated in foreign currencies have been remeasured in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," using the U.S. dollar as the functional currency. Translation adjustments relating to Cirrus Logic K.K., whose functional currency is the Japanese yen, have not been material.


Cash Equivalents and Short-term Investments

     Cash equivalents consist primarily of over-night deposits, commercial paper, U.S. Government Treasury and Agency instruments, and money market funds with original maturities of three months or less at date of purchase. Short-term debt investments have original maturities greater than three months. Short-term debt and equity investments consist of U.S. Government Treasury and Agency instruments, money market preferred stock, auction preferred stock, municipal bonds, certificates of deposit and commercial paper.


Short-term Investments Held-to-Maturity and Available-for-Sale

     Management determines the appropriate classification of certain debt and equity securities at the time of purchase as either held-to-maturity, trading or available-for-sale and reevaluates such designation as of each balance sheet date.

     Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, as well as any interest on the securities, is included in interest income and other, net. Held-to-maturity securities include only those securities the Company has the positive intent and ability to hold to maturity.

     Securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity, if material. Realized gains and losses, declines in value judged to be other than temporary, and interest on available-for-sale securities are included in interest income and other, net.


Foreign Exchange Contracts

     The Company may enter into foreign currency forward exchange and option contracts to hedge certain of its foreign currency exposures. The Company's accounting policies for these instruments are based on the Company's designation of such instruments as hedging transactions. The criteria the Company uses for designating an instrument as a hedge include its effectiveness in exposure reduction and one-to-one matching of the derivative financial instrument to the underlying transaction being hedged. Gains and losses on foreign currency exchange and option contracts that are designated and effective as hedges of existing transactions are recognized in income in the same period as losses and gains on the underlying transactions are recognized and generally offset. Gains and losses on currency option contracts that are designated and effective as hedges of transactions, for which a firm commitment has been attained, are deferred and recognized in income in the same period that the underlying transactions are settled and were not material as of March 29, 1997. The Company generally does not require collateral from counterparties.

     During fiscal 1996, the Company purchased foreign currency forward exchange contracts to hedge certain yen denominated inventory purchases. During fiscal 1997 and 1996, the Company purchased foreign currency option contracts to hedge certain yen denominated net balance sheet accounts and sales. As of March 29, 1997 and March 30, 1996, the Company had foreign currency option contracts outstanding denominated in Japanese yen for approximately $74,460,000 and $76,022,000, respectively. The fiscal 1997 contracts expire on June 27, 1997. The fiscal 1996 contracts expired through June 1996.

     While the contract amounts provide one measure of the volume of the transactions outstanding at March 29, 1997 and March 30, 1996, they do not represent the amount of the Company's exposure to credit risk. The Company's exposure to credit risk (arising from the possible inability of the counterparties to meet the terms of their contracts) is generally limited to the amount, if any, by which the counterparty's obligations exceed the obligations of the Company.

     During fiscal 1995, the Company recorded approximately $5 million of foreign currency transaction gains pertaining to the remeasurement of certain unhedged balance sheet accounts denominated in Japanese yen. Transaction gains and losses were not material in fiscal 1997 and 1996.


Inventories

     The Company applies the lower of standard cost, which approximates actual cost on a first-in, first-out basis, or market principle to value its inventories. One of the factors the Company consistently evaluates in application of this principle is the extent to which products are accepted into the marketplace. By policy, the Company evaluates market acceptance based on known business factors and conditions by comparing forecasted customer unit demand for the Company's products over a specific future period or demand horizon to quantities on hand at the end of each accounting period.

     On a quarterly and annual basis, inventories are analyzed on a part-by-part basis. Inventory quantities on hand in excess of forecasted demand, as adjusted by management, are considered to have reduced market value and, therefore, the cost basis is adjusted from standard cost to the lower of cost or market. Typically, market value for excess or obsolete inventories is considered to be zero. The short product life cycles and the competitive nature of the industry are factors considered in the estimation of customer unit demand at the end of each quarterly accounting period.

     Inventories are comprised of the following (in thousands):

                                          March 29,     March 30,
                                             1997         1996
                                          ---------    ---------
     Work-in-process                      $  79,276    $  69,244
     Finished goods                          47,976       65,258
                                          ---------    ---------
                                          $ 127,252    $ 134,502
                                          =========    =========


Property and Equipment

     Property and equipment is recorded at cost. Depreciation and amortization is provided on a straight-line basis over estimated useful lives ranging from three to five years, or over the life of the lease for equipment under capitalized leases, if shorter. Leasehold improvements are amortized over the term of the lease or their estimated useful life, whichever is shorter.

Wafer Purchase Commitments

The Company has firm commitments to purchase wafers from joint venture partnerships in which it is a minority owner (MiCRUS and Cirent) and from other third party suppliers. The Company estimates its wafer needs on an ongoing basis and in certain cases may reduce its wafer purchase commitments by selling its committed portion of the joint venture's wafer capacity to others or allowing third parties to utilize the Company's available wafer starts under its wafer purchase commitments. The Company's ability to adjust short-term production mix and volume throughput in its joint ventures and at its third party suppliers is limited by contract, and changes within six months of manufacturing start date are difficult to make given order lead times, set-up times, design cycle times, manufacturing cycle times, and customer and foundry qualification times. If the Company's firm wafer purchase commitments exceed its wafer needs and it is unable to sell the excess to others, losses on firm wafer purchase commitments in excess of estimated wafer needs over the short-term (generally six months) are accrued to the extent they would result in inventory losses were the company to fulfill the commitment and take delivery of the inventory. During fiscal 1997 and 1996, the Company accrued and expensed estimated losses under wafer purchase commitments of $30.5 million and $14.0 million, respectively. As of March 29, 1997, the Company had accruals for charges incurred and estimated losses under wafer purchase commitments of $30.2 million. The amount of this accrual is an estimate and the liability for losses under wafer purchase commitments is ultimately subject to actual shortfalls in purchase commitments in future quarters.

Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade accounts receivable. By policy, the Company places its investments only with high credit quality financial institutions and, other than U.S. Government Treasury instruments, limits the amounts invested in any one institution or in any type of instrument. Almost all of the Company's trade accounts receivable are derived from sales to manufacturers of computer systems and subsystems. The Company performs ongoing credit evaluations of its customers' financial condition, limits its exposure to accounting losses by limiting the amount of credit extended whenever deemed necessary, utilizes letters of credit where appropriate and generally does not require collateral.


Revenue Recognition

     Revenue from product sales direct to customers is recognized upon shipment. Certain of the Company's sales are made to distributors under agreements allowing certain rights of return and price protection on products unsold by distributors. Accordingly, the Company defers revenue and gross profit on such sales until the product is sold by the distributors.


Non-recurring and Merger Costs

     In fiscal 1996, non-recurring costs were approximately $1.2 million associated with the formation of the Cirent Semiconductor joint venture with Lucent Technologies.

     In fiscal 1995, non-recurring and merger costs were approximately $6.3 million. Non-recurring costs of $3.9 million were primarily associated with the acquisition of certain technology and marketing rights and the remaining minority interest in a subsidiary, and the formation of the MiCRUS joint venture with International Business Machines Corporation (IBM). Merger costs of approximately $2.4 million for the August 1994 combination of Cirrus Logic and PicoPower included one-time charges related to the combination of the two companies, financial advisory services, and legal and accounting fees.


Advertising Expense

     The cost of advertising is expensed as incurred. Advertising costs were not significant in fiscal 1997, 1996, and 1995.


Stock-based Compensation

     The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation cost has been recognized for its fixed cost stock option plans or its associated stock purchase plan. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standard (FAS 123), "Accounting for Stock-Based Compensation." See Note
13.


Net (Loss) Income Per Common and Common Equivalent Share

     Net (loss) income per common and common equivalent share is based on the weighted average common shares outstanding and dilutive common equivalent shares (using the treasury stock or modified treasury stock method, whichever applies). Common equivalent shares include stock options and warrants when appropriate. In periods in which there was a net loss, common equivalent shares have been excluded as their impact would be anti-dilutive. During December 1996, the Company issued convertible subordinated notes. These securities are included in fully diluted earnings per share computations for the period outstanding under the "if converted" method. Dual presentation of primary and fully diluted earnings per share is not shown on the face of the income statement because the differences are insignificant.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, (FAS 128) "Earnings per Share," which is required to be adopted on December 28, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating earnings per share, the dilutive effect of stock options will be excluded. The impact is expected to result in no change in the primary loss per share for the fiscal years ended March 29, 1997 and March 30, 1996 and to increase the income per share by $0.08 for the fiscal year ended April 1, 1995. The Company has not yet determined what the impact of FAS 128 will be on the calculation of diluted earnings per share.


Financial Presentation

     Certain prior year amounts on the Consolidated Financial Statements have been reclassified to conform to the fiscal 1997 presentation.


2.   GAIN ON SALE OF ASSETS


     During the second quarter of fiscal 1997, the Company completed the sale of the PicoPower product line to National Semiconductor, Inc. The Company received approximately $17.6 million in cash for the PicoPower product line. In connection with the transaction, the Company recorded a gain of approximately $6.9 million.

     During the third quarter of fiscal 1997, the Company completed the sale to ADC Telecommunications Inc. of the PCSI product group that produced CDPD (Cellular Digital Packet Data) base station equipment for wireless service providers, and developed pACT (personal Air Communications Technology) base stations for AT&T Wireless Services Inc. The Company received approximately $20.8 million in cash for the group. In connection with the transaction, the Company recorded a gain of approximately $12.0 million.

     During the fourth quarter of fiscal 1997, the Company completed its divestiture of PSCI by selling the assets of PCSI's Wireless Semiconductor Products to Rockwell International for $18.1 million in cash and made the decision to shut down PCSI's Subscriber Product Group. PCSI's Wireless Semiconductor Product Group provided digital cordless chip solutions for PHS (Personal Handyphone System) and DECT (Digital European Cordless Telecommunications) as well two-way messaging chip solutions for pACT (personal Air Communications Technology). In connection with the sale of the Wireless Semiconductor Product Group and the shut-down of the Subscriber Group, the Company recorded a net gain of $0.3 million in the fourth quarter. The shut-down of the Subscriber Group resulted in severance costs of $2.2 million, the write-off of excess assets (primarily computer and related equipment) of $1.1 million, accruals for excess facilities of $0.9 million and an estimated net cost to settle contracted and other obligations of $3.2 million.


3.   FINANCIAL INSTRUMENTS

Fair Values of Financial Instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

     Investment securities: The fair values for marketable debt and equity securities are based on quoted market prices.

     Foreign currency exchange and option contracts: The fair values of the Company's foreign currency exchange forward and option contracts are estimated based on quoted market prices of comparable contracts, adjusted through interpolation where necessary for maturity differences.

     Short-term debt: The fair value of short-term debt approximates cost because of the short period of time to maturity.

     Long-term debt: The fair value of long-term debt is estimated based on current interest rates available to the Company for debt instruments with similar terms and remaining maturities.

     The carrying amounts and fair values of the Company's financial instruments at March 29, 1997 are as follows (in thousands):

                                    Carrying Amount  Fair Value
                                    ---------------  ----------
Cash                                    $ 148,509     $ 148,509
Investment securities:
     U.S. Government Treasury
          instruments                     179,395       180,183
     U.S. Government Agency
          instruments                      11,111        11,184
     Commercial paper                         740           740
Long-term debt (current portion)          (25,644)      (25,290)
Long-term debt                           (351,248)     (282,365)

     The carrying amounts and fair values of the Company's financial instruments at March 30, 1996 are as follows (in thousands):


                                    Carrying Amount  Fair Value
                                    ---------------  -----------
Cash and cash equivalents               $ 155,979     $ 155,979
Investment securities:
     U.S. Government Treasury
          instruments                      12,085        12,024
     U.S. Government Agency
          instruments                       4,256         4,257
     Municipal bonds                        4,314         4,325
Short-term debt                           (80,000)      (80,000)
Long-term debt (current portion)          (22,460)      (22,090)
Long-term debt                            (65,571)      (63,023)


Investments

     Available-for-sale securities have the following contracted maturities at March 29, 1997 (in thousands):


   Less than one year                  $ 181,048
   One to two years                       10,198
                                       ---------
       Total                           $ 191,246
                                       =========


     Gross unrealized gains and gross unrealized losses on all classes of securities were immaterial at March 29, 1997 and March 30, 1996.

     The following is a reconciliation of the investment categories to the balance sheet classification at March 29, 1997
(in thousands):

                           Cash and Cash   Short-term
                            Equivalents   Investments     Total
                            -----------   -----------  ---------
Cash                        $ 148,509     $       -    $ 148,509
Available-for-sale
  securities                    3,031       188,215      191,246
                            -----------   -----------  ---------
   Total                    $ 151,540     $ 188,215    $ 339,755
                            ===========   ===========  =========

     The following is a reconciliation of the investment categories to the balance sheet classification at March 30, 1996
(in thousands):

                            Cash and Cash   Short-term   Long-term
                             Equivalents   Investments  Investments    Total
                             -----------   -----------  -----------  ---------
Cash                         $ 149,715     $       -    $        -   $ 149,715
Available-for-sale
  securities                     6,264        10,211             -      16,475
Held-to-maturity securities          -         9,068         1,376      10,444
                             -----------   -----------  -----------  ---------
   Total                     $ 155,979     $  19,279    $    1,376   $ 176,634
                             ===========   ===========  ===========  =========


4.   USE OF ESTIMATES AND CONCENTRATIONS OF OTHER RISKS

     The Company's financial statements are prepared in accordance with generally accepted accounting principles that require the use of management estimates. These estimates are impacted, in part, by the following risks and uncertainties:

Inventories. The Company produces inventory based on orders received and forecasted demand. The Company must order wafers and build inventory well in advance of product shipments. Because the Company's markets are volatile and subject to rapid technology and price changes, there is a risk that the Company will forecast incorrectly and produce excess or insufficient inventories of particular products. This inventory risk is heightened because many of the Company's customers place orders with short lead times. Demand will differ from forecasts and such difference may have a material effect on actual results of operations.

Dependence on PC Market. Sales of most of the Company's products depend largely on sales of personal computers (PCs). Increasing dominance of the PC motherboard or PC market by any one customer increases the risks that the Company could experience intensified pressure on product pricing and unexpected changes in customer orders as a result of changes in the customers' market share. Moreover, the Company's production schedules are based not only on customer orders, but also on forecasted demand. These issues may contribute to increasing volatility in the Company's PC-related products, and thus may increase the risk of rapid changes in revenues, margins, and earnings. Furthermore, the intense price competition in the PC industry is expected to continue to put pressure on the price of all PC components. Other IC makers, including Intel Corporation, have expressed their interest in integrating some multimedia or communications functions into their microprocessor products. Successful integration of these functions could reduce the Company's opportunities for IC sales in these areas. As a component supplier to PC OEMs and to peripheral device manufacturers, the Company is likely to experience a greater magnitude of fluctuations in demand than the Company's customers themselves experience. In addition, many of the Company's products are used in PCs for the consumer market, and the consumer PC market is more volatile than other segments of the PC market.


5.   JOINT VENTURES AND MANUFACTURING SUPPLY AGREEMENTS

     In 1994, the Company and IBM formed MiCRUS, a manufacturing joint venture that produces wafers for both companies. MiCRUS began operations in 1995 and is now engaging in a second expansion. In addition, in July 1996, the Company and Lucent Technologies formed Cirent Semiconductor, a manufacturing joint venture that will produce wafers for both companies. Cirent Semiconductor began operations in the fourth quarter of fiscal 1997.

MiCRUS

     MiCRUS produces wafers using IBM's wafer processing technology, and is currently focusing on CMOS wafers with 0.35 micron process technology and also processes wafers with 0.8, 0.6 and 0.5 micron technology. MiCRUS leases an existing IBM facility in East Fishkill, New York, and also makes process technology payments to IBM, which totalled $56 million as of March 29, 1997. IBM and Cirrus Logic own 52% and 48%, respectively, of MiCRUS. Activities of the joint venture are focused on the manufacture of semiconductor wafers, and do not encompass direct product licensing or product exchanges between the Company and IBM. The terms of the joint venture initially entitled each company to purchase 50% of the MiCRUS
output.   If one company fails to purchase its full entitlement, the shortfall may be purchased by the other company or, under limited circumstances, offered to third parties. However, if the wafers cannot be sold elsewhere, the company that failed to purchase its full entitlement will be required to reimburse the joint venture for costs associated with underutilized capacity. In addition, to the extent that the facility fails to produce wafers at scheduled capacity, each company will be required to bear its proportionate share of the underabsorbed fixed costs. During fiscal 1997 and 1996, the Company recorded charges to cost of sales of approximately $10.0 million and $14 million, respectively, for the underutilization of capacity. In addition, the Company accrued an estimate of $22.0 million in the fourth quarter of fiscal 1997 for anticipated under utilization of capacity in the first and second quarters of fiscal 1998.
The amount of this accrual is an estimate and the liability for under use of capacity is ultimately subject to the actual use in those quarters. The joint venture has a remaining term of seven years. MiCRUS is managed by a six-member governing board of whom three are appointed by IBM, two are appointed by Cirrus Logic and one is the chief executive officer of MiCRUS.

     The joint venture is accounted for on the equity method. During fiscal 1997 and 1996, the Company purchased approximately $154.1 million and $77.1 million, respectively, of manufactured wafers from MiCRUS. As of March 29, 1997, and March 30, 1996, the Company had approximately $13.5 million and $7.4 million, respectively, of accounts payable related to wafers purchased from MiCRUS.

     A $120 million expansion was completed in fiscal 1996 and a second expansion, with a currently budgeted cost of $198 million, is expected to be completed in 1998. The Company is providing all of the capital for the second expansion and, accordingly, will be entitled to all of the additional wafers produced and will be required to reimburse the joint venture for all of the additional costs associated with any underutilization of the capacity resulting from such expansion.

     In connection with the formation and expansion of the MiCRUS joint venture, the Company has incurred obligations to make equity contributions to MiCRUS, to make payments to MiCRUS under a manufacturing agreement and to guarantee equipment lease obligations incurred by MiCRUS. To date, the Company has made equity investments totaling $23.8 million. No additional equity investments are scheduled. However, the expansion of the MiCRUS production could require additional equity contributions by the Company.

     Payments under the manufacturing agreement as of March 29, 1997 totalled $71 million, of which $56 million has been paid, $7.5 million is due in fiscal 1998 and $7.5 million is due in fiscal 1999. The manufacturing agreement payments are being charged to the Company's cost of sales over the original eight-year life of the venture based upon the ratio of current units of production to current and anticipated future units of production over the remaining life of the venture.

     The equipment financings which have been completed or are committed to as of March 29, 1997 total $503 million, of which $145 million was completed in fiscal 1995 and is guaranteed jointly and severally by IBM and the Company, and $215 million which was completed in fiscal 1996 and fiscal 1997 and is guaranteed by the Company. These financings mature at various dates from 1998 to 2002. In addition, the Company currently intends to add an additional $60 million in equipment in fiscal 1998 and an additional $50 million in fiscal 1999 to expand MiCRUS production. The additional amounts would be financed by an equipment lease guaranteed by the Company. However, these additional expenditures have not been committed and could be reconsidered.

     As of March 29, 1997, the Company has purchased approximately $36.2 million of manufacturing equipment for MiCRUS that the Company expects to sell to an independent leasing company, in transactions which are not expected to generate any significant gains or losses for the Company, that will in turn lease the equipment to MiCRUS. Additionally, the Company has invested approximately $29.7 million in facilities improvements on behalf of MiCRUS in fiscal 1997. The Company expects to receive a note from MiCRUS for this amount, payable over 6 years. As of March 29, 1997, the Company is contingently liable for MiCRUS equipment leases, which have remaining payments of approximately $324.4 million, payable through 2002.

Cirent Semiconductor

     Cirent Semiconductor will operate two wafer fabs in Orlando, Florida, both located in the same complex that is leased from Lucent Technologies. Cirent Semiconductor also makes process technology payments to Lucent Technologies, which totalled $35 million as of March 29, 1997. Cirent Semiconductor is already operating the first fab, from which Lucent Technologies purchases all of the output at a price that covers all costs associated with that fab. The second fab has been built by Lucent Technologies and is expected to begin operations in calendar 1997. The second fab is scheduled to begin producing CMOS wafers using 0.35-micron processes licensed from Lucent Technologies, and to migrate to a 0.25-micron process. Lucent Technologies and Cirrus Logic each will be entitled to purchase one-half of the output of the second fab. If one company fails to purchase its full entitlement, the shortfall may be purchased by the other company or offered to third parties. However, if the wafers cannot be sold elsewhere, the company that failed to purchase its full entitlement will be required to reimburse Cirent Semiconductor for costs associated with underutilized capacity. In addition, to the extent that the facility fails to produce wafers at scheduled capacity, each company will be required to bear its proportionate share of the underabsorbed fixed costs. Cirent Semiconductor is owned 60% by Lucent Technologies and 40% by Cirrus Logic and is managed by a Board of Governors, of whom three are appointed by Lucent Technologies and two are appointed by Cirrus Logic. The joint venture has a term of ten years.

     In connection with the Cirent joint venture, the Company has committed to make equity contributions to Cirent Semiconductor, to make payments to Cirent Semiconductor under a manufacturing agreement and to guarantee and/or become a co-lessee under equipment lease obligations incurred by Cirent Semiconductor.

     The commitment for equity investment as of March 29, 1997 totals $35 million, of which $2 million has been paid and $33 million is expected to be paid in fiscal 1998. The Company will account for these payments under the equity method.

     Payments under the manufacturing agreement total $105 million, of which $35 million has been paid as of March 29, 1997, $50 million is due in fiscal 1998, and $20 million is due in fiscal 2000 for the achievement of milestones by Cirent. These payments will be charged to the Company's cost of sales over the life of the venture based upon the ratio of current units of production to current and anticipated future units of production over the remaining life of the agreement.

     The Company has committed to guarantee and/or become a co-lessee of leases covering up to $280 million of equipment for the Cirent Semiconductor joint venture. In November 1996, the Company guaranteed and became a co-lessee under a lease financing arrangement for up to $253 million of equipment, subsequently reduced to $244.4 million, of which $160 million has been used. These financings mature at various dates from 1998 to 2004. The Company currently intends to enter into or guarantee an additional $35.6 million in lease financings sometime during fiscal 1998.

     As of March 29, 1997, the Company has purchased approximately $46.7 million of manufacturing equipment for Cirent that the Company expects to sell to the third party lessor under the November 1996 lease financing arrangement, in transactions that are not expected to generate any significant gains or losses for the Company, that will in turn lease the equipment to Cirent. As of March 29, 1997, the Company is contingently liable for Cirent equipment leases that have remaining payments of approximately $201 million, payable through fiscal 2004. In addition, the Company is contingently liable for approximately $70 million of debt associated with the November 1996 lease financing arrangement, which has not yet been used under the specified lease financing.

     Under the terms of the joint venture agreements, the other joint venture partners were responsible for the start-up costs for the years ended December 31, 1996 and 1995. Accordingly, the Company's equity in the earnings of the joint ventures were not material in either year. Condensed combined financial information for MiCRUS and Cirent is as follows (in thousands):
                                                   December 31,
                                           ---------------------------
                                               1996          1995
                                           -----------     -----------
Current assets                              $ 160,000       $  93,000
Non-current assets                            150,000         108,000
                                           -----------     -----------
  Total                                     $ 310,000       $ 201,000
                                           ===========     ===========

Current liabilities                         $ 175,000       $  83,000
Non-current liabilities                        81,000          89,000
Partner's capital                              54,000          29,000
                                           -----------     -----------
  Total                                     $ 310,000       $ 201,000
                                           ===========     ===========

                                             Year Ended December 31,
                                           ---------------------------
                                               1996          1995
                                           -----------     -----------
Revenue                                     $ 250,000       $ 139,000
Expenses                                     (310,000)       (171,000)
                                           -----------     -----------
  Net loss                                  $ (60,000)      $ (32,000)
                                           ===========     ===========


Other Wafer Supply Arrangements

Taiwan Semiconductor Manufacturing Co., Ltd. ("TSMC").

     In fiscal 1993 and 1996, the Company entered into volume purchase agreements with TSMC. Under each agreement, the Company committed to purchase a fixed minimum number of wafers at market prices and TSMC guaranteed to supply certain quantities. The fiscal 1993 agreement expired in March 1997. The fiscal 1996 agreement expires in December 2001. Under the agreement entered into in fiscal 1996, the Company has agreed to make advance payments to TSMC of approximately $118 million, one-half in fiscal 1998 and one-half in fiscal 1999. The parties have been reevaluating these arrangements, and, although no written agreement has been concluded, the Company believes that the requirement for advance payments may be eliminated, to be replaced by long-term purchase commitments. Under both the fiscal 1993 and 1996 agreements, if the Company does not purchase the committed amounts, it may be required to pay a per-wafer penalty for any shortfall not sold by TSMC to other customers. Over the term of the fiscal 1996 agreement, the Company estimates it must purchase approximately $790 million of product in order to receive full credit for the advance payments or avoid penalties if the requirement for advance payments is eliminated. During fiscal 1997, 1996 and 1995, the Company purchased approximately $40.2 million, $37.2 million and $17.4 million, respectively, of product under the fiscal 1993 supply agreement. In fiscal 1997, the Company purchased approximately $56.6 million under the fiscal 1996 supply agreement.


United Microelectronics Corporation ("UMC").

     In the fall of 1995, the Company entered into a foundry agreement and a foundry capacity agreement with UMC, a Taiwanese company. The agreements provide that UMC will form a new corporation under the laws of Taiwan, to be called United Silicon, Inc., and that United Silicon, Inc. will build a wafer fabrication facility and manufacture and sell wafers, wafer die and packaged integrated circuits. The agreements provide that United Silicon, Inc. will be funded in part with debt and equipment lease financing from UMC and in part with equity contributions from the Company and two other U.S. semiconductor companies. The agreements contemplated that the Company's total investment would be approximately $88 million, in exchange for which the Company would receive 15% of the equity of United Silicon, Inc. as well as the right (but not the obligation) to purchase up to 18.75% of the wafer output of the new facility at fair market prices. The Company paid $20.6 million in the fourth quarter of fiscal 1996. The Company does not expect to make the additional scheduled investment. Should the Company not make any additional investments, the Company's ultimate equity holding would be substantially less than 15% and the Company would not retain rights to guaranteed capacity. However, the Company would retain its equity holding in United Silicon, Inc., and the Company believes that foregoing the rights to guaranteed capacity would not result in an impairment of the recorded value of the investment. The Company evaluates the net realizable value of such investment on an ongoing basis. See Note 17.


6.   OBLIGATIONS UNDER CAPITAL LEASES

     The Company has capital lease agreements for machinery and equipment as follows (in thousands):

                                          March 29,     March 30,
                                             1997         1996
                                          ----------   ----------

     Capitalized cost                      $ 30,594     $ 20,076
     Accumulated amortization               (15,957)     (11,385)
                                          ----------   ----------
           Total                           $ 14,637     $  8,691
                                          ==========   ==========

     Amortization expense on assets capitalized under capital lease obligations is included in depreciation and amortization. The lease agreements are secured by the leased property.

     Future minimum lease payments under capital leases for the following fiscal years, together with the present value of the net minimum lease payments as of March 29, 1997, are (in thousands):

     1998                                        $  6,092
     1999                                           4,934
     2000                                           3,228
     2001                                           2,549
     2002                                             736
                                                 ---------
     Total minimum lease payments                  17,539
     Less amount representing interest            ( 2,336)
                                                 ---------
     Present value of net lease payments           15,203
     Less current maturities                      ( 5,355)
                                                 ---------
     Capital lease obligations                   $  9,848
                                                 =========


7.   LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                          March 29,     March 30,
                                             1997         1996
                                          ----------   ----------

     Installment notes with interest
      rates ranging from 6.38% to 9.08%    $ 76,892    $  87,531
     Installment purchase contract with
      officer of subsidiary                       -          500
     Less current maturities                (25,644)     (22,460)
                                           ---------   ----------
     Long-term debt                        $ 51,248    $  65,571
                                           =========   ==========

     Principal payments for the following fiscal years are (in thousands):

          1998                                  $ 25,644
          1999                                    21,540
          2000                                    19,008
          2001                                     8,806
          2002                                     1,894
                                                --------
               Total                            $ 76,892
                                                ========

     At March 29, 1997, installment notes are secured by machinery and equipment with a net book value of $67,947,000 ($79,211,000 at March 30, 1996).


8.   CONVERTIBLE SUBORDINATED NOTES

     During December 1996, the Company completed an offering of $300 million of convertible subordinated notes. The notes bear interest at six percent, mature in December 2003, and are convertible into shares of the Company's common stock at $24.219 per share. Expenses associated with the offering of approximately $9.4 million are deferred and included in deposits and other assets. Such expenses are being amortized to interest expense over the term of the notes.


9.   BANK ARRANGEMENTS

     As of March 29, 1997, the Company has a commitment for a bank line of credit for borrowings up to a maximum of $150 million expiring on October 31, 1999, at the banks' prime rate plus one-half percent. As of March 29, 1997, no borrowings were outstanding under the line. Borrowings are secured by cash, accounts receivable, inventory, intellectual property, and stock in the Company's subsidiaries. Use of the line is limited to the borrowing base as defined by accounts receivable. Terms of the agreement include satisfaction of certain financial ratios, minimum tangible net worth, cash flow, and leverage requirements as well as a prohibition against the payment of a cash dividend without prior bank approval. The Company was not in compliance with the tangible net worth and profitably covenants as of March 29, 1997. The Company expects to amend or replace the existing line of credit facility in fiscal 1998. See Note 17.

     The Company has separate standby letters of credit of approximately $10,000,000 with a wafer vendor to secure inventory purchases. The Company also has a separate standby letter of credit of approximately $29,071,000 with a leasing company to secure lease payments under equipment leases the leasing company has with MiCRUS (see note 5) which are guaranteed by the Company. The Company also has approximately $1,000,000 of various other lines of credit.


10.  COMMITMENTS

Facilities and Equipment Under Operating Lease Agreements

     The Company leases its facilities and certain equipment under operating lease agreements, some of which have renewal options. Certain of these arrangements provide for lease payment increases based upon future fair market rates. The aggregate minimum future rental commitments under all operating leases for the following fiscal years are (in thousands):

          1998                                    $  10,809
          1999                                       10,364
          2000                                       10,477
          2001                                        9,875
          2002                                        9,214
          Thereafter                                 47,931
                                                  ---------
          Total minimum lease payments            $  98,670
                                                  =========

     Total rent expense was approximately $12,580,000, $11,177,000 and $10,242,000 for fiscal 1997, 1996 and 1995, respectively.


11.  RESTRUCTURING CHARGES

     In the fourth quarter of fiscal 1997, the Company recorded a pre-tax restructuring charge of $21.0 million in connection with a decision to reorganize into four market focused divisions (Personal Computer Products, Communications Products, Mass Storage Products and Crystal Semiconductor Products), to outsource certain of its production testing and to consolidate certain corporate functions. In connection with these actions, the Company has effected a workforce reduction of approximately 400 people, representing approximately 15 percent of the worldwide staff, and has begun the consolidation of certain corporate functions. The Company expects the outsourcing of production test to be substantially complete during fiscal 1998. Approximately $5.1 million of the restructuring charge is attributable to the workforce reduction. The remaining $15.9 million relates primarily to the write-off of excess assets (primarily excess test equipment and leasehold improvements totalling approximately $9.5 million) and facilities commitments (approximately $3.0 million), which were determined using an expected future cash flows basis for determining the impairment of the asset values and the amount of the facilities accrual. Approximately $10.7 million of the accrual is expected to be discharged through cash payments, $8.5 million of which is expected to be paid in fiscal 1998. There were no expenditures charged against the accrual in fiscal 1997.

     In the fourth quarter of fiscal 1996, as a result of decreased demand for the Company's products for use in personal computers, which accounted for more than 80% of the Company's revenue, management reviewed the various operating areas of the business and took certain steps to bring operating expenses and capacity in line with demand. These actions resulted in a pre-tax restructuring charge of approximately $11.6 million. The principal actions in the restructuring involved the consolidation of support infrastructure and the withdrawal from an unprofitable product line and reduction of planned production capacity. This resulted in the termination of approximately 320 positions from the manufacturing, research and development, sales and marketing, and administrative departments.

     The following sets forth the remaining balance of the Company's fiscal 1996 restructuring accrual as of March 29, 1997 (in thousands):

                    Severance and     Capacity scale back
                  related benefits      and other costs       Total
                  ----------------    -------------------  ----------
March 30, 1996           $  7,536               $  4,030   $  11,566

Cash payments              (6,904)                (1,691)     (8,595)
                  ----------------    -------------------  ----------
March 29, 1997           $    632               $  2,339   $   2,971
                  ================    ===================  ==========

     No payments were made for the restructuring during fiscal 1996. The remaining balance of the fiscal 1996 restructuring accrual as of March 29, 1997 is expected to be extinguished by cash payments to be made in fiscal 1998.


12.  EMPLOYEE BENEFIT PLANS

     The Company and its subsidiaries have adopted 401(k) Profit Sharing Plans ("the Plans") covering substantially all of their qualifying domestic employees. Under the Plans, employees may elect to reduce their current compensation by up to 15%, subject to annual limitations, and have the amount of such reduction contributed to the Plans. The Plans permit, but do not require, additional discretionary contributions by the Company on behalf of all participants. During fiscal 1997, 1996 and 1995, the Company and its subsidiaries matched employee contributions up to various maximums per plan for a total of approximately $2,046,000, $2,111,000 and $1,849,000, respectively.  The Company intends to continue the contributions in fiscal
1998.


13.  SHAREHOLDERS' EQUITY


Employee Stock Purchase Plan

     In March 1989, the Company adopted the 1989 Employee Stock Purchase Plan (ESPP). As of March 29, 1997, approximately 1,610,000 shares of Common Stock are reserved for future issuance under this plan . During fiscal 1997, 1996 and 1995, 618,169, 593,820 and 461,252 shares, respectively, were issued under the ESPP.


Preferred Stock

     The Preferred Stock is authorized but unissued. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it has no intention to do so, the Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.


Stock Option Plans

     The Company has various stock option plans (the "Option Plans") under which officers, key employees, non-employee directors and consultants may be granted qualified and non-qualified options to purchase shares of the Company's authorized but unissued Common Stock. Options are generally priced at the fair market value of the stock on the date of grant. Options are exercisable immediately but unvested shares are held in escrow and are subject to repurchase at the original issuance price. Options currently expire no later than ten years from date of grant.

     In previous years, the Company also has issued non-qualified stock options to purchase a total of 664,156 shares at prices ranging from $0.06 to $6.50 per share, subject to a vesting schedule of three and one-half or four years and 23,000 shares as stock grants to employees at no cost which
vest over five years.   The Company recognizes as compensation expense the
excess of the fair market value at the date of grant over the exercise price of such options and grants. The compensation expense is amortized ratably over the vesting period of the options and was $494,000, $820,000 and $3,109,000 in fiscal 1997, 1996 and 1995, respectively.

     Information relative to stock option activity is as follows (in thousands):
                                                  Outstanding Options
                                           --------------------------------
                                 Options                           Weighted
                                Available                           Average
                                   for     Number of   Aggregate   Exercise
                                  Grant     Shares       Price       Price
                                ---------   -------   ----------   --------
Balance, April 2, 1994               646    10,372    $  91,964     $  8.87
Shares authorized for issuance     4,796         -            -           -
Options granted                   (4,228)    4,228       57,574       13.62
Options exercised                      -      (898)      (3,337)       3.72
Options cancelled                    272      (314)      (4,407)      14.04
                                ---------   -------   ----------   --------
Balance, April 1, 1995             1,486    13,388      141,794       10.59
Shares authorized for issuance     1,880         -            -           -
Options granted                   (3,086)    3,086      108,828       35.27
Options exercised                      -    (2,704)     (20,399)       7.54
Options cancelled                    529      (575)      (9,900)      17.22
                                ---------   -------   ----------   --------
Balance, March 30, 1996              809    13,195      220,323       16.70
Shares authorized for issuance     3,500         -            -           -
Options granted                   (3,421)    3,421       67,089       19.61
Options exercised                      -    (1,569)     (12,418)       7.91
Options cancelled                  2,465    (2,509)     (55,648)      22.18
                                ---------   -------   ----------   --------
Balance, March 29, 1997            3,353    12,538    $ 219,346     $ 17.49
                                =========   =======   ==========   ========

The following table summarizes information concerning currently outstanding and exercisable options:

                          Options Outstanding            Options Exercisable
                 ------------------------------------  -----------------------
                               Weighted
                                Average     Weighted                  Weighted
                               Remaining     Average                   Average
   Range of         Number    Contractual   Exercise      Number      Exercise
Exercise Prices  Outstanding     Life         Price     Exercisable     Price
---------------  -----------  -----------   --------    -----------   --------
$ 0.06 - $10.00   3,015,234      5.09        $  7.11     2,565,316     $  6.98
$10.00 - $15.00   2,993,978      6.96          13.31     1,667,009       12.90
$15.00 - $20.00   4,170,117      8.79          18.71       918,176       17.48
$20.00 - $56.88   2,358,727      8.30          33.94       418,833       31.75
                 ----------                             -----------
                 12,538,056      7.37        $ 17.49     5,569,334     $ 12.35
                 ==========                             ===========

     As of March 29, 1997, approximately 15,891,000 shares of
Common Stock were reserved for issuance under the Option Plans.


Shares Reserved for Future Issuance

     The Company has a total of approximately 29,880,000 shares of common stock reserved as of March 29, 1997 for issuances related to its convertible subordinated notes, its Option Plans, and its ESPP.


Stock-Based Compensation

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's other stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's fiscal 1997 net loss and loss per share would have been increased by approximately $19.1 million, or $0.29 per share and the Company's fiscal 1996 net loss and loss per share would have been increased by approximately $13.6 million, or $0.22 per share. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period (for options) and the six-month purchase period (for stock purchases under the
ESPP).

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options.

     The effects on pro forma disclosure of applying SFAS No. 123 are not likely to be representative of the effects on pro forma disclosures of future years. Because SFAS No. 123 is applicable only to options granted subsequent to April 1, 1995, the pro forma effect will not be fully reflected until 2000.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using a dividend yield of 0% and the following additional weighted-average assumptions used for grants:

                                     Employee             Employee Stock
                                   Option Plans           Purchase Plan
                                -------------------     ------------------
                                   1997      1996         1997      1996
                                 --------  --------     --------  --------
  Expected volatility              68.87%    68.87%       74.47%    74.47%
  Risk-free interest rate            6.1%      5.8%         5.7%      5.3%
  Expected lives (in years)           5.0       5.0          0.5       0.5


14.  INCOME TAXES

     (Loss) income before income taxes and cumulative effect of accounting change consists of (in thousands):

                               1997         1996         1995
                            ----------   ----------   ---------
     United States          $ (25,176)   $ (21,168)   $  57,541
     Foreign                  (26,443)     (20,555)      32,097
                            ----------   ----------   ---------
          Total             $ (51,619)   $ (41,723)   $  89,638
                            ==========   ==========   =========

     The (benefit) provision for income taxes consists of (in thousands):

                               1997         1996         1995
                           ----------    ----------  ----------
     Federal
       Current             $ (15,264)    $  25,303   $  27,829
       Deferred                7,041       (28,182)     (2,180)
                           ----------    ----------  ----------
                              (8,223)       (2,879)     25,649

     State
       Current               ( 1,077)        3,402       2,936
       Deferred                  812       (10,110)     (1,308)
                           ----------    ----------  ----------
                             (   265)       (6,708)      1,628

     Foreign
       Current                 3,025         4,047         959
                           ----------    ----------  ----------
     Total                 $ ( 5,463)    $  (5,540)  $  28,236
                           ==========    ==========  ==========

     The (benefit) provision for income taxes differs from the amount computed by applying the statutory federal rate to pretax income as follows:


                                                    1997     1996     1995
                                                   -------  -------  -------
Expected income tax (benefit) provision at
  the U.S. federal statutory rate                  (35.0%)  (35.0%)   35.0%
Provision (benefit) for state income taxes,
  net of federal effect                            ( 0.4%)  (10.5%)    1.4%
Foreign operating results taxed at rates
  other than the U.S. statutory rate                27.9%    35.9%    (3.0%)
Research and development credits
  (flow-through method)                            ( 5.0%)  ( 3.1%)   (4.6%)
Other                                                1.9%   ( 0.6%)    2.7%
                                                   -------  -------  -------
(Benefit) provision for income taxes               (10.6%)  (13.3%)   31.5%
                                                   =======  =======  =======


     Under SFAS No. 109, deferred income tax assets and liabilities reflect the net tax effects of tax carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

     Significant components of the Company's deferred tax assets and liabilities are (in thousands):

                                           March 29,   March 30,
                                             1997         1996
                                           ---------   ---------
     Deferred tax assets:
       Inventory valuation                 $  21,129   $  25,817
       Accrued expenses and allowances        21,457      35,447
       Net operating loss carryforwards        3,687       3,051
       Research and development credit
          carryforwards                       14,193       4,507
       State investment tax credit
          carryforwards                        4,442       4,042
       Other                                   4,521       2,690
                                           ---------   ---------
           Total deferred tax assets          69,429      75,554
                                           ---------   ---------
     Deferred tax liabilities:
       Depreciation                            9,239       8,124
       Other                                   5,114       4,501
                                           ---------   ---------
           Total deferred tax liabilities     14,353      12,625
                                           ---------   ---------
     Total net deferred tax assets         $  55,076   $  62,929
                                           =========   =========

     The Company has research and development tax credit carryforwards for federal and state tax purposes of approximately $14.2 million, expiring from 2006 through 2012. The Company also has state investment tax credit carryforwards of approximately $4.4 million expiring from 2004 through 2005.

     As a result of a prior merger, the Company has net operating loss carryforwards for federal tax purposes of approximately $8.5 million, expiring from 2002 through 2008. These net operating loss carryforwards are available to offset certain future consolidated taxable income.


15.  LEGAL MATTERS

     The Company and certain of its customers from time to time have been notified that they may be infringing certain patents and other intellectual property rights of others. Further, customers have been named in suits alleging infringement of patents by the customer products. Certain components of these products have been purchased from the Company and may be subject to indemnification provisions made by the Company to the customers. The Company has not been named in any such suits. Although licenses are generally offered in such situations, there can be no assurance that litigation will not be commenced in the future regarding patents, mask works, copyrights, trademarks, trade secrets, or indemnification liability, or that any licenses or other rights can be obtained on acceptable terms.

     On May 7, 1993, the Company was served with two shareholder class action lawsuits filed in the United States District Court for the Northern District of California. The lawsuits, which name the Company and several of its officers and directors as defendants, allege violations of the federal securities laws in connection with the announcement by Cirrus Logic of its financial results for the quarter ended March 31, 1993. The complaints do not specify the amounts of damages sought.

     Between November 7 and November 21, 1995, five shareholder class actions lawsuits were filed in the United States District Court for the Northern District of California against the Company and several of its officers and directors. A consolidated amended complaint was filed on February 20, 1996 and an amended consolidated supplemental complaint was filed on May 3, 1996. This complaint alleges that certain statements made by defendants during the period from July 23, 1995 through December 21, 1995 were false and misleading and in violation of the federal securities laws. The complaint does not specify the amounts of damages sought.

     On February 21, 1996 a shareholder class action lawsuit was filed in the Superior Court of California in and for the County of Alameda against the Company and numerous fictitiously named defendants alleged to be officers or agents of the Company. An amended complaint, which added certain of the Company's officers and directors as defendants was filed on April 18, 1996. The lawsuit alleges that certain statements made by the Company and the fictitiously named defendants during the period from October 1, 1995 through February 14, 1996 were false and misleading and that the defendants breached their fiduciary duties in making such statements in violation of California State Common and Statutory law. The complaint does not specify the amounts of damages sought.

     During December 1996, the Company and certain of its current and former directors and officers, reached an agreement in principle which would settle all pending securities claims against the Company for an aggregate sum of $31.3 million, exclusive of interest, $2.3 million of which will be paid by the Company with the remainder being paid by the Company's insurers. The Company recorded the $2.3 million as other expense in the quarter ended December 28, 1996.

     The proposed settlement includes the amendment of the federal class action filed in 1995 to include claims pending in the State court with the intent that the settlement would have the effect of extinguishing the State court claims. The proposed settlement, which is subject to a number of contingencies, is expected to be approved by the courts before July 1997. See Note 17.


16.  SUBSEQUENT EVENT

     The Company's Board of Directors approved an option exchange program effective April 30, 1997. Unless the employee elected not to participate in the exchange, at close of market on April 30, 1997, replacement options with an exercise price of $9.1975 per share were granted to current employees with outstanding options with exercise prices above $9.1875 per share and the old options were cancelled. In connection with this program, the replacement options have been issued with the same vesting schedule as the old options, however, all replacement options are subject to a one year blackout of exercise. If an employee voluntarily terminates his employment prior to the end of the blackout period, the replacement options will be forfeited.


17.  SUBSEQUENT EVENTS (Unaudited)



      The Court approved the settlement referred to in Note 15 after hearings on June 13 and 19, 1997, overruling objections to the settlement, including those asserted by the attorneys who filed the state action. The judgment approving the settlement was signed on June 23, 1997. All federal and state claims against the Company referred to in Note 15 have been dismissed or exinguished. No possibility of federal or state court appeals remain.



     On June 30, 1997, the Company amended its existing bank line of credit to provide for letters of credit for up to a maximum aggregate of $35,000,000, expiring on June 30, 1998, which is collateralized by cash or securities with interest at the higher of: (1) .50% per annum above the latest federal funds rate (as defined in the Second Amended Credit Agreement); and
 (b) the rate of interest in effect for such day as publically announced from time to time by the Bank of America National Trust and Savings Association in San Francisco, California. The Company is currently in compliance with all covenants under the bank line. The Company does not believe the amendment of its line of credit will have an impact on its financial position or on its ability to finance its operations for the foreseeable future.

      In July of 1997, the Company terminated the foundry agreement and foundry capacity agreement it had entered into with United Microelectronics Corporation ("UMC"), a Taiwanese Company, in the fall of 1995. Under the agreements, the Company had become an equity partner in United Silicon Inc., a subsidiary of UMC, and had rights to purchase minimum volume amounts of wafers. Pursuant to the termination, the Company relinquished its equity interest and its rights to purchase the volume amounts, and it recovered the cumulative cost of its investment in the venture.


                          CIRRUS LOGIC, INC.
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                               (Unaudited)
                                                             Quarter Ended        Two Quarters Ended
                                                          ----------------------- --------------------
                                                           Sept. 27,   Sept. 28,  Sept. 27,  Sept. 28,
                                                             1997        1996        1997      1996
                                                          ----------- ----------- ---------- ---------
Net sales                                                   $223,960    $236,030   $425,583  $450,928

Costs and expenses and gain on sale of assets:
  Cost of sales                                              135,047     145,870    257,518   278,277
  Research and development                                    44,644      58,491     88,826   119,709
  Selling, general and administrative                         28,373      30,892     57,900    61,460
  Gain on sale of assets                                           0      (6,913)         0    (6,913)
                                                          ----------- ----------- ---------- ---------
    Total costs and expenses and gain on sale of assets      208,064     228,340    404,244   452,533
                                                          ----------- ----------- ---------- ---------

Income (loss) from operations                                 15,896       7,690     21,339    (1,605)
Interest and other (expense) income, net                      (3,128)     (3,496)    (5,028)   (4,837)
                                                          ----------- ----------- ---------- ---------
Income (loss) before provision (benefit) for income taxes     12,768       4,194     16,311    (6,442)
Provision (benefit) for income taxes                           3,830       1,196      4,893    (1,835)
                                                          ----------- ----------- ---------- ---------
Net Income (loss)                                             $8,938      $2,998    $11,418   ($4,607)
                                                          =========== =========== ========== =========


Net income (loss) per common and common equivalent share       $0.13       $0.05      $0.17    ($0.07)
                                                          =========== =========== ========== =========

Weighted average common and common
  equivalent shares outstanding                               70,549      64,776     69,199    64,468
                                                          =========== =========== ========== =========


See Notes to the Unaudited Consolidated Condensed Financial Statements.

                                CIRRUS LOGIC, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (In thousands)
                                                           Sept. 27,   March 29,
                                                             1997        1997
                                                          ----------- -----------
                                                          (Unaudited)
                   ASSETS
Current assets:
                                                            $154,153    $151,540
  Short-term investments                                    $211,724    $188,215
  Accounts receivable, net                                  $150,470    $173,743
  Inventories                                                $93,365    $127,252
  Deferred tax assets                                        $34,410     $34,410
  Equipment and leasehold improvement
   advances to joint ventures                                $93,446    $112,597
  Other current assets                                       $13,399      $7,245
                                                          ----------- -----------
    Total current assets                                     750,967     795,002
Property and equipment, net                                 $117,657    $130,855
Manufacturing agreements, net
  and investments in joint ventures                         $148,414    $151,675
Deposits and other assets                                    $58,357     $59,289
                                                          ----------- -----------
                                                          $1,075,395  $1,136,821
                                                          =========== ===========

         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other accrued liabilities            $204,695    $270,282
  Accrued salaries and benefits                               26,228      33,792
  Current maturities of long-term
    and capital lease obligations                             27,677      30,999
  Income taxes payable                                        32,125      31,259
                                                          ----------- -----------
    Total current liabilities                                290,725     366,332

Capital lease obligations and long term debt                  52,241      61,096
Other long-term obligations                                    5,370       5,196

Convertible subordinated notes                               300,000     300,000
Commitments and contingencies                                      0           0

Shareholders' equity:
  Capital stock                                              362,705     351,261
  Retained earnings                                           64,354      52,936
                                                          ----------- -----------
    Total shareholders' equity                               427,059     404,197
                                                          ----------- -----------
                                                          $1,075,395  $1,136,821
                                                          =========== ===========

See Notes to the Unaudited Consolidated Condensed Financial Statements.

                                CIRRUS LOGIC, INC.
         CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                                  (In thousands)
                                                          Two Quarters Ended
                                                          -----------------------
                                                           Sept. 27,   Sept. 28,
                                                             1997        1996
                                                          ----------- -----------
Cash flows from operations:
  Net income (loss)                                          $11,418     ($4,607)
  Adjustments to reconcile net income (loss) to net
   cash flows from (used for) operations:
   Depreciation and amortization                              37,679      44,352
   Net change in operating assets and liabilities             (1,692)   (110,620)
                                                          ----------- -----------
        Net cash flows provided by (used for) operations      47,405     (70,875)
                                                          ----------- -----------
Cash flows used for investing activities:
  Purchase of short-term investments                        (236,835)     (2,008)
  Proceeds from sales and maturities of short-term investm   213,326       9,068
  Additions to property and equipment                        (13,743)    (11,269)
  Proceeds from termination of UMC agreement                  20,543           0
  Joint venture manufacturing agreements and
    investment in joint ventures                             (20,300)    (29,000)
  Increase in deposits and other assets                       (6,614)     (5,595)
                                                          ----------- -----------
        Net cash flows used for investing activities         (43,623)    (38,804)
                                                          ----------- -----------
Cash flows provided by (used for) financing activities:
  Proceeds from issuance of common stock                      11,008       9,667
  Borrowings on short-term debt                                    0     162,000
  Borrowings on long-term debt                                 5,683       1,596
  Payments on long-term debt and capital lease obligations   (17,860)    (14,185)
  Payments on short-term debt                                      0    (152,000)
  Increase in other long-term liabilities                          0         283
                                                          ----------- -----------
        Net cash flows provided by (used for) financing ac    (1,169)      7,361
                                                          ----------- -----------
Increase (decrease) in cash and cash equivalents               2,613    (102,318)
Cash and cash equivalents - beginning of period              151,540     155,979
                                                          ----------- -----------
Cash and cash equivalents - end of period                    154,153      53,661
                                                          =========== ===========

Supplemental disclosure of cash flow information:
  Interest paid                                               14,740       4,531
  Income taxes (refunded) paid                                   754     (17,351)
  Equipment purchased under capitalized leases                     0      10,556
  Tax benefit of stock option exercises                          436       1,380

See Notes to the Unaudited Consolidated Condensed Financial Statements.

                              CIRRUS LOGIC, INC.

   NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


1. Basis of Presentation

The consolidated condensed financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company, the financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, operating results and cash flows for those periods presented. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements, and notes thereto for the year ended March 29, 1997, included in the Company's 1997 Annual Report on Form 10-K. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year.


2. Inventories

Inventories are comprised of the following:

                                             Sept. 27,     March 28,
                                               1997           1997
                                            ---------      ---------
                                                 (In thousands)
          Work-in-process                     $52,263      $  79,276
          Finished goods                       41,102         47,976
                                            ---------      ---------
                   Total                     $ 93,365      $ 127,252
                                            =========      =========


3. Income Taxes

The Company provides for income taxes during interim reporting periods based upon an estimate of the annual effective tax rate. Such estimate reflects an effective tax rate lower than the federal statutory rate primarily because of foreign operating results which are taxed at rates other than the U.S. statutory rate, federal and state research tax credits, and state investment tax credits.


4. Net Income (Loss) Per Common and Common Equivalent Share

Net income (loss) per common and common equivalent share is based on the weighted average common shares outstanding and dilutive common equivalent shares (using the treasury stock or modified treasury stock method, whichever applies). Common equivalent shares include stock options and warrants when appropriate. Dual presentation of primary and fully diluted earnings per share is not shown on the face of the income statement because the differences are insignificant.


5. Commitments

As of September 27, 1997, the Company is contingently liable for MiCRUS and Cirent equipment leases which have remaining payments of approximately $550 million, payable through fiscal 2004.

6. Recently Issued Accounting Pronouncement

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share", which is required to be adopted by the Company in its next fiscal quarter ended December
31, 1997. At that time the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per
share, the dilutive effect of stock options will be excluded.   The
implementation of Statement No. 128 is not expected to have an impact on the calculation of primary or fully diluted earnings per share for the quarters ended September 27, 1997 or September 28, 1996.

7.  Joint Ventures and Manufacturing Supply Agreements

In July of 1997 , the Company terminated the foundry agreement and foundry capacity agreement it had entered into with United Microelectronics Corporation ("UMC"), a Taiwanese Company, in the fall of 1996. Under the agreements, the Company had become an equity partner in United Silicon Inc., a subsidiary of UMC, and had rights to purchase minimum volume amounts of wafers. Pursuant to the termination, the Company relinquished its equity interest and its rights to purchase the volume amounts, and it recovered the cumulative cost of its investment in the venture.




                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                        ACCOUNTING AND FINANCIAL DISCLOSURE

N/A





=====================================         ==================================

No dealer, salesman or any
other person has been authorized to
give any information or to make any                  U.S. $280,725,000
representations other than those
contained in this prospectus, in
connection with the offer made by this              CIRRUS LOGIC, INC.
prospectus, and, if given or made,
such information or representations
must not be relied upon as having
been authorized by the corporation.              6% Convertible Subordinated
Neither the delivery of this prospectus         Notes Due December 15, 2003
nor any sale made hereunder shall,
under any circumstances, create an
implication that there has been no
change in the affairs of the corporation since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction.


       --------------------                           --------------------
         TABLE OF CONTENTS                                  PROSPECTUS
       --------------------                           --------------------
                                    Page
                                   -----
Available Information
Documents Incorporated by Reference
Summary
The Company
The Offering
Risk Factors
Ratio of Earnings to Fixed Charges
Use of Proceeds
Description of Registrable Notes
United States Taxation
Selling Securityholders
Plan of Distribution
Legal Matters
Experts
Glossary
Index to Consolidated Financial
Statements                          F-1




                                                        ____________, 1998

=====================================        ==================================

                                PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.


                                                      Amount
                                                   -------------
     SEC registration fee  . . . . . . . . . . . .   $ 85,068.00
     Accounting fees and expenses  . . . . . . . .    150,000.00
     Legal fees and expenses   . . . . . . . . . .     90,000.00
     Printing expenses   . . . . . . . . . . . . .     10,000.00
     Trustee's Fees and Expenses . . . . . . . . .     10,000.00
     Miscellaneous fees and expenses   . . . . . .     19,932.00
                                                   -------------
              Total  . . . . . . . . . . . . . . .  $ 365,000.00
                                                   =============


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This limitation on liability has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) relating to any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

       In accordance with Section 317, the Restated Articles of Incorporation, as amended (the "Articles"), of the Company limits the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law, and authorizes the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Company's By-Laws further provide for indemnification of corporate agents to the maximum extent permitted by the California General Corporation Law.

       Pursuant to the authority provided in the Articles, the Company has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

       The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

       The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.

       Reference is made to the Underwriting Agreements included herein as exhibits to the Registration Statement for provisions regarding indemnification of the Company's officers, directors and controlling persons against liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

       This Registration Statement and Amendment thereto related to offerings of $300 million of convertible subordinated notes conducted in December 1996. The notes bear interest at six percent, mature in December 2003, and are convertible into shares of the Company's common stock at $24.219 per share. The notes were sold by the Company to Goldman, Sachs & Co., Salomon Brothers, Inc., J.P. Morgan & Co., and Robertson, Stephens & Company (the "Initial Purchasers"). The Initial Purchasers resold $280,725,000 of the Notes, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. An additional $19,275,000 aggregate principal amount of Notes were issued in the Original Offering by the Company and sold by the Initial Purchasers in compliance with the provisions of Regulation S under the Securities Act. Aggregate discounts to the Initial Purchasers totalled $9,375,000. The net proceeds of the Offering to the Company, after deducting the discounts and offering expenses, were $289,700,000.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits
Number    Description of Document
------    --------------------------------------------------------------

        The following exhibits are filed as part of or incorporated by reference into this Form S-1:

3.1(8) Restated Articles of Incorporation of Registrant, as amended.

3.2(1) Form of Restated Articles of Incorporation or Registrant, as amended.

3.3(1)          Bylaws of Registrant, as amended.

4.1(1)          Article III of Restated Articles of Incorporation of
                Registrant (See Exhibits 3.1 and 3.2.)

4.2(12) Indenture dated as of December 15, 1996 6% Convertible subordinated Notes.

4.3(1)          Specimen Certificate of Common Stock of the Company.

4.4(12) Registration Rights Agreement, dated as of December 15, 1996, among the registrant, Goldman Sachs & Co., Salomon Brothers
                Inc., J.P. Morgan & Co., and Robertson, Stephens & Co.

5.1             Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation.

10.1(10)        Amended 1987 Stock Option Plan.

10.2(10)        Amended 1989 Employee Stock Purchase Plan.

10.3(1)         Description of Executive Bonus Plan.

10.4(1)         Fourth Amendment to Preferred Shares Purchase
                Agreements, Founders Registration Rights Agreements, and
                Warrant Agreements and Consent between the Registrant and certain shareholders of the Registrant dated May 15, 1987, as amended April 28, 1989.

10.5(1)         Form of Indemnification Agreement.

10.6(1)         License Agreement between Registrant and Massachusetts
                Institute of Technology dated December 16, 1987.

10.7(1) Lease between Prudential Insurance Company of America and Registrant dated June 1, 1986.

10.8(1)         Lease between McCandless Technology Park, Milpitas, and
                Registrant dated March 31, 1989.
10.9(1)         Agreement for Foreign Exchange Contract Facility between
                Bank of America National Trust and Savings Association and Registrant, dated April 24, 1989.

10.10(2)        1990 Directors Stock Option Plan and forms of Stock
                Option Agreement.

10.11(2) Lease between Renco Investment Company and Registrant dated December 29, 1989.

10.12(3)        Loan agreement between First Interstate Bank of
                California and Silicon Valley Bank and Registrant, dated
                September 29, 1990.

10.13(2)        Loan agreement between Orix USA Corporation and the
                Registrant dated April 23, 1990.

10.14(2)        Loan agreement between USX Credit Corporation and
                Registrant dated December 28, 1989.

10.15(3) Loan agreement between Household Bank and Registrant dated September 24, 1990.

10.16(3) Loan agreement between Bank of America and Registrant dated March 29, 1991.

10.17(4)        Equipment lease agreement between AT&T Systems Leasing
                Corporation and Registrant dated December 2, 1991.

10.18(4) Lease between Renco Investment Company and Registrant dated May 21, 1992.

10.19(5)        Loan agreement between Deutsche Credit Corporation and
                Registrant dated March 30, 1993.

10.20(5) Lease between Renco Investment Company and Registrant dated February 28, 1993.

10.21(6) Lease between Renco Investment Company and Registrant dated May 4, 1994.

10.22(7) Participation Agreement dated as of September 1, 1994 among Registrant, International Business Machines
                Corporation, Cirel Inc. and MiCRUS Holdings Inc.

10.23(7) Partnership Agreement dated as of September 30, 1994 between Cirel Inc. and MiCRUS Holdings Inc.

10.24(8) Amended and Restated Credit Agreement between Registrant and Bank of America dated January 31, 1995.

10.25(9) General Partnership Agreement dated as of October 23, 1995 between the Company and AT&T.

10.26(9) Joint Venture Formation Agreement dated as of October 23, 1995 between the Company and AT&T.

10.27(9) Foundry Venture Agreement dated as of September 29, 1995 between the Company and United Microelectronics
                Corporation ("UMC").

10.28(9) Written Assurances Re Foundry Venture Agreement dated as of September 29, 1995 between the Company and UMC.

10.29(9) Foundry Capacity Agreement dated as of September 29, 1995 between the Company and UMC.

10.30(10)       Multicurrency Credit Agreement dated April 30, 1996 between the Company and the Bank of America and Other Banks.

10.31(11)       Indenture dated as of December 15, 1996
                6% Convertible Subrdinated Notes.

10.32(12)      Second Amended and Restated Multicurrency Credit Agreement
               between Registrant and Bank of America dated June 30, 1997.



10.33(13)       Third Amendment to the Joint Venture Formation Agreement
                with Cirent dated August 21, 1997.



11.1            Statement Regarding Computation of Per Share Earnings.

12.1            Statement Regarding Computation of Ratios of Earnings to
                Fixed Charges.

19.1(10)        Proxy Statement to the 1996 Annual Meeting of
                Shareholders.

21.1(10)        Subsidiaries of the Registrant



23.1            Consent of Ernst & Young LLP, independent auditors

23.2            Consent of Wilson Sonsini Goodrich & Rosati, Professional.
                Corporation (included in Exhibit 5.1).



25.1 (12)       Statement of Eligibility and Qualification Under the Trust
                Indenture Act of 1939 of a Corporation Designated to Act as
                Trustee on Form T-1.
_______


(1) Incorporated by reference to Registration Statement
     No. 33-28583.

(2) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 31, 1990.

(3) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 31, 1991.

(4) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 31, 1992.

(5) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 31, 1993.

(6) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended April 2, 1994.

(7) Incorporated by reference to Registrant's Report on Form 10-Q/A for the quarterly period ended October 1, 1994.

(8) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended April 1, 1995.

(9) Incorporated by reference to Registrant's Report on Form 10-Q/A for the quarterly period ended September 30, 1995.

(10) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 30, 1996.

(11) Incorporated by reference to Registrant's Report on Form 10-Q/A for the quarterly period ended December 28, 1996.

(12)  Previously filed.

(13) Incorporated by reference to Registrant's Report on Form 10-Q/A for the quarterly period ended September 27, 1997.


(b)     Financial Statement Schedules

        The following consolidated financial statement schedule is filed as part of this registration statement and should be read in conjunction with the consolidated financial statements.


                    SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                            Balance    Charged to                    Balance
                         at Beginning   Costs and   Payments/        at Close
          Item             of Period    Expenses    Deductions (1)  of Period
-----------------------  ------------- ----------- ------------    ------------
                                      (Amounts in thousands)

1995
  Accrued wafer purchase
      commitment             $     -     $      -      $     -       $       -
  Allowance for doubtful
       accounts                8,237        4,631       (3,429)          9,439

1996
Accrued wafer purchase
        commitment            $     -     $ 14,000      $     -       $  14,000
  Allowance for doubtful
       accounts                9,439       4,094          (359)         13,174

1997
Accrued wafer purchase
        commitment          $ 14,000     $ 31,700     ($ 14,289)       $ 30,200
  Allowance for doubtful
       accounts               13,174         518          (922)         12,770

 (1) Uncollectible accounts written off, net of recoveries


All other schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule or because the information required is included in the consolidated financial statements or notes thereto.


ITEM 17.  UNDERTAKINGS

       Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-offering amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

                            CIRRUS LOGIC, INC.
                                SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


CIRRUS LOGIC, INC.
(Registrant)


/s/ Robert F. Donohue
Robert F. Donohue
Vice President, Chief Legal Officer
General Counsel and Secretary


       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



SIGNATURE                                 TITLE                         DATE
---------                                 -----                         ----


* MICHAEL L. HACKWORTH    Chairman of the Board, Chief        January 20, 1997
Michael L. Hackworth        Executive Officer, and Director


* SUHAS S. PATIL          Chairman Emeritus, and              January 20, 1997
Suhas S. Patil            Director


* THOMAS F. KELLY         Office of the President, Chief      January 20, 1997
Thomas F. Kelly           Operating Officer


* C. GORDON BELL          Director                            January 20, 1997
C. Gordon Bell


* D. JAMES GUZY           Director                            January 20, 1997
D. James Guzy


* WALDEN C. RHINES        Director                            January 20, 1997
Walden C. Rhines


* ROBERT H. SMITH         Director                            January 20, 1997
Robert H. Smith


*  By /s/ Robert F. Donohue
          Robert F. Donohue
          Attorney-In-Fact




                            CIRRUS LOGIC, INC.
                    REGISTRATION STATEMENT ON FORM S-1
                             INDEX TO EXHIBITS


Exhibit
Number    Description of Document
------    --------------------------------------------------------------

        The following exhibits are filed as part of or incorporated by reference into this Form S-1:

3.1(8) Restated Articles of Incorporation of Registrant, as amended.

3.2(1) Form of Restated Articles of Incorporation or Registrant, as amended.

3.3(1)          Bylaws of Registrant, as amended.

4.1(1)          Article III of Restated Articles of Incorporation of
                Registrant (See Exhibits 3.1 and 3.2.)

4.2(12) Indenture dated as of December 15, 1996 6% Convertible subordinated Notes.

4.3(1)          Specimen Certificate of Common Stock of the Company.

4.4(12) Registration Rights Agreement, dated as of December 15, 1996, among the registrant, Goldman Sachs & Co., Salomon Brothers
                Inc., J.P. Morgan & Co., and Robertson, Stephens & Co.

5.1             Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation.

10.1(10)        Amended 1987 Stock Option Plan.

10.2(10)        Amended 1989 Employee Stock Purchase Plan.

10.3(1)         Description of Executive Bonus Plan.

10.4(1)         Fourth Amendment to Preferred Shares Purchase
                Agreements, Founders Registration Rights Agreements, and
                Warrant Agreements and Consent between the Registrant and certain shareholders of the Registrant dated May 15, 1987, as amended April 28, 1989.

10.5(1)         Form of Indemnification Agreement.

10.6(1)         License Agreement between Registrant and Massachusetts
                Institute of Technology dated December 16, 1987.

10.7(1) Lease between Prudential Insurance Company of America and Registrant dated June 1, 1986.

10.8(1)         Lease between McCandless Technology Park, Milpitas, and
                Registrant dated March 31, 1989.
10.9(1)         Agreement for Foreign Exchange Contract Facility between
                Bank of America National Trust and Savings Association and Registrant, dated April 24, 1989.

10.10(2)        1990 Directors Stock Option Plan and forms of Stock
                Option Agreement.

10.11(2) Lease between Renco Investment Company and Registrant dated December 29, 1989.

10.12(3)        Loan agreement between First Interstate Bank of
                California and Silicon Valley Bank and Registrant, dated
                September 29, 1990.

10.13(2)        Loan agreement between Orix USA Corporation and the
                Registrant dated April 23, 1990.

10.14(2)        Loan agreement between USX Credit Corporation and
                Registrant dated December 28, 1989.

10.15(3) Loan agreement between Household Bank and Registrant dated September 24, 1990.

10.16(3) Loan agreement between Bank of America and Registrant dated March 29, 1991.

10.17(4)        Equipment lease agreement between AT&T Systems Leasing
                Corporation and Registrant dated December 2, 1991.

10.18(4) Lease between Renco Investment Company and Registrant dated May 21, 1992.

10.19(5)        Loan agreement between Deutsche Credit Corporation and
                Registrant dated March 30, 1993.

10.20(5) Lease between Renco Investment Company and Registrant dated February 28, 1993.

10.21(6) Lease between Renco Investment Company and Registrant dated May 4, 1994.

10.22(7) Participation Agreement dated as of September 1, 1994 among Registrant, International Business Machines
                Corporation, Cirel Inc. and MiCRUS Holdings Inc.

10.23(7) Partnership Agreement dated as of September 30, 1994 between Cirel Inc. and MiCRUS Holdings Inc.

10.24(8) Amended and Restated Credit Agreement between Registrant and Bank of America dated January 31, 1995.

10.25(9) General Partnership Agreement dated as of October 23, 1995 between the Company and AT&T.

10.26(9) Joint Venture Formation Agreement dated as of October 23, 1995 between the Company and AT&T.

10.27(9) Foundry Venture Agreement dated as of September 29, 1995 between the Company and United Microelectronics
                Corporation ("UMC").

10.28(9) Written Assurances Re Foundry Venture Agreement dated as of September 29, 1995 between the Company and UMC.

10.29(9) Foundry Capacity Agreement dated as of September 29, 1995 between the Company and UMC.

10.30(10)       Multicurrency Credit Agreement dated April 30, 1996 between the Company and the Bank of America and Other Banks.

10.31(11)       Indenture dated as of December 15, 1996
                6% Convertible Subrdinated Notes.

10.32(12)       Second Amended and Restated Multicurrency Credit Agreement
                between Registrant and Bank of America dated June 30, 1997.

10.33(13)       Third Amendment to the Joint Venture Formation Agreement
                with Cirent dated August 21, 1997.

11.1            Statement Regarding Computation of Per Share Earnings.

12.1            Statement Regarding Computation of Ratios of Earnings to
                Fixed Charges.

19.1(10)        Proxy Statement to the 1996 Annual Meeting of
                Shareholders.

21.1(10)        Subsidiaries of the Registrant

23.1            Consent of Wilson Sonsini Goodrich & Rosati, Professional.
                Corporation (included in Exhibit 5.1).

23.2  Consent of Ernst & Young LLP, independent auditors
(See page 109)

25.1 (12)       Statement of Eligibility and Qualification Under the Trust
                Indenture Act of 1939 of a Corporation Designated to Act as
                Trustee on Form T-1.
_______


(1) Incorporated by reference to Registration Statement
     No. 33-28583.

(2) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 31, 1990.

(3) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 31, 1991.

(4) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 31, 1992.

(5) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 31, 1993.

(6) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended April 2, 1994.

(7) Incorporated by reference to Registrant's Report on Form 10-Q/A for the quarterly period ended October 1, 1994.

(8) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended April 1, 1995.

(9) Incorporated by reference to Registrant's Report on Form 10-Q/A for the quarterly period ended September 30, 1995.

(10) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 30, 1996.

(11) Incorporated by reference to Registrant's Report on Form 10-Q/A for the quarterly period ended December 28, 1996.

(12)  Previously filed.

(13) Incorporated by reference to Registrant's Report on Form 10-Q/A for the quarterly period ended September 27, 1997.

